                                                                     EXHIBIT 2.1

                           SHARE ACQUISITION AGREEMENT

                                      AMONG

                                   PCTEL, INC.
                            (a Delaware corporation);

                       SIGMA WIRELESS TECHNOLOGIES LIMITED
                      (an Irish company limited by shares);

                       SIGMA COMMUNICATIONS GROUP LIMITED
                      (an Irish company limited by shares);

                          FINGLAS TECHNOLOGIES LIMITED
                      (an Irish company limited by shares);

                           THE MANAGEMENT SHAREHOLDERS
                              (as defined herein);

                         THE SHAREHOLDER REPRESENTATIVE
                              (as defined herein);

                                       and

                                THE ESCROW AGENT
                              (as defined herein).

                     FOR THE SALE AND PURCHASE OF THE ENTIRE
           ISSUED SHARE CAPITAL OF SIGMA WIRELESS TECHNOLOGIES LIMITED

                                  JULY 4, 2005

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                                TABLE OF CONTENTS

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ARTICLE I - PURCHASE AND SALE OF COMPANY SHARE CAPITAL................................................       2
         1.1      Purchase and Sale...................................................................       2
         1.2      Consideration; Escrow...............................................................       2
         1.3      Closing.............................................................................       3
         1.4      No Part Purchase....................................................................       7
         1.5      Withholdings; Stamp Duty............................................................       8
         1.6      Satisfaction of Payment Obligations.................................................       8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.......................................       8
         2.1      Organization........................................................................       8
         2.2      Subsidiaries........................................................................      10
         2.3      Memorandum and Articles of Association; Records.....................................      10
         2.4      Capital Structure...................................................................      10
         2.5      Authority...........................................................................      12
         2.6      Company Financial Statements........................................................      13
         2.7      Liabilities.........................................................................      15
         2.8      Accounts Receivable.................................................................      15
         2.9      Business Changes....................................................................      16
         2.10     Tax and Other Returns and Reports...................................................      18
         2.11     Restrictions on Business Activities.................................................      23
         2.12     Title of Properties; Absence of Liens; Condition of Equipment.......................      24
         2.13     Inventory...........................................................................      24
         2.14     Intellectual Property...............................................................      25
         2.15     Agreements, Contracts and Commitments...............................................      32
         2.16     Change of Control Payments..........................................................      33
         2.17     Related Party Transactions..........................................................      33
         2.18     Compliance with Laws; Governmental Authorization....................................      34
         2.19     Bank Accounts.......................................................................      34
         2.20     Legal Proceedings...................................................................      34
         2.21     Environmental Matters...............................................................      35
         2.22     Brokers' and Finders' Fees..........................................................      36
         2.23     Employee and Employee Benefit Matters...............................................      36
         2.24     Pension Matters.....................................................................      41
         2.25     Insurance...........................................................................      46
         2.26     Business Practices..................................................................      46
         2.27     Product Warranties; Defects; Liabilities; Returns...................................      46
         2.28     No Ex-Gratia Arrangements...........................................................      46
         2.29     Transfer of McKee Avenue Property; Other Pre-Closing Transactions; No Liability.....      47
         2.30     Activities in the United Kingdom....................................................      47
         2.31     Intentionally Left Blank............................................................      47
         2.32     Disclosure..........................................................................      47
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                                   (Continued)

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ARTICLE IIA...........................................................................................      47
         2A.1     Ownership of Shares.................................................................      48
         2A.2     Absence of Claims by Shareholder....................................................      48
         2A.3     Authority...........................................................................      48

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................................      49
         3.1      Organization........................................................................      49
         3.2      Authority...........................................................................      49
         3.3      Intentionally Left Blank............................................................      50
         3.4      SEC Documents; Purchaser Financial Statements.......................................      50

ARTICLE IV - INTENTIONALLY LEFT BLANK.................................................................      50

ARTICLE V - COVENANTS.................................................................................      50
         5.1      Further Assurance...................................................................      50
         5.2      Affirmative Covenants...............................................................      51
         5.3      Negative Covenants..................................................................      51
         5.4      No Solicitation.....................................................................      54
         5.5      Access to Information...............................................................      54
         5.6      Confidentiality.....................................................................      55
         5.7      Public Disclosure...................................................................      55
         5.8      Consents............................................................................      55
         5.9      Reasonable Best Efforts; Additional Documents; and Further Assurances...............      56
         5.10     Notification of Certain Matters.....................................................      56
         5.11     Update Group Disclosure Letter......................................................      56
         5.12     Intentionally Left Blank............................................................      56
         5.13     Option Grants; Employee Benefits....................................................      56
         5.14     VAT De-Grouping.....................................................................      57
         5.15     Pension Scheme Transition; New Pension Scheme.......................................      57
         5.16     Assignment of Finglas Intellectual Property Rights; McKee Property Transfer.........      57
         5.17     Closing of Branch Office in China...................................................      57
         5.18     Distributor Agreement; Logo License.................................................      57
         5.19     Corporation Tax Returns.............................................................      58
         5.20     Change of Residence.................................................................      58
         5.21     Earnout Payments....................................................................      58
         5.22     Non-competition; Non-solicitation...................................................      61
         5.23     Intellectual Property Contracts.....................................................      61
         5.24     Intentionally Left Blank............................................................      61

ARTICLE VI - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND ESCROW...................      62
         6.1      Survival of Representations, Warranties, and Covenants..............................      62
         6.2      Indemnification.....................................................................      62
         6.3      Escrow Arrangements.................................................................      63
         6.4      Shareholder Representative..........................................................      70
         6.5      Maximum Payments; Remedy............................................................      71
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ARTICLE VII - CONDITIONS TO THE CLOSING...............................................................      72
         7.1      Conditions to Obligations of Each Party.............................................      72
         7.2      Additional Conditions to the Obligations of the Purchaser...........................      73
         7.3      Additional Conditions to the Sigma Parties..........................................      74

ARTICLE VIII - TERMINATION, AMENDMENT, AND WAIVER.....................................................      74
         8.1      Termination.........................................................................      74
         8.2      Effect of Termination...............................................................      76
         8.3      Amendment...........................................................................      76
         8.4      Extension; Waiver...................................................................      76

ARTICLE IX - GENERAL..................................................................................      76
         9.1      Notices.............................................................................      76
         9.2      Definitions.........................................................................      78
         9.3      Interpretation......................................................................      84
         9.4      Counterparts........................................................................      85
         9.5      Entire Agreement; Assignment; No Third Party Beneficiaries..........................      85
         9.6      Severability........................................................................      85
         9.7      Expenses............................................................................      85
         9.8      Other Remedies......................................................................      86
         9.9      Governing Law.......................................................................      86
         9.10     Currency............................................................................      86
         9.11     Rules of Construction...............................................................      86
         9.12     Specific Performance................................................................      86
         9.13     Address for Service.................................................................      86
         9.14     Waiver of Jury Trial................................................................      87
         9.15     Agreement Not to be Construed Against Drafter.......................................      87
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                                   (Continued)

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EXHIBITS

Exhibit A:  Form of McKee Avenue Lease
Exhibit B:  Form of Surety Agreement
Exhibit C:  Form of Finglas Assignment
Exhibit D:  Pension Transfer Arrangements
Exhibit E:  Form of Logo License

ANNEXES

Annex A:    Schedule of Shareholders
Annex B:    Working Capital Schedule
Annex C:    Schedule of Earn-out Products
Annex D:    Schedule of Consultancy Agreements
Annex E:    Schedule of Wage Obligations
Annex F:    Transferring Employees
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                                      -iv-

                           SHARE ACQUISITION AGREEMENT

      THIS SHARE ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of July 4, 2005 by and among PCTEL, Inc., a Delaware corporation having its principal place of business at 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631 U.S.A. (the "Purchaser"); Sigma Wireless Technologies Limited, a company incorporated under the laws of Ireland with registration number 178926 (the "Company") and having its registered office at McKee Avenue, Finglas, Dublin 11, Ireland (the "Group Address"); Sigma Communications Group Limited, a company incorporated under the laws of Ireland with registration number 174198 and having its registered office at the Group Address ("SCG"); each of Damian Guerin, Joseph Moore, and Niallo Carroll as the individual holders of shares of the issued share capital of the Company (the "Management Shareholders"); Finglas Technologies Limited, a company incorporated under the laws of Ireland with registration number 176863 and having its registered office at the Group Address ("Finglas"); and with respect to certain provisions of this Agreement (including, without limitation, Article IX), the Shareholder Representative and the Escrow Agent (each as defined in Article IX). The Management Shareholders and SCG are sometimes referred to individually herein as a "Shareholder" and collectively as the "Shareholders." The Company, Finglas, and the Shareholders are sometimes referred to individually herein as a "Sigma Party" and collectively herein as the "Sigma Parties." Capitalized terms not previously or otherwise defined herein shall have the meaning(s) ascribed to them in Article IX.

                                    RECITALS

      A. The Shareholders hold directly all of the issued share capital of the Company, excluding the Redemption Shares (as defined in Section 9.2).

      B. The Board of Directors of the Purchaser believes it to be in the best interests of the Purchaser and its stockholders that the Purchaser acquire all of the Company's issued and outstanding share capital such that the Company will become a wholly-owned subsidiary of the Purchaser.

      C. Finglas holds the Finglas Intellectual Property Rights (as defined in
Section 2.1(i)) which will, immediately after the Closing, be transferred to the Company, free and clear of all Liens.

      D. Each of the Shareholders, as the holders in the aggregate, directly, of all the issued share capital of the Company, excluding the Redemption Shares (the "Company Shares"), wishes to sell and transfer to the Purchaser on the terms and subject to the conditions set forth in this Agreement, all of such share capital.

      E. Immediately prior to the Closing, the Purchaser shall (i) subscribe for and purchase shares of the Company's capital (the "Subscription Shares") in an aggregate subscription amount equal to (euro)1,116,612 (the "Subscription Amount") for the purpose of redeeming the Redemption Shares and (ii) advance a loan (the "New Loan") to the Company in an aggregate amount equal to
(euro)3,915,728 (the "New Loan Amount") for the purpose of discharging the Shareholder Liabilities and the Borrowed Amount (each as defined herein).

      F. Concurrently with the execution and delivery of this Agreement, Enterprise Ireland, as the holder of the Redemption Shares, has executed and delivered to the Company a letter agreement in the agreed form (the "Enterprise Ireland Agreement") pursuant to which Enterprise Ireland has agreed to consent, among other provisions, to (i) the redemption of the Redemption Shares by the Company for the aggregate amounts set forth in the Enterprise Ireland Agreement (the "Redemption"), such Redemption to occur contemporaneously with the Closing;
(ii) the McKee Property Transfer (as defined in Section 2.29); and (iii) the waiver of certain rights held by Enterprise Ireland, including the right to repayment for certain incentive grants made to the Company. The agreements, consents, and waivers set forth in the Enterprise Ireland Agreement are referred to in their entirety as the "Enterprise Ireland Transactions."

      NOW THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                   PURCHASE AND SALE OF COMPANY SHARE CAPITAL

      1.1 Purchase and Sale. Subject to the terms and conditions hereof, (i) the Shareholders will sell, assign, transfer, and deliver the Company Shares to the Purchaser with full title guarantee, free and clear of all Liens, and with the benefit of all rights of whatsoever nature attaching or accruing to the Company Shares, including rights to any dividends and distributions declared, paid, or made by the Company in respect of such Company Shares on or after the date of this Agreement, and (ii) the Purchaser will purchase the Company Shares from the Shareholders at the Closing.

      1.2 Consideration; Escrow.

            (a) Subject to the contribution of a portion of the aggregate consideration to the Escrow Fund (as defined below) to secure the indemnification obligations of the Shareholders under Article VI of this Agreement, the aggregate consideration payable to the Shareholders for the purchase of the Company Shares shall consist of (i) payment by the Purchaser at the Closing of FOURTEEN MILLION THREE HUNDRED AND FIFTY EIGHT THOUSAND NINE HUNDRED AND NINE EURO ((euro)14,358,909) (the "Cash Amount"), less any applicable withholding Taxes pursuant to Section 1.5(a), including any withholding Tax if (A) neither the certificate nor the letter referenced in
Section 1.3(b)(xviii) is delivered or (B) the Form W-8 referenced in Section 1.3(b)(v) is not delivered plus (ii) payment by the Purchaser in accordance with
Section 5.21 of additional consideration consisting of the Earnout Payments (as defined in Section 5.21), if any. The aggregate consideration payable for the Company Shares shall be allocated among the Shareholders as set forth on Annex A of the Agreement Annexes (as defined in Section 9.2). Annex A of the Agreement Annexes is sometimes referred to herein as the "Schedule of Shareholders."

            (b) Intentionally Left Blank.

            (c) Intentionally Left Blank.

            (d) Of the Cash Amount otherwise payable to the Shareholders pursuant to Section 1.2(a), cash in the amount of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND EURO ((euro)1,750,000.00) (the "Escrow Amount") shall be deposited in the Escrow Fund (as defined in Article VI) and shall be subject to, and distributable in accordance with, the provisions of Article VI. The Escrow Fund shall serve as collateral for the indemnification obligations of the Shareholders pursuant to Article VI. Any payments made by the Indemnifying Parties to an Indemnified Party (each as defined in Section 6.2), whether from the Escrow Fund or otherwise, in satisfaction of Losses (as defined in Section 6.2) shall constitute a reduction of the consideration payable to the Shareholders pursuant to this Section 1.2.

            (e) Subject to the satisfaction of the conditions set forth in
Section 5.21, the Shareholders shall be entitled to receive the Earnout Payments (as defined in Section 5.21), if any. The Earnout Payments, if any, made pursuant to Section 5.21 shall constitute additional consideration for the purchase and sale of the Company Shares pursuant to this Agreement. Earnout Payments, if any, shall be allocated among the Shareholders in the proportions set forth under the caption "Allocation Percentage" on the Schedule of Shareholders.

      1.3 Closing.

            (a) The closing (the "Closing") of the purchase and sale of the Company Shares hereunder shall be held at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland on July 4, 2005 or at such other time and place upon which the Purchaser and SCG shall agree in writing (the date of the Closing is referred to herein as the "Closing Date").

            (b) At the Closing, the Company and/or each of the Shareholders shall deliver (or procure to be delivered), as the case may require, the following (the agreements, instruments, and certifications deliverable pursuant to this Section 1.3(b) and Section 1.3(c), together with the Final Balance Sheet Certificate deliverable pursuant to Section 1.3(f)(ii), being sometimes referred to collectively herein as the "Company Closing Documents"):

                  (i) duly executed share transfers in respect of the Company Shares, together with the relevant share certificates in respect thereof (or a lost share certificate indemnity in a form acceptable to the Purchaser);

                  (ii) the share certificates for Sigma UK (or a lost share certificate indemnity in a form acceptable to the Purchaser);

                  (iii) the statutory books (complete and written up to the date of the Closing) and the common seal of each Group Company;

                  (iv) a duly executed certificate in a form reasonably acceptable to the Purchaser attaching and certifying as to the original Charter Documents (as defined in Section 2.3), and certifying as to the resolutions of the directors of each of the Company and SCG, approving the Acquisition, this Agreement, the Enterprise Ireland Transactions, the Finglas IP Transfer (as defined in Section 2.1(i)), the McKee Property Transfer, and the transactions contemplated hereby and thereby (the "Charter Certificate");

                  (v) duly executed Forms W-8 of the United States Internal Revenue Service (Certificate of Foreign Status) for the purpose of certifying the foreign status of each of the Shareholders under the Code;

                  (vi) a duly executed certificate in a form reasonably acceptable to the Purchaser (the "Closing Balance Sheet Certificate") setting forth the Borrowed Amount and the Shareholder Liabilities, in each case as of the Closing Date;

                  (vii) the duly executed Company Closing Certificate (as defined in Section 7.2(a));

                  (viii) documentation in form reasonably satisfactory to the Purchaser certifying and providing evidence as to the McKee Property Transfer, including, without limitation, evidence of the release of the Company from all Liabilities relating to the McKee Avenue Property (except as may be expressly assumed pursuant to the McKee Avenue Lease (as defined in Section 2.29)), and a copy of a Tax clearance certificate pursuant to Section 980 of the TCA.

                  (ix) duly executed Service Agreements in the agreed form between the Company and each of the Key Employees (the "Employment Agreements");

                  (x) a duly executed resolution of the directors of the Company resolving to register the transfer of the Company Shares to the Purchaser, subject only to stamping of the transfer of the Company Shares;

                  (xi) the duly executed Logo License (as defined in Section 5.18);

                  (xii) duly executed Consulting Agreements in the agreed form between the Company and each of Anthony J. Boyle and Michael J. McGinley (the "Consulting Agreements);

                  (xiii) evidence reasonably satisfactory to the Purchaser that the Borrowed Amount and the Shareholder Liabilities (each as defined in Section 9.2) have been paid in full and are no longer Liabilities of the Company and that the Debts Agreement (as defined in Section 9.2) has been terminated with no further force or effect;

                  (xiv) a duly executed copy of the Corporate Services Contract in the agreed form (the "Services Agreement");

                  (xv) a copy, duly executed by SCG, of the McKee Avenue Lease in the form attached hereto as Exhibit A;

                  (xvi) the Closing Statement of Inventory (as defined in
Section 2.13);

                  (xvii) a duly executed copy of the Distributor Agreement (as defined in Section 5.18);

                  (xviii) a tax clearance certificate pursuant to Section 980 of TCA, or letter from the auditors of the Company confirming none is required;

                  (xix) evidence reasonably satisfactory to the Purchaser that SCG has acquired all right, title, and interest in and to the Amro Shares, without Liability to the Purchaser or any Group Company (the "Amro Share Purchase");

                  (xx) a Surety Agreement in the form attached hereto as Exhibit B in favor of the Purchaser and executed by each of the SCG Shareholders (as defined in Section 9.2) and each of the Management Shareholders (the "Surety Agreement");

                  (xxi) the Enterprise Ireland Agreement, executed by each of the Company and Enterprise Ireland;

                  (xxii) evidence of revocation of all existing mandates for the operation of bank accounts and the issuance of new mandates giving authority to those Persons nominated by the Purchaser; and

                  (xxiii) a copy, duly executed by each of the Shareholders, of each of the Agreement Annexes.

            (c) At the Closing, the Shareholders shall procure the appointment as directors and secretary of each Group Company of such person or persons as the Purchaser shall have nominated and the resignation of each of the current directors of each Group Company and the secretary of each Group Company, as requested by the Purchaser, in each case by delivery of a letter under seal resigning from his offices with the applicable Group Company with immediate effect from the Closing and acknowledging that he has no claim against any Group Company, either actual or contingent, in respect of any cause, matter, or thing (statutory or otherwise), other than any accrued salary as of the Closing Date and reasonably described reimbursable business expenses (the amounts of which have been specifically identified) set forth on Schedule 1.3(c) of the Group Disclosure Letter.

            (d) At the Closing, the Purchaser shall deliver the following (the agreements, instruments, and certifications deliverable pursuant to Section 1.3(d)(i) through Section 1.3(d)(iii) being sometimes referred collectively herein as the "Purchaser Closing Documents"):

                  (i) the duly executed Purchaser Closing Certificate (as defined in Section 7.3(a));

                  (ii) a copy, duly executed by the Purchaser, of each of the Agreement Annexes;

                  (iii) a copy, duly executed by the Purchaser, of the McKee Avenue Lease;

                  (iv) Intentionally Left Blank;

                  (v) Intentionally Left Blank;

                  (vi) to such bank account details as the Escrow Agent may designate, a wire transfer representing the Escrow Amount to be held by the Escrow Agent pursuant to Article VI of this Agreement; and

                  (vii) to G.J. Moloney (the "Shareholders' Solicitors"), a bank draft representing the Cash Amount.

            (e) Pre-Closing Transactions and Deliveries. On the Closing Date, but in all events immediately prior to the Closing, the following shall occur:

                  (i) The Purchaser and the Company shall execute and deliver a subscription agreement in the agreed form pursuant to which the Purchaser will purchase, and the Company will issue, the Subscription Shares to the Purchaser;

                  (ii) The Company will issue to the Purchaser a share certificate in proper form representing the Subscription Shares against the Purchaser's delivery by wire transfer to the client account of Arthur Cox (the "Purchaser's Solicitors") of readily available funds in an amount equal to the Subscription Amount (such funds to be delivered to the Purchaser's Solicitors by the Purchaser for the benefit of the Company, and the Company and the Shareholders shall provide the Purchaser's Solictors with instructions that such funds shall be used for the sole purpose of effecting the Redemption);

                  (iii) The Company and the Purchaser shall execute a facility agreement in the agreed form from which the New Loan will be drawn down, and the Purchaser shall deliver by wire transfer to the client account of the Purchaser's Solicitors readily available funds in an amount equal to the New Loan Amount, which the Company and the Shareholders shall instruct the Purchaser's Solicitors to use for the sole purpose of repaying the Shareholder Liabilities and the Borrowed Amount;

                  (iv) Intentionally Left Blank; and

                  (v) Intentionally Left Blank.

            (f) Post-Closing Transactions and Deliveries.

                  (i) Immediately after the Closing, Finglas shall execute and deliver an assignment and bill of sale in the form attached hereto as Exhibit C (the "Finglas Assignment"), and such other assignments or transfer documentation as the Purchaser may reasonably request, to evidence the sale, transfer, and assignment, free and clear of all Liens, of the Finglas Intellectual Property Rights to the Company upon delivery to Finglas of the consideration specified in the Finglas Assignment.

                  (ii) Not later than July 15, 2005, the Shareholders shall deliver to the Purchaser the Company's unaudited balance sheet (consolidated to include the balance sheet of Sigma UK) as of the close-of-business on the Closing Date (the "Closing Balance Sheet"), which shall include duly executed certifications of each of the Shareholders, in a form reasonably acceptable to the Purchaser, relating to the Closing Balance Sheet and the calculations of Working Capital (including details relating to the individual line item components thereof), and the Working Capital Deficit or Working Capital Excess, if any (the "Final Balance Sheet Certificate"). For purposes of this Agreement, "Working Capital," "Working Capital Deficit," and "Working Capital Excess" shall have the meanings ascribed to them on Annex B of the Agreement Annexes. In addition, the following schedules contained in the Group Disclosure Letter shall be brought forward and made current as of the Closing Date and attached to the Final Balance Sheet Certificate: Schedule 2.6(f) (Affiliate Receivables);
Schedule 2.6(g) (Affiliate Obligations); Schedule 2.7(b) (Accounts Payable; Borrowed Money; Accrued Liabilities); and Schedule 2.8 (Accounts Receivable).

                  (iii) If the Final Balance Sheet Certificate indicates a Working Capital Deficit, the Shareholders shall be jointly and severally liable for such deficit and shall, contemporaneously with the delivery of the Final Balance Sheet Certificate, deliver to the Purchaser a certified bank draft, made payable to the Purchaser, in an amount determined by dividing (A) the Working Capital Deficit by (B) 1.005.

                  (iv) In the event the Final Balance Sheet Certificate indicates a Working Capital Excess, the Purchaser shall within ten Business Days of receipt of the Final Balance Sheet Certificate deliver to the client account of the Shareholder's Solicitors a bank draft in an amount determined by dividing
(A) the Working Capital Excess by (B) 1.005. The Shareholders' Solicitors shall be responsible to distribute any such funds to the Shareholders based on the allocations set forth across from each Shareholder's name under the column captioned "Allocation Percentage" on the Schedule of Shareholders. The Shareholders hereby authorize the Purchaser to deliver the amounts payable hereunder, if any, to the Shareholders' Solicitors, whose receipt shall be sufficient evidence of payment and shall constitute a good discharge as to the Purchaser. Notwithstanding the foregoing, in the event the Purchaser disputes in good faith any amount shown on the Final Balance Sheet Certificate, the Purchaser may delay delivery of any payment otherwise owing pursuant to this
Section 1.3(f)(iv) pending resolution of such dispute, such dispute to be resolved by arbitration by the auditors or the independent accountants appointed by them in accordance with the rules of the Chartered Institute of Arbitrators (Irish branch).

                  (v) Intentionally Left Blank.

                  (vi) Payments by the Purchaser to the Shareholders pursuant to this Section 1.3(f) shall constitute additional consideration in connection with the Acquisition, and payments by the Shareholders to the Purchasers shall constitute a reduction in the aggregate consideration paid to the Shareholders in connection with the Acquisition.

      1.4 No Part Purchase. The Purchaser shall not be obligated to complete the acquisition of any of the Company Shares unless the acquisition of all the Company Shares is completed simultaneously and unless immediately after such acquisition the Purchaser will be the sole and exclusive holder of all the issued share capital of the Company, free and clear of all Liens (other than Liens that may be created by the Purchaser).

      1.5 Withholdings; Stamp Duty.

            (a) The Purchaser shall be entitled to deduct and withhold from any consideration payable to or on behalf of the Shareholders pursuant to this Agreement such amounts as the Purchaser may be required to deduct or withhold therefrom under any applicable Legal Requirement (as defined in Section 9.2) relating to Taxation (as defined in Section 2.10) (including the Code (as defined in Section 9.2) or any requirement of the laws of Ireland relating to Taxation). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (b) The Purchaser acknowledges and agrees that the Purchaser shall be solely and exclusively responsible for, and shall pay, all stamp duties and similar Taxes relating to or resulting from the acquisition by the Purchaser of the Company Shares (the "Acquisition Taxes"); provided, however, in no event shall the Company or the Purchaser have responsibility for (i) payment of any Taxes relating to or arising from the Finglas IP Transfer or (ii) the McKee Property Transfer. Any Liability for Taxation relating to or arising from the transactions described in the foregoing subclauses (i) and (ii) shall be considered Pre-Closing Taxes and shall be the responsibility of the Shareholders pursuant to Section 6.2 of this Agreement.

      1.6 Satisfaction of Payment Obligations. In any circumstance under this Agreement where the Purchaser has any obligation to make payment to any or all of the Shareholders, each of the Shareholders hereby authorizes the Purchaser to make such payment to the Shareholders' Solicitors, whose receipt shall be sufficient evidence of payment and shall operate as a good discharge to the Purchaser and who shall be obliged to see the appropriate application of such payment among the Shareholders.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

      Each of the Shareholders hereby represents and warrants to the Purchaser, for the benefit of the Indemnified Parties (as defined in Article VI), as follows below, subject only to such exceptions as are fully, fairly and accurately disclosed (as contemplated pursuant to paragraph 6 of the general provisions of the Group Disclosure Letter (as defined herein)) in the disclosure letter and schedules thereto, with each such exception referencing the specific section or subsection of this Article II or Article IIA as to which an exception exists (provided that disclosure made within one section that would clearly and on its face be applicable to another section shall be deemed made with respect to such other section), delivered by the Shareholders to the Purchaser and dated as of the date hereof (the "Group Disclosure Letter"):

      2.1 Organization.

            (a) Each of the Company and Finglas has been duly incorporated under the laws of Ireland. Each of the Company and Finglas has all requisite corporate power and authority (i) to own, lease, and operate its properties; (ii) to carry on its business as now being conducted and as proposed to be conducted; and
(iii) to perform its obligations under all Contracts by which it is bound.

            (b) Sigma UK has been duly incorporated under the laws of England and Wales. Sigma UK has all requisite corporate power and authority (i) to own, lease, and operate its properties; (ii) to carry on its business as now being conducted and as proposed to be conducted; and (iii) to perform its obligations under all Contracts by which it is bound.

            (c) No Group Company has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its respective corporate name as set forth in this Agreement. Each Group Company has complied in all respects with the requirements of the Companies Acts (as defined in Section 9.2) or other applicable Legal Requirements with regard to company names and business names and such names do not infringe the rights of any third party.

            (d) Each Group Company is duly qualified and licensed to do business as a foreign corporation in, and is in good standing (where such a concept is applicable) in, each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on such Group Company.

            (e) Schedule 2.1(e) of the Group Disclosure Letter accurately sets forth: (i) the names and titles of all directors and senior managers of each Group Company and (ii) the names of the members of each committee of directors, if any, of each Group Company.

            (f) No director of the Company is subject to a restriction order pursuant to Section 150 of the 1990 Act or a disqualification order pursuant to
Section 160 of the 1990 Act or any similar or equivalent restriction or disqualification order in any jurisdiction.

            (g) The number of directorships held by any director of the Company does not and has not at any time since Section 45 of the 1999 Act became applicable to the Company exceeded the number permitted by that section.

            (h) Intentionally Left Blank.

            (i) Finglas was formed solely as a research and development company, has never conducted any material business, and does not have and has never had any Liabilities that would adversely effect in any manner the ability of Finglas to effect the Finglas IP Transfer (as defined below) or otherwise impose any Lien on the Finglas Intellectual Property Rights (as defined below). Finglas does not hold and, has not held since January 1, 2000, any material assets other than the Intellectual Property Rights described on Schedule 2.1(i) of the Group Disclosure Letter (the "Finglas Intellectual Property Rights"), which Finglas Intellectual Property Rights will, immediately after the Closing, be transferred and assigned, free and clear of all Liens, to the Company (the "Finglas IP Transfer"). There is not now, and there has never been, any Contract to which Finglas is or was a party to create or that would be expected to create any Lien over any of the Finglas Intellectual Property Rights.

      2.2 Subsidiaries. No Group Company has, or has ever had, any subsidiaries, and no Group Company owns, or has owned, directly or indirectly, any shares of the capital stock of, or any similar equity, partnership, or ownership interest in, any Entity (other than with respect to the Company, the entire issued share capital of Sigma UK). No Group Company is a party to any Contract or subject to any Legal Requirement that does or may require it to share its fees, commissions, or income with any Person or that obligates it to make any investment in or capital contribution to any Person. No Group Company has guaranteed or is responsible or liable for any Liability of any other Person.

      2.3 Memorandum and Articles of Association; Records. The Group Companies have delivered to the Purchaser and its counsel accurate and complete copies of
(i) each Group Company's memorandum of association and its articles of association, including all amendments thereto (the "Charter Documents"); (ii) each Group Company's share registers; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of each Group Company's shareholders, its directors, and all committees of its directors. Finglas has delivered to the Purchaser all minutes and other records of the meetings and other proceedings of its directors and shareholders relating to the Finglas IP Transfer. There have been no formal meetings or other proceedings of any Group Company's shareholders, directors, or any committee of directors (or with respect to Finglas, any formal meetings or other proceedings relating to the Finglas IP Transfer) that are not fully reflected in such minutes or other records. There is and has been no violation of any provision of any of the Charter Documents, and no Group Company has taken any action that is inconsistent in any material respect with any resolution adopted by any of such Group Company's shareholders, directors, or any committee of its directors. The books of account, share registers, minute books and other records of each Group Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

      2.4 Capital Structure.

            (a) The authorized share capital of the Company consists of (i) 159,211 Convertible Ordinary Shares of (euro)1.269738 each, of which 159,210 Convertible Ordinary Shares are issued and outstanding and held by the Shareholders; (ii) 125,939 "A" Ordinary Shares of (euro)1.269738 each, of which 125,939 "A" Ordinary Shares are issued and outstanding and held by the Shareholders; and (iii) 525,000 3% Cumulative Redeemable Preference Shares of
(euro)1.269738 each, 250,000 7.95% Cumulative Redeemable Preference Shares of
(euro)1.00 each, and 200,000 7.95% Cumulative Redeemable A Preference Shares of
(euro)1.00 each, of which only the Redemption Shares are issued and outstanding. The Company has never had any authorized or issued Preference Shares other than the Redemption Shares. All issued shares of the share capital of the Company have been validly issued in compliance with all applicable Legal Requirements, are credited as fully paid-up to date, and were not issued in violation of any pre-emptive rights or similar rights to subscribe for or purchase securities of the Company created by statute, the Charter Documents, or any Contract to which a Group Company or any Shareholder is or was bound. Schedule 2.4(a) of the Group Disclosure Letter sets forth a complete and accurate list of all issued shares of the Company's share capital since incorporation, identifies the current and former registered holders of such shares, and specifies the date such shares were acquired by the current or former holders thereof. None of the issued shares of the Company's share capital are subject to any vesting term, conversion right, or similar right or risk of forfeiture.

            (b) Intentionally Left Blank.

            (c) The authorized share capital of Sigma UK consists of 1,000 Ordinary Shares of STG (pound)1.00 each, of which one (1) Ordinary Share of
STG (pound)1.00 is issued and outstanding and held by the Company. Sigma UK does not have and has never had any authorized or issued Preference Shares. All issued shares of the share capital of Sigma UK have been validly issued in compliance with all applicable Legal Requirements, are credited as fully paid-up to date, and were not issued in violation of any pre-emptive rights or similar rights to subscribe for or purchase securities of Sigma UK created by statute, the Charter Documents, or any Contract to which a Group Company or any Shareholder is or was bound. Schedule 2.4(c) of the Group Disclosure Letter sets forth a complete and accurate list of all issued shares of Sigma UK's share capital since inception, identifies the current or former registered holders of such shares, and specifies the date such shares were acquired by the current or former holders thereof. None of the issued shares of Sigma UK's share capital are subject to any vesting term, conversion right, or similar right or risk of forfeiture.

            (d) No Group Company has ever adopted or maintained any stock option plan or other plan providing for equity compensation for any Person. Except as set forth on Schedules 2.4(a) and (c), there are no (and never have been any) options, warrants, calls, rights, commitments or Contracts of any character, written or oral, to which a Group Company or any Shareholder is or was a party, or by which a Group Company or any Shareholder is or was bound, obligating a Group Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of the share capital of a Group Company or obligating a Group Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to a Group Company. Except for the issued shares identified on Schedules 2.4(a) and (c), there are, and have been, no shares or other securities of a Group Company issued, reserved for issuance, or outstanding. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the share capital of a Group Company. There is not now, and there has never been, any Contract to which any Group Company is or was a party to create or that would be expected to create any Lien over any of the Company Shares or the issued share capital of the Company. No Group Company has ever (i) declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to its share capital or (ii) repurchased, redeemed, or otherwise acquired any issued shares in its share capital.

            (e) Upon completion of the Acquisition in accordance with this Agreement, (i) the Purchaser will own one hundred percent (100%) of the issued and outstanding share capital of the Company, free and clear of all Liens; (ii) the Company will own one hundred percent (100%) of the issued share capital of Sigma UK, free and clear of all Liens; (iii) the

Company will have no outstanding Preference Shares; (iv) the Redemption Shares shall have been redeemed without further Liability of the Purchaser or any Group Company to any former holder thereof; and (v) the Amro Shares will have been repurchased from the holder thereof without any further Liability of the Purchaser or any Group Company to any former holder thereof. Any information rights, voting rights, rights of co-sale, rights to maintain equity percentage, rights of first refusal, and the like that may exist for the benefit of any shareholder of a Group Company (whether pursuant to Contracts or otherwise) have been terminated. Schedule 2.4(e) of the Group Disclosure Letter provides a complete and accurate list of all Contracts now or previously in effect among a Group Company and any of its shareholders or among any shareholders of a Group Company (including, without limitation, the Shareholders and the SCG shareholders) relating directly or indirectly to a Group Company's business or capital structure or otherwise granting any rights to shareholders of a Group Company (including, without limitation, the Shareholders).

      2.5 Authority. Each of the Sigma Parties has all requisite power and authority, including any requisite corporate power or authority, to enter this Agreement and the Company Closing Documents, as applicable, and to consummate the transactions contemplated hereby and thereby (including, without limitation, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, and the Amro Share Purchase). The execution and delivery of this Agreement and the Company Closing Documents and the consummation of the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, and the Amro Share Purchase, and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (if applicable) on the part of each Sigma Party. The directors and shareholders of the Company and the directors of SCG have unanimously approved this Agreement, the Company Closing Documents, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, the Amro Share Purchase, and the transactions contemplated hereby or thereby, and the directors of Finglas have unanimously approved the Finglas IP Transfer. The execution and delivery of this Agreement and the Company Closing Documents by each Sigma Party does not, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, and the Amro Share Purchase) will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Charter Documents (including the similar constituent documents of Finglas) or (ii) any Contract, permit, concession, franchise, license, judgment, order, decree, or Legal Requirement applicable to any Group Company, Finglas, any Shareholder or any of their respective properties or assets. No consent, waiver, approval, order, or authorization of, or registration, declaration or filing with any Governmental Entity, any party to a Contract with a Group Company or Finglas, any Shareholder (including any SCG Shareholder), or any other third party (so as not to trigger any Conflict), is required by or with respect to a Group Company, Finglas, any Shareholder (including any SCG Shareholder), or any other Sigma Party in connection with the execution and delivery of this Agreement and the Company Closing Documents or the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, and the Amro Share Purchase), except as set forth on Schedule 2.5 of the Group Disclosure Letter (such consents, waivers, approvals, orders, authorizations, declarations, or filings being referred to collectively herein as the "Required Consents").

      2.6 Company Financial Statements.

            (a) Attached as Schedule 2.6(a) of the Group Disclosure Letter are true correct and accurate copies of the following financial statements:

                  (i) the audited balance sheets of the Company as at December 31, 2002, December 31, 2003, and December 31, 2004 (the "Company Balance Sheets");

                  (ii) the audited balance sheet of Sigma UK as at December 31, 2004 (the "UK Balance Sheet");

                  (iii) the audited statements of income and/or loss of the Company for the years ended December 31, 2002, December 31, 2003, and December 31, 2004 (the "Company Income Statements"); and

                  (iv) the audited statements of income/loss of Sigma UK for the years ended December 31, 2004, December 31, 2003, and December 31, 2002 (the "UK Income Statements").

      The Company Balance Sheets and the UK Balance Sheet are sometimes referred to collectively herein as the "Group Balance Sheets." The Company Income Statements and the UK Income Statements are sometimes referred to collectively herein as the "Group Income Statements." The Group Income Statements and the Group Balance Sheets are sometimes referred to collectively herein as the "Group Financial Statements."

            (b) The Group Financial Statements have been prepared (i) in accordance with and comply with all applicable Legal Requirements, including, without limitation the Companies Acts and with respect to Sigma UK, the similar legislation applicable in England and Wales; (ii) in conformity with Irish GAAP or UK GAAP, as the case may require; and (iii) on a consistent basis with the audited accounts of the Company and/or Sigma UK for the accounting periods prescribed. The Group Financial Statements (i) present a true and fair view of the assets and Liabilities of the Company or Sigma UK, as the case may require, as of the respective dates of the Group Balance Sheets; (ii) present a true and fair view of the profits and losses of the Company and Sigma UK, as the case may require, for the periods shown in the Group Income Statements; (iii) contain provision or reserve reasonably considered adequate at the date of their preparation for bad or doubtful debts and depreciation on fixed assets; and (iv) contain a note of all capital commitments of the Company and Sigma UK as of such dates.

            (c) Attached as Schedule 2.6(c) to the Group Disclosure Letter are true and correct copies of the unaudited monthly management accounts of each of the Company and Sigma UK, consisting for each of a balance sheet as at May 29, 2005 and a profit and loss account for the period beginning on January 1, 2005 and ended on May 29, 2005 (the "Management Accounts"). The Management Accounts were prepared in conformity with Irish GAAP or UK GAAP, as the case may require, on a consistent basis with the Group Financial Statements. The profit and loss accounts included in the Management Accounts truly and fairly present the results of operations of the Company or Sigma UK, as applicable, for the periods presented, and the balance sheets contained in the Management Accounts fairly and accurately present the assets and Liabilities of the Company or Sigma UK, as applicable, as at the dates presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments (which will not be material either individually or in the aggregate). The "Management Balance Sheets" consists of the balance sheets dated as at May 29, 2005 for each of the Company and Sigma UK, which are included in the Management Accounts.

            (d) The books, records, and accounts of each Group Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of such Group Company. The systems of internal accounting controls maintained by each Group Company are sufficient to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with Irish GAAP or UK GAAP, as the case may require, (ii) that receipts and expenditures are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of such Group Company's assets that could materially affect such Group Company's financial statements.

            (e) Attached as Schedule 2.6(e) of the Group Disclosure Letter is a true and correct copy of the Company's pro-forma unaudited combined statement of income/loss for the twelve months ended December 31, 2004 (the "Pro Forma Income Statement"). The Pro Forma Income Statement was prepared in good faith to reflect the combined results of operations of the Company and Sigma UK for the period stated, and the Pro Forma Income Statement presents a true and fair view of such combined operating results for the period stated.

            (f) Schedule 2.6(f) of the Group Disclosure Letter provides an accurate and complete breakdown of all amounts (including loans, advances, receivables, or other indebtedness) owed to any Group Company by any current or former director, officer, employee, or shareholder of any Group Company or any Sigma Party or any affiliated Person thereof ("Affiliate Receivables"). All Affiliate Receivables (including those receivables reflected in the Management Accounts that have not yet been collected and those receivables that have arisen since the date of the Management Balance Sheet and that have not yet been collected) (i) represent valid obligations arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) are current and will be collected in full when due, without any counterclaim or set-off.

            (g) Schedule 2.6(g) of the Group Disclosure Letter provides an accurate and complete breakdown of all amounts (including loans, advances, payables, or other indebtedness) owed by any Group Company to any current or former director, officer, employee, or shareholder of any Group Company or any Sigma Party or any affiliated Person of any of the foregoing.

            (h) Schedule 2.6(h) of the Group Disclosure Letter identifies each customer or other Person from whom a Group Company recognized or received revenues in excess of (euro)250,000 during the fiscal year ended December 31, 2004 and in excess of (euro)125,000 during the period from January 1, 2005 to the date of this Agreement, in each case identifying the aggregate amount of revenues recognized or received from such customer or other Person. For purposes of the Closing, the Company shall update Schedule 2.6(h) for the period beginning January 1, 2005 and ending on the Closing Date. The Company has delivered to the Purchaser a complete and accurate copy of each Contract between any Group Company and any customer or Person identified on Schedule 2.6(g).

            (i) Schedule 2.6(i) of the Group Disclosure Letter contains a backlog report dated as of June 30, 2005 that sets forth a true and correct list of all outstanding but unfilled orders for the Company's or Sigma UK's products as of the close-of-business on such date, in each case identifying the customer, the product, the quantity ordered, and the per unit and gross sales price.

            (j) Intentionally Left Blank.

      2.7 Liabilities.

            (a) The Group Companies have no Liabilities except (i) Liabilities set forth or fully reserved against in the Group Balance Sheets as at December 31, 2004; (ii) Liabilities incurred since the date of the Group Balance Sheets and prior to the date hereof in the Ordinary Course of Business, which in no event exceed (euro)50,000 individually or (euro)3,000,000 in the aggregate; or
(iii) Liabilities incurred in the Ordinary Course of Business after the date hereof in accordance with the terms of this Agreement.

            (b) Schedule 2.7(b) of the Group Disclosure Letter provides, and the Final Balance Sheet Certificate will provide, an accurate and complete breakdown of, and ageing for, (i) all accounts payable of the Group Companies in the case of the execution and delivery of this Agreement, as of May 29, 2005 and in the case of the Final Balance Sheet Certificate, as of the Closing Date; (ii) all Liabilities of the Group Companies for borrowed money, in each case identifying the amount owed, the identity of the party to whom funds are owed, and the nature of the transaction under which the Liability was incurred, in the case of the execution and delivery of this Agreement as of May 29, 2005 and in the case of the Final Balance Sheet Certificate, as of the Closing Date; and (iii) all other accrued Liabilities of the Group Companies, in each case identifying the amount owed, the identity of the party to whom funds are owed, and the nature of the transaction under which the Liability was incurred, in the case of the execution and delivery of this Agreement as of May 29, 2005, and in the case of the Final Balance Sheet Certificate, as of the Closing Date.

            (c) None of the Group Companies has effected or otherwise been involved in any Off-Balance Sheet Arrangement (as defined in Section 9.2). Without limiting the generality of the foregoing, no Group Company is or has ever been a guarantor of any indebtedness, obligation, or Liability of any other Person.

      2.8 Accounts Receivable. Schedule 2.8 of the Group Disclosure Letter provides a complete and accurate list of all accounts receivable of the Group Companies and sets forth for each (i) the identity of the party from whom the receivable is collectible and the Group Company to which such receivable is owed; (ii) when such receivable becomes due and the current ageing thereof; and
(iii) the amount of such receivable. All accounts receivable shown on Schedule
2.8 and/or the Management Balance Sheet (net of reserves indicated on the Management Balance

Sheet) or thereafter acquired until the Closing (net of reserves accrued in the Ordinary Course of Business) will be collectible within 120 days of the date recorded (subject to the Purchaser's using reasonable efforts after Closing to collect the same). The values at which accounts receivable are carried on the books of the Group Companies reflect the accounts receivable valuation policy of the Company and are in accordance with Irish GAAP. None of the receivables of the Group Companies is subject to any claim of recoupment, set off, or counterclaim (whether asserted or unasserted), and, to the knowledge of each Group Company and each of the Shareholders, there are no facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim. No accounts receivable of the Group Companies are contingent upon the performance by any Group Company of any obligation. None of the Group Companies has granted to any Person any Lien on any such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables. Without limiting the foregoing, Finglas has no accounts receivable.

      2.9 Business Changes. Since December 31, 2004 (or such other date specifically set out in this Section 2.9) to the date of this Agreement and continuing through the Closing Date, except as otherwise contemplated by this Agreement, each of the Group Companies and Finglas has conducted its business only in the Ordinary Course of Business, and without limiting the generality of the foregoing:

            (a) None of the Group Companies or Finglas has sustained any damage, destruction, or loss by reason of fire, explosion, earthquake, labor trouble (including but not limited to any claim of unfair dismissal, constructive dismissal, wrongful dismissal or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on such Group Company or Finglas, as the case may require.

            (b) There have been no changes in the financial condition, business, prospects, net worth, assets, properties, operations, obligations or Liabilities of any Group Company or Finglas which, individually or in the aggregate, have resulted or could be expected (whether before or after the Closing) to result in a Material Adverse Effect on such Group Company or Finglas.

            (c) No Group Company has issued, or authorized for issuance, any equity security, bond, note or other security, or accelerated the vesting of any employee stock benefits. No Group Company has granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note or other security of any Group Company whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise.

            (d) None of the Group Companies or Finglas has paid any Liability or discharged or satisfied any Lien, or settled any Liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current Liabilities included in the Group Balance Sheets dated as of December 31, 2004 and current

Liabilities incurred since the date of such Group Balance Sheets in the Ordinary Course of Business.

            (e) No Group Company has declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to any of its share capital.

            (f) No Group Company has purchased, redeemed, or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its share capital.

            (g) None of the Group Companies or Finglas has mortgaged, pledged, otherwise encumbered, or subjected to Lien any of its assets or properties, tangible or intangible, nor has any Group Company or Finglas committed itself to do any of the foregoing, except for Liens for current Taxes (as defined in Section 2.10) which are not yet due and payable and purchase money Liens or retention of title provisions arising out of the purchase or sale of products or services made in the Ordinary Course of Business.

            (h) No Group Company has subdivided or consolidated or varied any rights of any shares in any Group Company or agreed to do so.

            (i) None of the Group Companies or Finglas has disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the Ordinary Course of Business, and in each case for a consideration at least equal to the book value of such asset or property, nor has any Group Company or Finglas leased or licensed to others (including officers and directors of any Group Company), or agreed to so lease or license, any asset or property, nor has any Group Company discontinued any product line or the production, sale, or other disposition of any of its products or services.

            (j) No Group Company has purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm, or other Entity (including by way of merger, consolidation, amalgamation, or similar transactions under applicable laws).

            (k) No Group Company has made any expenditure or commitment for the purchase, acquisition, construction, or improvement of a capital asset, except in the Ordinary Course of Business, and the aggregate amount of all such expenditures and commitments made in the Ordinary Course of Business has not exceeded (euro)150,000.

            (l) No Group Company has entered into any transaction or Contract, or made any commitment to do the same, except in the Ordinary Course of Business, and in no event involving a payment by it in excess of (euro)50,000.

            (m) No Group Company has waived any right or cancelled any debts or claims or voluntarily suffered any extraordinary losses other than in the Ordinary Course of Business.

            (n) Neither of the Group Companies or Finglas has sold, licensed, assigned, transferred, or conveyed, or committed itself to sell, license, assign, transfer or convey, any Company Intellectual Property (as defined in Section 2.14), and neither any Group Company nor

Finglas has entered into any product development, technology or product sharing, or similar strategic arrangement with any other party.

            (o) No Group Company has effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

            (p) No Group Company has paid or committed itself to pay to or for the benefit of any of its directors, officers, or employees (including any Shareholder or SCG Shareholder) any compensation of any kind other than wages, salaries, and benefits at times and rates in effect on December 31, 2004.

            (q) No Group Company has effected or agreed to effect any change, including by way of hiring or involuntary termination, in the employment or engagement terms of any of its directors, executive officers, employees, or consultants.

            (r) No Group Company has proposed and is not currently committed to effect any amendment or modification of the Charter Documents.

            (s) No Group Company has changed in any way its accounting methods or practices (including any change in depreciation or amortization polices or rates, or any changes in policies in making or reversing accruals).

            (t) No Group Company has made any loan to any Person, nor has it guaranteed the payment of any loan or debt of any Person, except for (i) travel or similar advances made to employees in connection with their employment duties in the Ordinary Course of Business and (ii) accounts receivable incurred in the Ordinary Course of Business.

            (u) No Group Company has changed the prices or royalties set or charged by it to its customers.

            (v) No supplier, distributor, or customer of any Group Company has ceased to do business with any Group Company, and no Group Company nor any Shareholder has been notified that, or otherwise has reason to believe, that any such supplier, distributor, or customer of any Group Company will, whether on or before the Closing, cease to do business with any Group Company.

            (w) None of Finglas or any of its directors, employees, or shareholders has taken any action that would adversely effect in any manner the Finglas Intellectual Property Rights or the ability of Finglas to effect the Finglas IP Transfer.

            (x) None of any Group Company, Finglas, or any Shareholder is in negotiations or is committed to do any of the things described in the preceding clauses (a) to (w) (other than negotiations with the Purchaser and its representatives regarding the transactions contemplated by this Agreement.)

      2.10 Tax and Other Returns and Reports.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax," "Taxes," or "Taxation" shall mean (i) any and all federal, state, local, foreign, municipal or other taxes, assessments, and any other charges, duties, impositions, and Liabilities of any governmental, supra-governmental or other similar authority, whether in Ireland, the United States, the United Kingdom, Italy, France, or elsewhere, and whether incurred as principal, agent, trustee, indemnitor or otherwise and regardless of whether such are directly or primarily chargeable against or attributable to any Group Company or any other person, firm or company and whether or not the Purchaser or any Group Company is or may be entitled to claim reimbursement thereof from any other person or persons, including taxes based upon or measured by gross receipts, income, profits, turnover, sales, use and occupation, and value added (including VAT), ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including amounts due under the PAYE or PRSI system or NIC system), customs, excise and any other import or export duties, and property taxes, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, development land tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, residential property tax, dividend withholding tax, pay related social insurance, national insurance contributions, stamp duty, stamp duty reserve tax, companies capital duty, and any other amounts corresponding thereto, together with all interest, penalties, and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor entity.

            (b) Tax Returns and Audits.

                  (i) For purposes of this Agreement, "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity whether in Ireland, the United States, the United Kingdom, Italy, France, or elsewhere in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration or enforcement of, or compliance with, any Legal Requirement relating to Taxes.

                  (ii) Each Group Company has for each accounting period up to and including the accounting period in which Closing falls accurately prepared and properly and timely filed, taking into effect any extension of time within which to file (the circumstances of such extensions being described in Schedule 2.10(b)(ii) of the Group Disclosure Letter) all required Tax Returns relating to any and all Taxes concerning or attributable to such Group Company or its operations, and such Tax Returns are true and correct and have been completed in accordance with all applicable Legal Requirements.

                  (iii) All information required to be supplied to any Governmental Entity whether in Ireland, the United States, the United Kingdom, Italy, France, or elsewhere in connection with Taxes has been supplied or cause to be supplied in a timely and proper manner. Each Group Company has duly and properly submitted all claims, elections, amendments to claims, withdrawal of claims, and disclaimers which have been assumed to have been made for the purpose of the Accounts within the time limits laid down in the relevant legislation.

                  (iv) All such particulars, returns, notices, accounts, and information described in this Section 2.10(b) have been correct in all material respects.

            (c) Each Group Company has timely paid all Taxes it is required to pay and has paid or withheld with respect to its employees and other third parties all Taxes required to be paid or withheld (and has timely paid over any withheld amounts to the proper Governmental Entity).

            (d) No Group Company is liable nor has at any time since the Accounts Date been liable to pay interest on overdue Taxation.

            (e) As of the Accounts Date, no Group Company had any Liability in respect of Taxes (whether actual or contingent) that was not fully provided for in the Accounts. The amount of the deferred tax provision contained in the Accounts was adequate as at the Accounts Date, the making and calculation of such provision was fully in accordance with relevant generally accepted accountancy practice as at the Accounts Date and no Group Company has subsequently become aware of any reason why the deferred tax provision contained in the Accounts may not be sufficient. All Taxes incurred by each Group Company since the Accounts Date have arisen only from trading income of such Group Company realized in the Ordinary Course of Business.

            (f) As of the Accounts Date, the Company has accumulated trading corporation Tax losses of not less than (euro)6,850,000 available for carrying forward, and nothing has occurred between the Accounts Date and the Closing Date that will cause those losses to diminish. The Company has continued, and will have continued at the Closing, to carry on the trade which gave rise to those losses since the accumulation of those losses without any major change in the nature or conduct of said trade and without any steps or arrangements which could lead to such a major change in the nature or conduct of said trade.

            (g) Since the Accounts Date, (i) no accounting period of any Group Company has ended or could be treated as having ended; (ii) no Group Company has been involved in any transaction for which any Tax clearance has been sought or obtained or could have been sought or obtained; (iii) no Group Company has declared, made or paid any distribution within the meaning of TCA; (iv) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes; (v) no event has occurred which will or may give rise to a liability for Taxation on any Group Company where such liability would be computed by reference to deemed income, profits, or gains or which will or may give rise to a liability for Taxation on any Group Company where such liability is directly or primarily chargeable against or attributable to another Person; (vi) no Group Company has received a notice from any Tax, revenue or fiscal authority or similar Governmental Entity which required or will or may require such Group Company to withhold

Tax from any payment actually made since the Accounts Date or which is likely to be or may be made after the Closing Date; and (vii) save in the ordinary course of trade as reflected in the Accounts, no Group Company has made any payment or become obligated to make any payment which will not be deductible when calculating trading profits for the purposes of corporation Tax.

            (h) There is no dispute, disagreement, claim or Legal Proceeding outstanding with respect to any Group Company in respect of any Tax and no such dispute, disagreement, claim or Legal Proceeding is expected or contemplated or likely to commence, and no reasonable basis exists for any such dispute, disagreement, claim or Legal Proceeding regarding any Liability or potential Liability to any Tax or regarding the availability of any relief from Tax. There are no Liens for Taxes upon any of the assets of any Group Company. No Tax Return of any Group Company has ever been examined or audited by any Governmental Entity. No Group Company is, nor has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any similar agreement or Contract relating to Taxes.

            (i) Each Group Company is resident for Tax purposes in the jurisdiction in which it is incorporated, has not been at any time resident for Tax purposes in any other jurisdiction, has never carried on any trade in any other jurisdiction (whether through a branch, agency, permanent establishment, or otherwise), and has not at any time paid or been required to pay Tax on income, profits, or grants to any Tax, revenue, or fiscal authority or similar Governmental Entity in any other jurisdiction.

            (j) Every document in the possession of or under the control of any Group Company or which affords any right or rights to such Group Company has been duly and properly stamped, and no Group Company has an outstanding Liability for stamp duty or capital duty or other similar Tax or interest or penalties relating to stamp duty or capital duty. No Group Company has been involved in any transaction involving any instrument in relation to which a claim for exemption from stamp duty or other similar Tax was made.

            (k) Each Group Company has for each accounting period up to and including the accounting period in which Closing falls sufficient and proper records relating to past events, including any claims or elections made to calculate the Tax liability or relief that would arise on any disposal or on the realization of any asset owned by such Group Company at the Accounts Date or acquired by such Group Company since the Accounts Date but before the Closing Date. In the seven years prior to the Accounts Date, the amount of any Tax liability of each Group Company has not, to any material extent, depended on any arrangement or concession (in either case whether formal or informal) with any Tax, revenue or fiscal authority or similar Governmental Entity. Each Group Company is in material compliance with all terms and conditions of any Tax exemptions, claims, elections or reliefs it has applied for or obtained from any Tax, revenue or fiscal authority or similar Governmental Entity, and the execution of this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, claims, elections or reliefs.

            (l) The tax written down value of all plant and machinery owned by the Company as at the Accounts Date is not less than (euro)831,980 and (other than the mere passing of time) nothing has occurred since the Accounts Date that would reduce this figure. If each asset acquired by any Group Company since the Accounts Date was disposed of for a consideration equal to the consideration paid by such Group Company on acquisition, then no Liability for Tax would arise to the relevant Acquired Company in respect of the disposal of that asset.

            (m) In respect of the accounting period for the 1999 fiscal year, the Company has filed a valid claim for rollover relief in respect of a disposal of goodwill in 1999. The base cost for the purposes of Tax or chargeable gains in all of the assets held by the Company at Closing which were involved in the rollover claim is not less than (euro)1,618,012 and Schedule 2.10(m) of the Group Disclosure Letter contains a list of all such assets with a schedule of their base cost for the purposes of Tax on chargeable gains.

            (n) In respect of all dividends paid, each Group Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 of TCA or any comparable foreign provision, and each Group Company has deducted and accounted for all appropriate dividend withholding Tax and has no outstanding Liability in respect of dividend withholding Tax. In respect of all dividends paid by each Group Company, which were exempt from dividend withholding Tax, such Group Company has received a declaration, in the form prescribed in Schedule 2A to TCA or other comparable foreign provision, from the recipients of such dividends, evidencing that dividend withholding tax was not payable.

            (o) No Group Company has been involved in any tax avoidance transaction within the meaning of Section 811 of TCA or any other comparable foreign provision. No Group Company has been involved in any transactions falling within Part 33 of TCA. No Group Company has entered into or taken any steps the object of which is a transaction which comes or might come within
Section 817 TCA or any comparable foreign provision. No Group Company has acquired or disposed of any asset, supplied or received any service or entered into any transaction otherwise than by way of bargain at arm's length. The trade carried on by any Group Company has not at any time qualified for relief under
Part 14 TCA or any comparable foreign provision.

            (p) No Group Company is nor ever has been a member of a group of companies within the meaning of Section 590, Section 616 of TCA or Part 12 Chapter 5 of TCA or any comparable foreign provision.

            (q) The entry into and consummation of this Agreement and the transactions contemplated hereby, including the Closing, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Redemption and the Amro Share Purchase, will not give rise to a Tax Liability for any Group Company.

            (r) No Group Company has entered into any transaction which, if it ceased to be associated with any company or ceased to be a member of a group of companies for tax purposes, would give rise to a Tax Liability.

            (s) No Group Company has ever had, in respect of any accounting period, any excess of distributable investment or estate income within the meaning of Section 434 TCA. In respect of each Group Company, no loan or advance or payment has been made or consideration given or transaction effected falling within Sections 438 or 439 TCA. No Group Company has ever incurred any expense or paid any amount in consequence of which that Group Company has been or could be treated under Sections 436 or 437 TCA, as having made a distribution.

            (t) No obligation has arisen or will arise on or prior to Closing for the Purchaser to deduct an amount under Section 980 TCA.

            (u) Finglas is in material compliance with all Legal Requirements relating to Taxation, and Finglas has no outstanding Liability relating to Taxation that would adversely affect in any manner the Finglas IP Transfer and the transactions contemplated thereby.

            (v) VAT

                  (i) Each Group Company is a registered and taxable person for the purposes of the Value Added Tax Act 1972 or any comparable foreign legislation, as applicable, and has complied in all respects with such legislation and all regulations made or notices issued thereunder and has maintained full complete correct and up to date records, returns, invoices and other documents (as the case may be) appropriate or requisite for the purposes hereof.

                  (ii) No arrangement exists or has existed whereby for the purposes of VAT legislation whether in Ireland, the United States, the United Kingdom, Italy, France, or elsewhere the business activities of any Group Company are or were deemed to be carried on by any other person or the business activities of any other person are or were deemed to be carried on by any Group Company.

                  (iii) No Group Company has at any time acted as an agent of any person not established in Ireland within the meaning of Section 37 of the Value Added Tax Act 1972.

                  (iv) Finglas has no Liability relating to VAT.

                  (v) All VAT groups of which a Group Company was a member prior to the Closing are fully compliant in all respects with all Legal Requirements relating to VAT, including without limitation, all filing requirements and payment or reclaim requirements.

            (w) Sigma UK is a company whose business consists wholly or mainly of the carrying on of a trade or trades within the meaning of Section 626B TCA and is, by virtue of the law of the United Kingdom, resident for the purposes of tax in the United Kingdom, and the Company is or was within the period of two years ending on Closing, the parent company of Sigma UK within the meaning of
Section 626B TCA.

            (x) No agent of any Group Company constitutes or has ever constituted a permanent establishment of the Group for Tax purposes other than in the jurisdiction of incorporation of such Group Company.

      2.11 Restrictions on Business Activities. There is no Contract (non-competition, field of use, "most favored nation," or otherwise), judgment, injunction, order, or decree to which any Group Company or Finglas or any Shareholder is a party, or otherwise binding on any Group

Company or Finglas or any Shareholder, which has or could be expected to have the effect of prohibiting or impairing any business practice of any Group Company, any acquisition of property (whether tangible or intangible) by any Group Company, or the conduct of business by any Group Company. Without limiting the foregoing, none of any Group Company, Finglas, or any Shareholder is (i) restricted from selling, licensing, or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) is required to offer or sell any products or services to any Person on terms that are not less favorable than the terms under which such products or services may be offered or sold to other parties.

      2.12 Title of Properties; Absence of Liens; Condition of Equipment

            (a) No Group Company owns the freehold of any real property, nor has any Group Company ever owned the freehold of any real property. Schedule 2.12(a) of the Group Disclosure Letter sets forth a list of all real property (the "Properties") currently leased or which will be leased to any Group Company, the name of the lessor, the date of the lease and each amendment thereto, the aggregate annual rental and/or other monies payable under any such lease. The operations of the Group Companies, as the case may require, on the Properties do not violate any applicable Legal Requirement, including, without limitation, any applicable building regulation, planning requirement, planning act or other statute. There is not, under any of such leases, any existing default or event of default, or, to the knowledge of each Group Company and each of the Shareholders, any event or circumstance which could reasonably be expected to give rise to any default or event of default. The Company or Sigma UK, as the case may be, is the sole occupier of the Properties and sole beneficial owner of its interests in the Properties, and no lease, underlease, license, or other agreement exists permitting other Persons to use or occupy the Properties.

            (b) The Group Companies have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Lien except (i) as reflected in the Group Financial Statements, (ii) for Liens created by the lessors of such properties or assets, and (iii) for Liens for Taxes not yet due and payable. For purposes solely of this Section 2.12(b) as it relates to the Properties, "good and valid title" shall mean only such matters as relate to the title to the Properties as short leaseholds in the context of a conveyancing transaction and shall not include any matters relating to the condition of the Properties.

            (c) All equipment owned or leased by the Group Companies is listed in Schedule 2.12(c) of the Disclosure Letter, specifically identifying the Group Company owning or leasing such property, and except individual pieces of equipment owned by the Company or Sigma UK with an individual book value of less than (euro)10,000. All machinery, equipment, fixtures and vehicles owned, leased, or used by the Group Companies are in good operating condition taking into account their age, except for ordinary wear and tear, and are in a reasonable state of repair and condition for the purposes for which they are being used.

      2.13 Inventory

            (a) Schedule 2.13(a) (the "Inventory Schedule") sets forth a complete and accurate listing of all inventory, merchandise, finished goods, raw materials, work-in-process, packaging and parts inventory of the Group Companies as of the close of business on July 1, 2005 (the "Inventory" or "Inventories"). Finglas holds no Inventory. At the Closing, the Inventory Schedule shall be updated to reflect the Inventory as of the Closing Date (such inventory, the "Closing Inventory" and such updated Inventory Schedule, the "Closing Statement of Inventory"). The Closing Statement of Inventory shall set forth a complete and accurate list of all Closing Inventory. Subject to such write-downs to net realizable value as shall be identified on the Inventory Schedule or the Closing Statement of Inventory, as the case may require, the Inventory has been, and the Closing Inventory will be, valued at the lower of cost price or market value on a first in, first out basis.

            (b) The Inventory consists and the Closing Inventory will consist of a quantity and quality usable in the Ordinary Course of Business of the Group Companies, except for items of below-standard quality or obsolete items, all as have been reflected on the Inventory Schedule or the Closing Statement of Inventory, as applicable. The quantities of Inventory are reasonable in the present circumstances of the Group Companies. A Group Company has good and marketable title to all Inventories, and will have good and marketable title to all Closing Inventories, free and clear of all Liens. The Inventories do not consist and the Closing Inventory will not consist of any item held on consignment. No Group Company is or will be under an obligation or Liability with respect to accepting returns of items of Inventory or Closing Inventory or any other merchandise, other than in the Ordinary Course of Business. No clearance or extraordinary sale of the Inventories has been conducted, other than in the Ordinary Course of Business.

            (c) Since January 1, 2005, each Group Company has manufactured, inspected, tested and maintained all of the Inventory, and will have manufactured, inspected, tested and maintained all Closing Inventory, in the Ordinary Course of Business, and based on such operations, no Group Company has experienced any issues associated with product defects or qualities that differ materially from prior experience.

            (d) All inventories are located at the Group Address.

      2.14 Intellectual Property.

            (a) For the purposes of this Agreement, the following terms have the following definitions:

                  (i) "Commercial Software Rights" means generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than (euro)5,000 for a perpetual license for a single user or work station (or (euro)50,000 in the aggregate for all users and work stations) and which are used in the business of any Group Company but are in no way a component of the products of any Group Company and related Company Intellectual Property.

                  (ii) "Company Intellectual Property" shall mean any Technology and Intellectual Property Rights, including Company Registered Intellectual Property Rights (as defined below), that are owned (in whole or in part) by or exclusively licensed to any Group Company (including, without limitation, the Finglas Intellectual Property Rights).

                  (iii) "Intellectual Property Rights" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (A) all United States, United Kingdom, Irish, European, international and foreign patents (including supplementary protection certificates) and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures ("Patents"); (B) all trade secrets, confidential or proprietary information, know how, processes, technology, designs, technical data and customer lists, and all documentation, whether oral, in writing, electronic form, or in another form, relating to any of the foregoing; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all database rights, database registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Database Rights"); (E) all maskworks, maskwork registrations, and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures, or topology ("Maskworks"); (F) all design rights, industrial designs, and any registrations and applications therefor throughout the world ("Design Rights"); (G) all World Wide Web addresses, domain names, and sites, and applications and registrations therefor; (H) all trade names, logos, common law trade marks and service marks, trade mark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (I) any similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world.

                  (iv) "Registered Intellectual Property" shall mean all United States, international, and foreign (A) Patents, including applications therefor;
(B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademark and World Wide Web domain name registrations; (C) Copyright registrations and applications to register Copyrights; (D) Maskwork registrations and applications to register Maskworks; (E) Database Rights registrations and applications to register Database Rights; (F) Design Rights registrations and applications to register Design Rights; and (G) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity or other public or private legal authority at any time.

                  (v) "Technology" shall mean any or all of the following tangible items: (A) works of authorship, including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware, or otherwise, computer code, documentation, designs, files, records, data, and maskworks; (B) inventions (whether or not patentable) and improvements; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, and know-how; (D) databases, data compilations, and collections and technical data; (E) logos, trade names, trade dress, trademarks, and service marks; (F) World Wide Web addresses, domain names, and sites; (G) tools, methods, and processes; and (H) all instantiations of the foregoing in any form and embodied in any media.

            (b) Schedule 2.14(b) of the Group Disclosure Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by any Group Company or Finglas (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

            (c) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance, and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark, or other authorities in the United States, United Kingdom, Ireland, or any foreign jurisdictions, as the case may be, for the purposes of obtaining, maintaining, perfecting, preserving or renewing such Registered Intellectual Property Rights. There are no actions that must be taken by any Group Company or Finglas within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance, or renewal fees, or the filing of any responses to PTO office actions (or the actions of any other Governmental Entity in the United States or elsewhere anywhere in the world), documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Registered Intellectual Property Rights. In each case in which any Group Company or Finglas has acquired ownership of any Technology or Intellectual Property Right from any person, such Group Company or Finglas, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to such Group Company or Finglas. To the maximum extent provided for by, and in accordance with, applicable Legal Requirements, such Group Company or Finglas, as the case may be, has recorded each such assignment of a Registered Intellectual Property Right assigned to such Group Company or Finglas with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on Schedule 2.14(c) of the Group Disclosure Letter, no Group Company or Finglas has claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing. There are no Intellectual Property Rights owned or used by any Group Company or Finglas capable of registration which have not been so registered or in respect of which application for registration has not been made and is pending.

            (d) None of any Group Company, Finglas, or any Shareholder has any knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, none of any Group Company, Finglas, or any Shareholder knows of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or that would adversely affect any pending application for any Company Registered Intellectual Property Right, and none of any Group Company, Finglas, or any Shareholder has misrepresented, or failed to disclose, or has any knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

            (e) Each item of Company Intellectual Property is in full force and effect, and is and will be after giving effect to the Finglas IP Transfer, free and clear of any Liens. A Group Company or Finglas is, and immediately after the Closing, a Group Company will be, the exclusive owner or exclusive licensee of all Company Intellectual Property.

            (f) All Company Intellectual Property will be fully transferable, alienable or licensable by a Group Company or the Purchaser following the Closing without restriction and without payment of any kind to any third party.

            (g) To the extent that any Company Intellectual Property has been developed or created by a third party for any Group Company or Finglas, such Group Company or Finglas has a written agreement with such third party with respect thereto, and such Group Company or Finglas either (i) has obtained ownership of, and is the exclusive owner of (by operation of law or by valid assignment, to the fullest extent it is legally possible to do so), or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, all such third party's Intellectual Property Rights in such Technology. Any such agreements, licenses, or assignments are fully assignable to the Company or Finglas, as the case may require, without any requirement to obtain any consent or approval or any waiver from any third party, and all such agreements, licenses, or assignments will have been assigned and transferred to the Company on or prior to the Closing.

            (h) Except for Commercial Software Rights, all Technology used in or necessary to the conduct of the business of any Group Company as presently conducted or currently contemplated to be conducted by any Group Company was (1) written and created solely by either (i) employees of such Group Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to such Group Company, or (2) licensed to the Group Company pursuant to a license on Schedule 2.14(h) of the Group Disclosure Letter, and no third party owns or has any rights to any of the Company Intellectual Property.

            (i) All employees of each Group Company and Finglas have entered into a valid and binding written agreement with such Group Company or Finglas, as the case may require, sufficient to vest title in such Group Company, of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with such Group Company.

            (j) Each Group Company and Finglas has taken all steps that are reasonably required to protect its respective rights in confidential information and trade secrets of such Group Company or Finglas or provided by any other Person to such Group Company or Finglas. Without limiting the foregoing, each Group Company and Finglas has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form(s) attached hereto as
Schedule 2.14(j) of the Group Disclosure Letter, and all current and former employees, consultants and contractors of each Group Company and Finglas have executed such an agreement. No disclosure has been made to any other Person other than the Purchaser of any know-how, or the financial or trade secrets of any Group Company or Finglas except properly and in the Ordinary Course of Business and on the basis that such disclosure is to be treated as being of a confidential nature. No Group Company or Finglas has allowed any Company Intellectual Property to lapse or enter into the public domain. No Group Company or Finglas makes use of information confidential to a third party except under valid licenses from such third parties, all of which are in full force and effect and are listed on Schedule 2.14(h) of the Group Disclosure Letter. All know-how is adequately documented and to the extent that the know-how is confidential or important to the manufacture of products offered by the Group Companies or the provision of the manufacture of products offered by the Group Companies, no part of the same has been or will be disclosed to any third party by any Group Company or Finglas or any of their respective officers, directors, employees, or agents.

            (k) No Person who has licensed Technology or Intellectual Property Rights to a Group Company or Finglas has ownership rights or license rights to improvements made by such Group Company or Finglas in such Technology or Intellectual Property Rights.

            (l) No Group Company or Finglas has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person.

            (m) Schedule 2.14(m)-1 of the Group Disclosure Letter lists all Contracts to which a Group Company or Finglas is a party (including, without limitations, Contracts among the Group Companies and Finglas) with respect to any Technology or Intellectual Property Rights (other than Commercial Software Rights), including, without limitation, under which any Group Company or Finglas has been granted or provided any Technology or Intellectual Property Rights by third parties. Schedule 2.14(m)-2 of the Group Disclosure Letter lists all Contracts to which a Group Company or Finglas is a party (including, without limitations, Contracts among the Group Companies and Finglas) with respect to any Technology or Intellectual Property Rights under which any Group Company or Finglas has granted or provided any Technology or Intellectual Property Rights to third parties. Neither of any Group Company or Finglas is in breach of, nor has it failed to perform under, any of the foregoing Contracts and, to the knowledge of each Group Company and each of the Shareholders, no other party to any such license or Contract is in breach thereof or has failed to perform thereunder.

            (n) Schedule 2.14(n) of the Group Disclosure Letter lists Contracts between a Group Company or Finglas, on the one hand, and any other Person, on the other hand, or among the Group Companies and Finglas, wherein or whereby such Group Company or Finglas has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by such Group Company or Finglas or such other Person of the Intellectual Property Rights of any Person other than a Group Company or Finglas.

            (o) There are no Contracts between a Group Company or Finglas, on the one hand, and any other Person, on the other hand, or among the Group Companies and Finglas, with respect to Company Intellectual Property under which there is, to each Group Company's knowledge or the knowledge of any Shareholder, any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by such Group Company or Finglas thereunder. Neither of any Group Company nor Finglas is or will be as a result of the execution and delivery of this Agreement or the performance by a Group Company, Finglas, or any Shareholder of their respective obligations hereunder, in violation of any license, sublicense, or Contract relating to Company Intellectual Property (including Contracts among the Group Companies and Finglas).

            (p) The operation of the businesses of each Group Company as currently conducted or as contemplated to be conducted by such Group Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, Technology or services (including products, Technology or services currently under development) of such Group Company, does not, will not, and will not when conducted by the Purchaser in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and no Group Company nor any of the Shareholders has received notice from any Person claiming that such operation or any act, product, technology or service (including products, Technology or services currently under development) of any Group Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Group Company or any Shareholder have knowledge of any basis therefor).

            (q) To the knowledge of each Group Company and each Shareholder, no Person is infringing or misappropriating any Company Intellectual Property Right.

            (r) No Company Intellectual Property or product or service of any Group Company or Finglas is subject to any Legal Proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by such Group Company or Finglas or that may affect the validity, use or enforceability of such Company Intellectual Property.

            (s) No (i) product, Technology, service, or publication of any Group Company or Finglas, (ii) material published or distributed by any Group Company or Finglas, or (iii) conduct or statement of any Group Company or Finglas constitutes a defamatory statement or material or false advertising or otherwise violates in any material respect any Legal Requirement.

            (t) The Company Intellectual Property and Technology and Intellectual Property Rights obtained under the Contracts in Schedule 2.14(m)-1 of the Group Disclosure Letter constitute all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the businesses of each Group Company as they currently are conducted, and as they are currently planned or contemplated to be conducted by each Group Company, including, without limitation, the design, development, manufacture, use, import, and sale of products,

Technology and performance of services (including products, Technology or services currently under development).

            (u) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Purchaser or any subsidiary or affiliated corporation of the Purchaser, by operation of law or otherwise, of any Contracts to which a Group Company or Finglas is a party, will result in (i) either the Purchaser's or such subsidiary's or affiliated corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Purchaser's or such subsidiary's or affiliated corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Purchaser's or such subsidiary's or affiliated corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by a Group Company or the Purchaser prior to the Closing.

            (v) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No current or former employee, consultant or independent contractor of any Group Company or Finglas who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Group Companies or Finglas.

            (w) The Group Companies have provided Purchaser a schedule of product releases, which schedule is included in Schedule 2.14(w) of the Group Disclosure Letter. The Group Companies have a good faith reasonable belief that they can achieve the release of products on such schedule and are not currently aware of any change in their circumstances or other fact that has occurred that would cause them to believe that they will be unable to meet such release schedule. The products and services offered by the Group Companies do not contain any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data or other software ("Contaminants").

            (x) The Group Companies have information technology systems sufficient to operate their businesses as currently conducted and as contemplated to be conducted. The Group Companies have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Group Companies are free from Contaminants. The Group Companies have appropriate disaster recovery plans procedures and facilities for their businesses and have taken all reasonable steps to safeguard the information technology systems utilized in the operation of the businesses of the Group Companies as currently conducted or contemplated to be conducted. There have been no unauthorized intrusions or breaches of the security of such information technology systems. The

Group Companies have implemented any and all security patches or upgrades that are generally available for the Group Companies information technology systems.

            (y) No Group Company or Finglas has breached or violated the terms of any license, sublicense, or other Contract relating to any Commercial Software Rights, and such Group Company or Finglas has a valid right to use such Intellectual Property Rights and Technology under such licenses, sublicenses, or other Contracts. No Group Company or Finglas is nor will be as a result of the execution and delivery of this Agreement or the performance by such Group Company, Finglas, or the Shareholders of their respective obligations hereunder, in violation of any license, sublicense, or Contract relating to Commercial Software Rights. No claims have been asserted or, to the knowledge of each Group Company and each of the Shareholders, are threatened by any Person against any Group Company or any Shareholders in connection with any Commercial Software Right. To the knowledge of each Group Company and each of the Shareholders, there is no material unauthorized use, infringement, or misappropriation of any Commercial Software Right by any Group Company or Finglas or any employee or former employee of any Group Company or Finglas.

      2.15 Agreements, Contracts and Commitments. Except as contemplated by this Agreement or as set forth in Schedule 2.15 of the Group Disclosure Letter, no Group Company is a party to or bound by any of the following, which are subsisting or outstanding or in respect of which a Group Company has any current or potential future Liability:

            (a) any collective bargaining agreements;

            (b) any agreements or arrangements that contain any redundancy, severance pay, or post-employment Liabilities;

            (c) any other employment or consulting agreement or commitment with any officer, employee, director, Shareholder, or any other Person, other than those that are terminable at the will of a Group Company, without liability;

            (d) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

            (e) any agreement or plan, including, without limitation, any stock option plan, share appreciation rights plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (f) any fidelity or surety bond or completion bond;

            (g) any Contract or group of related Contracts for the lease of personal property having a value individually in excess of (euro)10,000;

            (h) any Contract of indemnification or guarantee;

            (i) any Contract containing any covenant limiting the freedom of any Group Company to engage in any line of business or to compete with any Person;

            (j) any Contracts relating to capital expenditures or involving future payments (other than employment arrangements) individually in excess of
(euro)25,000;

            (k) any Contracts relating to the borrowing of money by any Group Company or extension of credit to any Group Company;

            (l) any Contract concerning confidentiality;

            (m) any purchase order or Contract for the purchase of materials (excluding capital expenditures) involving (euro)10,000 or more individually or
(euro)3,000,000 or more in the aggregate;

            (n) any construction contracts;

            (o) any sales representative, original equipment manufacturer, value added reseller, remarketer, or other Contract for distribution of the product or services of any Group Company or the product or services of any other Person, or any dealer, join marketing, or development Contract;

            (p) any Contract pursuant to which any Group Company has advanced or loaned any amount to any Person, other than business travel advanced in the Ordinary Course of Business; or

            (q) to the extent not reported in the Group Financial Statements, any other Contract (other than Contracts relating to employment) that involve payment by any Group Company of (euro)50,000 or more in respect of such Contract and which is not cancellable without penalty within thirty (30) days.

      No Group Company has breached, violated, or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract or commitment required to be set forth pursuant to
Section 2.14 or Section 2.15 of this Agreement (any such Contract or commitment, a "Company Contract"). To the knowledge of each Group Company and each of the Shareholders, each Company Contract is in full force and effect and is not subject to any default thereunder by any party obligated to any Group Company pursuant thereto.

      2.16 Change of Control Payments. Schedule 2.16 of the Group Disclosure Letter sets forth each plan or Contract pursuant to which any amounts may become payable in cash or otherwise (whether currently or in the future) to any current or former officer, director, employee of, or consultant to, any Group Company as a result of or in connection with the Acquisition.

      2.17 Related Party Transactions. No Shareholder or current or former officer, director, shareholder or other affiliated Person of any Group Company (nor any sibling, descendant or spouse of any of such Persons, or any Entity in which any of such Persons has, has had or will have an interest), has, has had or will have, directly or indirectly, (i) an interest in any Entity which furnished or sold, or furnishes or sells, services, products or technology that any Group Company furnishes or sells, or proposes to furnish or sell; (ii) any interest in any Entity that purchases from or sells or furnishes to any Group Company, any goods or services; or (iii) a beneficial interest in any Contract to which any Group Company is a party.

      2.18 Compliance with Laws; Governmental Authorization.

            (a) Each Group Company and Finglas has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirements. Neither of Finglas nor any Group Company has received any notice or communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

            (b) Schedule 2.18(b) lists each Governmental Authorization (i) issued to any Group Company or Finglas and pursuant to which any Group Company or Finglas currently operates its business or holds any interest in any of its properties or (ii) which is required for any Group Company to operate its business or hold any such interest.

            (c) All Governmental Authorizations listed on Schedule 2.18(b) are valid and current and in full force and effect and constitute all Governmental Authorizations necessary to enable each Group Company to conduct its respective business in the manner in which it is currently being conducted. Each Group Company is in material compliance with the terms of each of the Governmental Authorizations. No Group Company or Finglas has at any time received any notice or other communication from any Governmental Entity concerning (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, or modification of any Governmental Authorization.

      2.19 Bank Accounts. Schedule 2.19 of the Group Disclosure Letter constitutes a full and complete list of all the bank accounts and safe deposits of each Group Company (or similar accounts held with other financial institutions), the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

      2.20 Legal Proceedings. No Group Company or Finglas is a party to or otherwise involved in any Legal Proceeding. None of the Shareholders is a party to or otherwise involved in any Legal Proceeding that is related directly or indirectly to their capacity as an officer, director, employee, or shareholder of any Group Company. To the knowledge of each Group Company and each Shareholder, no such Legal Proceeding is pending or has been threatened, and no Group Company or any Shareholder is aware of any reasonable basis for any such Legal Proceeding. There are no judgments, orders, decrees, citations, fines, or penalties assessed against any Group Company or Finglas or, to the extent relating to any properties or assets of a Group Company or Finglas or the employment of any Person or otherwise to their relationship with a Group Company, against any officer, director, or employee of any Group Company, Finglas, or any Shareholder. No Governmental Entity has at any time challenged or questioned in writing, or to the knowledge of each Group Company and each Shareholder, otherwise challenged or questioned, the legal right of any Group Company to manufacture, offer, or sell any product.

      2.21 Environmental Matters.

            (a) Each Group Company has complied with all applicable Legal Requirements, codes of practice, and other similar controls and advice made or issued by the national or local government or by any other regulatory body, and with all regulations and directives made by the legislative organs of Ireland, the United Kingdom (with respect to Sigma UK), the European Economic Community, the European Community, and the European Union, relating to the protection of the environment (including, without limitation, the prevention of the pollution of any land, water, or air due to the release, escape or other emission of any substance (including, without limitation, radioactive substances) or the production, transportation, storage, treatment, recycling, or disposal of waste, or the making of noise) that are now in existence and have force of law and are in force at the date of this Agreement (the "Environmental Laws"), both in respect of each Group Company's business as carried on from time to time and with respect to any real property each may lease or own. For purposes of this Agreement, the term "Environmental Laws" shall be deemed to include, without limitation, the provisions of the Public Health (Ireland) Act 1878, the Fisheries Acts 1959-2000, the Local Government (Water Pollution) Acts 1977 and 1990, the European Communities (Waste) Regulations 1979, the Air Pollution Act 1987, the European Communities (Environmental Impact Assessment) Regulations 1989, the Planning Acts the Planning and Development Regulations 2001, the Building Control Act 1990, the Environmental Protection Agency Act 1992, and the Waste Management Act 1996 and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto.

            (b) There are no past, pending, or to the knowledge of each Group Company and each Shareholder, threatened Legal Proceedings against any Group Company brought under the Environmental Laws before any Governmental Entity or other body.

            (c) To the knowledge of each Group Company and each Shareholder, none of the Properties or any other real property that is or was owned or leased by any Group Company is or has been deemed at any time contaminated land (whether by the deposit, spillage, or disposal or leaching of any hazardous or toxic material, or other pollutant or otherwise). No Group Company or, to the knowledge of each Group Company or any of the Shareholders, any prior occupant or any third party has used, generated, manufactured, treated, stored, emitted, released, discharged or disposed of, from, on, under, or about the Properties or any property previously occupied by any Group Company, or transported to or from the Properties or such previously occupied properties, any hazardous substances, other than hazardous substances used in the Ordinary Course of Business and in compliance with all Environmental Laws and Environmental Permits.

            (d) Schedule 2.21(d) lists all reports, data, correspondence, investigations, surveys, and other documents commissioned by any Group Company relevant to the application of the Environmental Laws to any Group Company, its properties, leasehold interests, and businesses (including, without limitation, environmental audits, environmental impact assessments, and documents relating to hazardous or other waste), and complete and accurate copies thereof have been provided to the Purchaser.

            (e) Schedule 2.21(e) lists all permits or authorizations required by any Governmental Entity under any Environmental Laws applicable to any Group Company and its business or operations (the "Environmental Permits"). The Environmental Permits constitute all the permits and authorizations each Group Company is required to obtain under the Environmental Laws and are in full force and effect. Neither any Group Company nor any Shareholder is aware of a breach of any applicable Environmental Law or Environmental Permit.

      2.22 Brokers' and Finders' Fees. No Group Company has incurred, nor will a Group Company incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

      2.23 Employee and Employee Benefit Matters.

            (a) General.

                  (i) There are in existence service agreements or employment contracts with all officers and employees of each Group Company. No consultancy, independent contractor or service provider agreements or arrangements exist between any Group Company and any third party. Finglas has not, and has never had any, employees, consultants, independent contractors or service providers.

                  (ii) There is not in existence any service agreement with any officer or employee of any Group Company which cannot be terminated without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal), and none of the Group Companies has received notice of resignation from any of the Key Employees, and no Group Company or any Shareholder has any reason to believe that a notice of resignation may be forthcoming from any Key Employee. There are no commitments or undertakings to any such persons other than as set forth in formal written agreements or Contracts described on Schedule 2.23(a)(ii) of the Group Disclosure Letter.

                  (iii) No offers of employment have been made to employees who have accepted but not yet started employment.

                  (iv) Schedule 2.23(a)(iv) of the Group Disclosure Letter sets forth:

                        (A) the total number of employees (including officers, part time employees and agency employees) of each Group Company, including those who are on maternity or other protective leave or absent on the grounds of disability or other long term leave of absence, and have or may have a statutory or contractual right to return to work with any Group Company; and

                        (B) the names of all employees (including officers, part time employees and agency employees) of each Group Company, such names being set out in a separate list for each Group Company, such lists being split between permanent employees, temporary employees, full-time employees, part-time employees, employees on fixed term contracts and agency employees and having the following headings and setting out the relevant details on each such employee under such headings:

                             (i) employee names and addresses;

                             (ii) salaries/wages and other benefits of any kind;

                             (iii) dates of birth/age;

                             (iv) dates of commencement of employment;

                             (v) number of years continuous employment
(including previous employment where relevant);

                             (vi) participation in benefit schemes (e.g.,
VHI/BUPA, permanent health insurance, life assurance, pension scheme, share and share option schemes and profit sharing);

                             (vii) notice entitlements;

                             (viii) grades/positions;

                             (ix) holiday entitlement;

                             (x) sick pay schemes;

                             (xi) bonus, commission, or incentive schemes;

                             (xii) company cars, car allowances;

                             (xiii) any customs and practices dealing for the
time being between any Group Company and any trade union and any agreements or arrangements, whether binding or otherwise, for the payment of compensation on termination of employment including, in particular, redundancy entitlement and early retirement terms;

                             (xiv) any other relevant terms; and where any
employee is continuously absent from work for a period in excess of one month, the reason for the absence.

                  (v) The basis of the remuneration payable to the officers or employees of each Group Company is the same as that in force at the Accounts Date and no Group Company is obligated to increase or has made any provision to increase the aggregate annual remuneration payable to any officer or and employee since the Accounts Date.

                  (vi) There are no amounts owing to any present or former officers or employees of any Group Company, other than remuneration accrued to date or for disbursement of business expenses details of which are contained in Schedule 2.22(a)(vi) of the Group Disclosure Letter.

                  (vii) There is no agreement or arrangement between any Group Company and any officer or employee or former employee with respect to his or her employment, his or her ceasing to be employed or his or her retirement which is not included in the written terms of his or her employment or service or previous employment or service (as the case may be).

                  (viii) Each of the Group Companies has maintained current and adequate records regarding the service of each of its current and former officers and employees including, without limitation, details of terms of employment, holidays, working hours and rest breaks, payment of sick pay, statutory maternity pay, disciplinary and health and safety matters, income tax and social security contribution and termination of employment.

                  (ix) No current or former officer or employee of a Group Company has given or received notice terminating his or her employment.

                  (x) No employee or officer of a Group Company is assigned or employed wholly or mainly outside of Ireland, except for those employees or officers who are assigned wholly and mainly in Italy or France (consisting of one employee of each of such countries) and those employees or officers of Sigma UK who are assigned wholly and mainly within the United Kingdom, each of whom is identified in the Group Disclosure Letter.

                  (xi) No employee or former employee of a Group Company is currently on maternity leave, paternity leave, parental leave, adoptive leave, carer's leave, study leave or other approved absence (other than holiday leave) or has a right to return to work pursuant to the Maternity Protection Acts, 1994 and 2004, the Adoptive Leave Act, 1995, the Parental Leave Act, 1998, the Carer's Leave Act, 2001, or similar statutes in the countries of Italy and France, or has or may have a right to be reinstated or re-engaged, and no employee of a Group Company is on long term absence from work due to ill health.

                  (xii) On or prior to Closing:

                        (A) all pay related social insurance contributions (both employer's and employees') due and payable by any Group Company will have been duly paid;

                        (B) all amounts due to the Revenue Commissioners in respect of deductions which have been made or which should have been made by any Group Company in accordance with Pay-As-You-Earn (PAYE) regulations from time to time in force have been deducted so that no Group Company will have any Liability in respect thereof;

                        (C) all certificates relating to matters referred to in this paragraph which by any Legal Requirement are required to be given by employers to employees have been given to all employees of the Group Companies and are true and accurate in all material respects.

                  (xiii) There are no schemes in operation by or in relation to any Group Company whereunder any employee of the Group Companies or any other Person whatsoever is entitled to a commission, incentive payment, remuneration bonus or other payment of any sort calculated by reference to the whole or any part of the turnover, profits, or sales of any Group Company.

                  (xiv) Every employee or former employee of any Group Company who should have been treated as employed for Tax purposes has been so treated.

                  (xv) None of the Group Companies has incurred any Liability:

                        (A) for breach or termination of or variation of any service agreement with any of its officers or employees or former officers or employees including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any officer or employee or former officer or employee; and

                        (B) for breach or termination of any consultancy agreement.

                  (xvi) There is no agreement or arrangement between any Group Company and any of its employees or former employees with respect to past and/or current redundancy payments;

                  (xvii) None of the Group Companies has, or is proposing to introduce, a sick pay scheme;

                  (xviii) None of the Group Companies has agreed to make any payment to its employees on maternity or other protective leave;

                  (xix) None of the Group Companies pays, nor is it proposing to introduce payment of, commission to any of its employees;

                  (xx) No employee of any Group Company is in receipt of or entitled to more than twenty (20) holiday days per calendar year;

                  (xxi) Save as disclosed in the Group Disclosure Letter, there is no agreement or arrangement between any of the Group Companies and any of its respective employees with respect to payment by such Group Company of any of its employee's medical insurance/VHI/BUPA.

                  (xxii) Save as disclosed in the Group Disclosure Letter, there is no agreement or arrangement between any of the Group Companies and any of their respective employees, directors, or officers with respect to payment by such Group Company of a car allowance or provision of a car to any of its employees, directors, or officers;

                  (xxiii) No Group Company is liable to make payment to any Person pursuant to the Employment Equality Acts 1998 and 2004.

            (b) Payments on Termination. Except as disclosed in the Accounts:

                  (i) no Liability has been incurred by a Group Company for breach or termination of any service agreement or employment contract with any of its employees or former employees including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee or former employee;

                  (ii) no Liability has been incurred by a Group Company for breach or termination of any consultancy agreement or other contract for services; and

                  (iii) none of the Group Companies has made or agreed to make or promised any payment or provided or agreed to provide any material benefit or gratuitous payment to any current or former officer or employee of the Company or any dependent of any current or former officer or employee in connection with the actual or proposed termination or suspension of employment or variation of any service agreement of any present or former director or employee.

            (c) Non-allowable Payments. None of the Group Companies has made or agreed to make any payment to or provided or agreed to provide any benefit for any current or former officer or employee which is not allowable as a deduction for the purposes of Taxation.

            (d) Liabilities for Employees. None of the Group Companies is liable to pay any industrial training levy nor do either have outstanding any undischarged Liability to pay to any Governmental Entity in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of current or former officers or employees by any Group Company.

            (e) Claims by Employees. There are no claims in existence, pending or threatened against any Group Company:

                  (i) by a current or former employee or workman or third party, in respect of any accident or injury, whether or not covered by insurance;

                  (ii) by a current or former officer or employee in relation to his terms and conditions of employment or appointment; or

                  (iii) by a current or former employee for unfair dismissal, notice, redundancy, wrongful dismissal or breach of contract; nor is any Group Company aware of any circumstances which would give rise to such a claim.

            (f) Industrial Disputes and Negotiations. No Group Company is involved in any dispute or negotiation regarding a claim of material importance with any trade unions or association of trade unions or organization or body of employees, and no facts or circumstances exist which might lead to any such dispute and none of the Group Companies has ever had a strike or lockout or any other labor dispute which has materially disrupted its business. There are no pay increases due and owing to any employee arising from any Group Company's obligations under the current National Wage Agreement, Sustaining Progress.

            (g) Redundancies and Transfer of Business. Within the period of three years ending on the date of this Agreement, none of the Group Companies has:

                  (i) given notice of any redundancies to its employees and/or the Minister for Enterprise, Trade and Employment or started consultations in respect of redundancies with any trade union or directly with employees and/or their representatives whether pursuant to Part II of the Protection of Employment Act, 1977 and 2000 or Regulation 8 of the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 or otherwise; nor

                  (ii) been a party to any relevant transfer within the scope of the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 nor has any Group Company failed to comply with any duty to inform and consult any trade union under those Legal Requirements.

            (h) Trade Unions. Full and complete details of all recognized trade unions and all collective bargaining or procedural or other agreements or arrangements in existence relating or relevant to any of the employees of any Group Company and of the current state of any negotiations with any trade union staff association or other organization formed for a similar purpose which might affect the terms and conditions of employment of any employees are set out in the Group Disclosure Letter.

            (i) Incentive Schemes. None of the Group Companies has in existence or proposes to introduce any share incentive, share option, profit sharing, bonus or other incentive scheme for any of its officers or employees.

            (j) Training. There is no training scheme, arrangement or proposal in existence at the date of this Agreement in relation to any Group Company.

      2.24 Pension Matters.

            (a) Definitions. For the purposes of the representations and warranties in this Section 2.24:

                  (i) "Approved" means exempt approved by the Revenue Commissioners for the purposes of Section 774 of the Taxes Consolidation Act, 1997 and reference to "Approval" shall be construed accordingly;

                  (ii) "Defined Benefit Scheme" means a defined benefit pension scheme within the meaning of Section 2 of the Pensions Act;

                  (iii) "Defined Contribution Scheme" means a defined contribution scheme within the meaning of Section 2 of the Pensions Act.

                  (iv) "Disability Scheme" means the Income Protection Plan established by Sigma Wireless Communications Limited, a company incorporated under the laws of Ireland with registration number 174542, under Group Policy No. 21820/17.

                  (v) "Discontinued Schemes" means collectively the

                        (A) Sigma Wireless Technologies Limited Staff Non-Contributory Pension & Death Benefits Plan established by a Trust Deed dated August 23, 1971; and

                        (B) Sigma Wireless Technologies Limited Contributory Pension & Death Benefit Plan for Hourly Paid Employees established by a Trust Deed dated December 8, 1988.

                  (vi) "Pensions Act" means the Pensions Acts 1990 to 2005 and all regulations promulgated thereunder.

                  (vii) "Pension Schemes" means collectively the:

                        (A) Sigma Communications Group Retirement and Death Benefit Plan established by a Trust Deed dated January 27, 1992 (the "Main Scheme"); and

                        (B) Sigma Communications Group Additional Voluntary Communications Scheme established under a Trust Deed dated May 1, 1992 (the "AVC Scheme").

                  (viii) "PRSAs" means any Personal Retirement Savings Accounts established in respect of any of the employees of the Company or Sigma UK and to which a Group Company contributes.

                  (ix) "UK Scheme" means the Group Shareholder Pension Scheme established by Sigma UK with Scottish Widows plc under Scheme 10 no. Z0331455.

            (b) Documentation. Full details of each of the Pension Schemes, the Discontinued Schemes and the PRSAs have been given to the Purchaser in the form of true and complete copies of:

                  (i) all agreements, deeds and rules governing or relating to each of the Pension Schemes, the UK Scheme, the Disability Scheme, the Discontinued Schemes and PRSAs and all announcements, booklets and other explanatory literature or communications issued to employees;

                  (ii) in the case of any of the Pension Schemes in relation to which the trustees or managers are required to obtain audited accounts, the audited accounts of the relevant Pension Scheme for the last scheme year;

                  (iii) all policies effected with any insurance company for the purposes of the Pension Schemes (or any of them) and the Disability Scheme; and

                  (iv) in the case of the Main Scheme the latest full actuarial valuation report and any supplementary or subsequent actuarial advice including actuarial funding certificates prepared under Section 42 of the Pensions Act, any funding proposal submitted to the Pensions Board and actuarial statements issued since the most recent valuation in accordance with Section 55 subsections
(3) and (4) of the Pensions Act.

            (c) No other obligations.

                  (i) No Group Company has any obligation under or in connection with any of the Pension Schemes in respect of any of the employees of any Group Company or any dependant or beneficiary or any of them other than under the documents referred to in Section 2.23(b) which documents contain full and accurate details of all benefits payable under each of the Pension Schemes.

                  (ii) No plan, proposal or intention to amend, discontinue in whole or in part or exercise any discretion in relation to any of the Pension Schemes, the Disability Scheme, or the UK Scheme has been communicated to any person.

                  (iii) Each of the Discontinued Schemes was established as a Defined Benefit Scheme and each of the Discontinued Schemes has been wound up and terminated in accordance with the provisions of its governing documentation and with the Pensions Act and no Group Company has any liability of any nature in respect of any of the Discontinued Schemes.

                  (iv) The closure of the Main Scheme to new entrants with effect from December 31, 2003 was carried out in accordance with the provisions of its governing documentation and all applicable Legal Requirements.

            (d) Defined Benefit Schemes. The Main Scheme is a Defined Benefit Scheme and:

                  (i) the actuary who signed the report on the most recent actuarial valuation is the present actuary to the Main Scheme;

                  (ii) the information supplied to the actuary for use in preparing the valuation and any supplementary actuarial advices was true, complete and accurate; and

                  (iii) since the effective date of the most recent actuarial valuation contributions have been paid to the Main Scheme at the rate and at the times recommended by the actuary in his report and in all other respects in accordance with the terms of the Main Scheme.

            (e) Defined Contribution Schemes. The AVC Scheme is a Defined Contribution Scheme and:

                  (i) the Purchaser has been notified of the rates at which contributions have been paid in respect of each member and the basis on which they are calculated and whether they are paid in advance or in arrear;

                  (ii) no assurance, promise or guarantee (whether oral or written) has been made or given to or in respect of any of the employees of the Company or Sigma UK of any particular level or amount of benefits to be provided for or in respect of him on retirement, death or leaving service; and

                  (iii) all contributions due have been paid in full by the due date for payment.

            (f) Compliance.

                  (i) Each Pension Scheme is Approved and there are no circumstances which might give the Revenue Commissioners reason to withdraw Approval.

                  (ii) Each Pension Scheme has been designed to comply with, and has been administered in accordance with:

                        (A) all applicable laws including, without limitation, the Pensions Act and all relevant statutes and subordinate legislation of Ireland and all relevant provisions of the laws of the European Communities; and

                        (B) the trusts, powers and provisions of the relevant Pension Scheme; and

                        (C) the requirements of the Retirement Benefits District of the Revenue Commissioners for exempt approval.

                  (iii) Each Pension Scheme is registered with the Pensions Board as required by the Pensions Act.

                  (iv) There are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of any of the Pension Schemes or the Discontinued Schemes or against any Group Company or in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes, the Discontinued Schemes or the PRSAs and there are no circumstances which may give rise to any such claim.

            (g) Membership.

                  (i) The Purchaser has been furnished with a true and complete list of the members of each of the Pension Schemes with all particulars of them relevant to their membership of the applicable Pension Scheme as are necessary to establish their entitlement to benefits.

                  (ii) All Members of the Main Scheme have been admitted to membership of the Main Scheme into the category of membership to which they are entitled.

                  (iii) All employees in the service of the Group Companies on 31st December 2003 who were eligible, or could have subsequently become eligible, for membership of the Main Scheme have been admitted to membership of the Main Scheme.

            (h) Insurance. All benefits (other than refunds of contributions) payable under each of the Pension Schemes and the Disability Scheme on the death of a member of any of the Pension Schemes or the Disability Scheme or during periods of sickness or disability of the member are at the date of this Agreement fully insured under a policy effected with an insurance company of good repute and each member has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health and all insurance premiums payable have been paid.

            (i) UK Scheme

                  (i) The UK Scheme is a defined contribution arrangement and;

                        (A) the Purchaser has been notified of the rates at which contributions have been paid in respect of each member and the basis on which they are calculated and whether they are paid in advance or in arrear;

                        (B) no assurance, promise or guarantee (whether oral or written) has been given to or in respect of any of the employees of Sigma UK of any particular level or amount of benefits to be provided for or in respect of him on retirement, death or leaving service; and

                        (C) all contributions due have been paid in full by the due date for payment;

                        (D) has been designed to comply with, and has been administered in accordance with;

                              (i) all applicable legal Requirements, including,
without limitation, all relevant statutes and subordinate legislation of the United Kingdom and all relevant provisions of the laws of the European Communities; and

                              (ii) the trusts, powers and provisions of the UK
Scheme.

                  (ii) Each Group company has complied with all of its obligations (if any) under the laws of the United Kingdom, including, without limitation, the Welfare Reform and Pensions Act 1999 in respect of its employee's pension entitlements.

            (j) PRSAs.

                  (i) All employees who commenced service with any of the Group Companies after December 31, 2003 has been notified of their right to contribute to a PRSA and have been notified of their entitlement to have employer contributions made to such PRSA on their behalf.

                  (ii) Employer contributions to the PRSAs are payable at the rates set out in the Disclosure Letter in respect of each employee. All such employer contributions have been paid in full by the due date for payment.

      2.25 Insurance. Schedule 2.25 of the Group Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, and directors of each Group Company. There is no claim by a Group Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and each Group Company is otherwise in compliance with the terms of such policies and bonds, as the case may be. Neither any Group Company nor any Shareholder has knowledge of any threatened termination of, or premium increase with respect to, any of such policies. No Group Company has ever been denied insurance coverage, and no insurance policy of a Group Company has ever been cancelled for any reason.

      2.26 Business Practices. No Group Company nor any of their respective officers or employees nor any Shareholder has directly or indirectly given or agreed to give any illegal gift, contribution, payment, or similar benefit to any supplier, customer, governmental official, or employee or other Person who was or is in a position to help or hinder the business of any Group Company (or assist in connection with any actual transaction). To the knowledge of each Group Company and each Shareholder, no Group Company or any of their respective officers, directors or employees nor any Shareholder has established or maintained any fund or asset which ought to have been recorded in the books of such Group Company but was not, nor has any Group Company or any of its officers, directors, or employees nor any Shareholder intentionally made any materially false entries on any books or records for any purpose.

      2.27 Product Warranties; Defects; Liabilities; Returns. Each product manufactured, sold, licensed, leased, or delivered by any Group Company has been in conformity with all applicable commitments under any Contract and with all express and implied warranties, except where the failure to be in such conformity would not have a Material Adverse Effect on such Group Company. No Group Company has a Liability (and to the knowledge of each Group Company and each Shareholder, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed or delivered by any Group Company is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license, or lease. The Group Disclosure Letter includes a copy of the standard terms and conditions of sale or license used by each Group Company. All products of any Group Company that have been shipped or delivered by a Group Company to a customer or distributor have been received by such customer or distributor and are not subject to any right of return, right of cancellation, or any penalty or charge for failure to meet the acceptance criteria of such customer or distributor.

      2.28 No Ex-Gratia Arrangements. No Group Company has granted any ex-gratia pension or other like payment to any of its past or present officers, employees, consultants or their dependents.

      2.29 Transfer of McKee Avenue Property; Other Pre-Closing Transactions; No Liability.

            (a) The real property located at McKee Avenue, Finglas, Dublin 11 (the "McKee Avenue Property") shall have been validly and properly transferred on or prior to the execution and delivery of this Agreement in accordance with all applicable Legal Requirements (the "McKee Property Transfer") by the Company to Finglas McKee Property Holdings Limited, a company incorporated under the laws of Ireland with registration number 394880 ("FMPHL"), such that FMPHL has good and marketable title in the property sufficient to enter into and grant to the Company the rights set forth in the Short-Term Business Letting Agreement in the form attached hereto as Exhibit B (the "McKee Avenue Lease"), such that FMPHL is the legal and beneficial owner thereof, and such that no Taxes, rates or Liabilities remain outstanding or shall arise on any of the Group Companies whatsoever or howsoever arising, directly or indirectly, from the ownership, occupation, or use of the McKee Avenue Property and/or the McKee Property Transfer.

            (b) Other than as set forth in the McKee Property Lease, from and after the Closing, the Company will have no Liability relating to or arising from its prior ownership, occupation, or use of the McKee Avenue Property or its disposition of the McKee Avenue Property in connection with the McKee Property Transfer.

            (c) Upon completion of the Amro Share Purchase, the Company will have no Liability to the prior holder of the Amro Shares, whether pursuant to Contract or otherwise.

            (d) Upon execution and delivery of the Enterprise Ireland Agreement and completion of the Enterprise Ireland Transactions, the Company will have no further Liability to Enterprise Ireland, whether pursuant to Contract or otherwise.

      2.30 Activities in the United Kingdom. Sigma UK has carried on its business and operations at all times in accordance with all applicable Legal Requirements.

      2.31 Intentionally Left Blank.

      2.32 Disclosure. None of the representations or warranties made by any Group Company or the Shareholders in this Agreement or any Company Closing Document contains or will contain an untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact of which any Group Company or any Shareholder is aware that has not been disclosed to the Purchaser and that could reasonably be expected to have a Material Adverse Effect on a Group Company.

                                   ARTICLE IIA

                    ADDITIONAL REPRESENTATIONS WARRANTIES OF
                                THE SHAREHOLDERS

      The representations and warranties set forth in this Article IIA, in addition to the warranties set forth in Section 2.4 above, are referred to herein as the "Title Warranties."

      Each of the Shareholders further severally represents and warrants to the Purchaser as follows:

      2A.1 Ownership of Shares. Each of the Shareholders is the sole legal and beneficial owner of the Company Shares registered in its name and identified on the Schedule of Shareholders. The SCG Shareholders are collectively the holders of all the issued share capital of SCG. The Company Shares are not subject to any Liens or rights of first refusal of any kind, and none of the Shareholders (or any shareholder or affiliated Person thereof) has granted any rights to purchase or otherwise acquire such Company Shares to any other Person. No Shareholder is now insolvent or has ever sought relief, and no Shareholder has any present intention of seeking relief, under applicable bankruptcy or insolvency laws. The Shareholders have the sole right to transfer the Company Shares to the Purchaser. The Company Shares held by the Shareholders constitute in the aggregate the entire issued share capital of the Company (subject only to the Redemption Shares). No Shareholder or any other Person has any options, warrants or other rights to acquire any additional shares of the Company.

      2A.2 Absence of Claims. No Shareholder (or any shareholder or affiliated Person thereof) has any claim against any Group Company, contingent or unconditional, fixed or variable, under any Contract or on any other basis whatsoever, whether in equity or at law.

      2A.3 Authority. Each Shareholder has all requisite power and authority to enter into this Agreement and the Company Closing Documents, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, Enterprise Ireland Transactions, and the Amro Share Purchase) have been duly authorized by all necessary action on the part of each Shareholder (including, without limitation, any required corporate actions or shareholder actions in the case of SCG). The directors of each of the Shareholders, if applicable, have unanimously approved this Agreement, the Company Closing Documents, the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, and the Amro Share Purchase, and the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Shareholders and constitutes a valid and binding obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms. The Company Transaction Documents will, when executed and delivered by each of the Shareholders at Closing, constitute valid and binding obligations of each of the Shareholders, enforceable against each of the Shareholders in accordance with their terms. The execution and delivery of this Agreement by each of the Shareholders does not, the execution and delivery of the Company Transaction Documents by each of the Shareholders at the Closing will not, and the consummation of the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, Enterprise Ireland Transactions, and the Amro Share Purchase, and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Conflict under (i) any provision of the constituent documents of any of the Shareholders (if applicable) or (ii) any Contract, permit, concession, franchise, license, judgment, order, decree, or Legal Requirement applicable to any of the Shareholders or their respective properties or assets. No consent, waiver, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Entity, any party to any Contract with any of the Shareholders, or any other third party (so as not to trigger any Conflict), is required by or with respect to any of the Shareholders, in connection with the execution and delivery of this Agreement, or the Company Transaction Documents or the consummation of the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, and the Amro Share Purchase, and the other transactions contemplated hereby or thereby.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby warrants to each of the Shareholders as follows:

      3.1 Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has the corporate power to own and lease its properties and to carry on its business as now being conducted. The Purchaser is duly qualified and licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Purchaser and its subsidiaries, taken as a whole.

      3.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Purchaser Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby have been, and the execution and delivery of the Purchaser Closing Documents at the Closing will be, authorized by all necessary corporate action on the part of the Purchaser. This Agreement is, and the Purchaser Closing Documents, when executed and delivered by the Purchaser at the Closing, will be, duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser, enforceable in accordance with their terms. The execution and delivery of this Agreement does not, the execution and delivery of the Purchaser Closing Document at the Closing will not, and the consummation of the transactions contemplated hereby and thereby will not result in a Conflict with (i) any provisions of the Certificate of Incorporation or Bylaws of the Purchaser or (ii) any Contract, permit, concession, franchise, license, judgment, order, decree, statute, or Legal Requirement applicable to the Purchaser or on which the Purchaser's business, financial condition, operations or prospects is substantially dependent, the breach, violation, default, termination, or forfeiture of which would result in a Material Adverse Effect on the Purchaser and its subsidiaries, taken as a whole, or which would materially impair the ability of the Purchaser to fulfill its obligations under this Agreement. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, any party to any Contract with the Purchaser, or any other third party, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state and federal securities laws of the United States.

      3.3 Intentionally Left Blank.

      3.4 SEC Documents; Purchaser Financial Statements. The Purchaser has filed all forms, reports, and documents required to be filed by it with the SEC and has furnished or made available to each Shareholder true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004; each Current Report on Form 8-K filed by the Purchaser since December 31, 2004; and the Purchaser's proxy statement for its 2005 Annual Meeting of Stockholders (collectively, the "SEC Documents"), which SEC Documents the Purchaser has filed with the SEC under the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The consolidated financial statements of the Purchaser, including the notes thereto, included in the SEC Documents (the "Purchaser Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present the consolidated financial position of the Purchaser and the results of its operations and cash flows as of the respective dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in the Purchaser's accounting policies except as described in the notes to the Purchaser Financial Statements.

                                   ARTICLE IV

                            INTENTIONALLY LEFT BLANK.

                                    ARTICLE V

                                    COVENANTS

      5.1 Further Assurance. Each of the Sigma Parties hereby agrees, at its own cost, to execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to (i) transfer the legal and beneficial ownership of the Company Shares to the Purchaser, free from all Liens and other adverse interests and (ii) otherwise to consummate the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, the Amro Share Purchase, the de-coupling of the Company from its current VAT group, and the transition transactions contemplated in the Pension Transfer Arrangements attached hereto as Exhibit D (the "Pension Arrangements"). Pending the doing of such acts, deeds, documents and things, the Shareholders shall, at the Closing, hold the legal interest in the Company Shares in trust for the Purchaser; provided, however, that the payment of stamp duty upon the transfer of the Company Shares shall be the sole and exclusive responsibility of the Purchaser as set forth in Section 1.5(b) of this Agreement. The Purchaser agrees, at the sole and exclusive cost of SCG, to procure that the Company execute or procure to be done or executed all such further acts, deeds, documents and things as may be reasonably necessary to confirm completion of the McKee Property Transfer. The Purchaser further agrees to procure that the Company cancels the Redemption Shares on their redemption and that within one month of the issue of the Subscription Shares, that the Company make all necessary filings in the Companies Registration Office and Capital Duties Section of the Revenue Commissioners to reflect the redemption.

      5.2 Affirmative Covenants. Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement and except as the Purchaser may otherwise agree in writing, each Group Company shall (and each of the Shareholders shall cause each Group Company to):

            (a) conduct its business in the Ordinary Course of Business;

            (b) use commercially reasonable, good faith efforts to preserve intact the current business organization of each Group Company and Finglas, keep available through and after the Closing the services of all current employees and consultants, and maintain the relations and goodwill with suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents and others having business relationships with each Group Company and Finglas, all with the goal of preserving unimpaired the current status and condition of each Group Company at the Closing for the benefit of the Purchaser;

            (c) confer with the Purchaser prior to making or implementing business or operational decisions of a material nature;

            (d) cause appropriate personnel to prepare and deliver to the Purchaser on or before the Closing documentation of all Company Intellectual Property in a form and with detail reasonably acceptable to the Purchaser;

            (e) maintain the books and records of each of the Group Companies in the Ordinary Course of Business; and

            (f) report promptly to the Purchaser concerning any material event or occurrence relating to the business of any Group Company or Finglas that is not in the Ordinary Course of Business, and report promptly to the Purchaser any material event relating to any employee.

      5.3 Negative Covenants. Except as otherwise expressly permitted or required herein, between the date of this Agreement and the Closing Date, neither of any Group Company nor Finglas will take (and each of the Shareholders will cause each Group Company and Finglas not to take), without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), any action, or fail or omit to take any reasonable action within its control (and each of the Shareholders will not permit any Group Company or Finglas to fail or omit to take any such reasonable action), as a result of which any of the changes or events described in Section 2.9 of this Agreement would occur. In addition, without the prior written consent of the Purchaser, each Group Company and Finglas agrees not to do any of the following, and each of the Shareholders agrees to insure that no Group Company or Finglas does any of the following:

            (a) take any action to impair, encumber, create a Lien against, or otherwise adversely affect any assets of any Group Company or Finglas;

            (b) enter into any Contract(s) if (i) such Contract is outside the Ordinary Course of Business; (ii) such Contract creates any Liability(ies) for Finglas or, collectively with respect to the Group Company, any Liability(ies) in excess of (euro)125,000 individually or, if all such Contracts are aggregated, in excess of (euro)150,000 or (iii) such Contract is not terminable at the will of such Group Company within 90 days without penalty or recourse;

            (c) amend, modify, or waive any right with respect to, or breach, violate, or default under any Contract to which any Group Company is a party or by which any asset of any Group Company is bound;

            (d) sell, lease, license, or otherwise transfer or dispose of any Company Intellectual Property (other than in the Ordinary Course of Business), or purchase, lease, license, or otherwise acquire any Intellectual Property Rights from any Person;

            (e) grant to any Person any market, distribution, or similar rights of any type or scope with respect to any product or Technology of any Group Company;

            (f) commence or settle any Legal Proceedings or obtain any release of any threatened Legal Proceedings;

            (g) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any shares of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, warrants, or other rights exercisable therefor;

            (h) issue, grant, deliver, or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities;

            (i) cause or permit any amendment to any of the Charter Documents (other than an increase in the Company's authorized share capital in an amount equal to the Subscription Amount);

            (j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets from any Person;

            (k) sell, lease, license, or otherwise transfer or dispose of any of its properties or assets, except in the Ordinary Course of Business;

            (l) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of any other Person;

            (m) make or grant any loan to any Person or amend the terms of any outstanding Contract relating to indebtedness;

            (n) change or amend the salaries, rates of remuneration, or amount or terms of any bonuses or other benefits or any other terms of the relationship of any Group Company with any employee (whether payable in cash, equity compensation, or otherwise) or otherwise amend any employee Contract;

            (o) grant any severance or termination pay to any employee (whether payable in cash, equity compensation, or otherwise), offer any retention or other special bonus to any employee, or adopt any severance, termination, or retention plan, or amend, modify or alter any existing severance or termination or retention plan, agreement, or arrangement relating to any employee;

            (p) adopt or amend any employee plan (including taking any action to accelerate or modify the accrual of rights or benefits under any employee plan);

            (q) revalue any of its assets;

            (r) take any action to accelerate or modify the vesting of any options, warrants, restricted stock, or other rights to acquire shares of the capital stock of any Group Company;

            (s) pay, discharge, or satisfy any Liability not incurred in the Ordinary Course of Business or pay, discharge, or satisfy any other Liability in an individual amount in excess of (euro)25,000 or an aggregate amount of
(euro)150,000, other than the payment, discharge, or satisfaction in the Ordinary Course of Business of accounts payable and accrued Liabilities to the Persons and in the amounts shown on Schedule 2.7(b) of the Group Disclosure Letter;

            (t) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (u) enter into any strategic alliance or joint marketing arrangement;

            (v) hire or terminate any employee or encourage the resignation of any employee;

            (w) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the Ordinary Course of Business;

            (x) take any action, or fail or omit to take any action, that would result in any of the representations and warranties of the Shareholders set forth in Article II and Article IIA ceasing to be true or correct or that would reasonably be expected to result in such representations and warranties not being true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date; or

            (y) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through 5.3(x) above, or any other action that would prevent any Group Company or the Shareholders from performing, or cause any Group Company or the Shareholders not to perform, any covenant set forth herein.

      5.4 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, none of any Group Company, Finglas, or any Shareholder will, and each of the Sigma Parties will cause their directors, officers, employees, representatives, investment bankers, agents, shareholders and affiliates not to, directly or indirectly (i) solicit or encourage submission of any Acquisition Proposal (as defined below) by any Person (other than the Purchaser and its affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any information concerning any Group Company to, or afford access to the properties, books, or records of any Group Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person in connection with any Acquisition Proposal with respect to any Group Company. For purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving any Group Company (other than sales of inventory in the Ordinary Course of Business or as permitted by this Agreement) or (ii) sales by any Group Company and/or any Shareholder of any capital stock of any Group Company. Each Group Company and each of the Shareholders will immediately cease any and all existing activities, discussion, or negotiations with any Person conducted heretofore with respect to any of the foregoing. Each Group Company or a Shareholder, as the case may require, will promptly (i) notify the Purchaser if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) notify the Purchaser of the significant terms and conditions of any such Acquisition Proposal, including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, each Group Company and the Shareholders will not, and will cause their directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal made by any Person (other than the Purchaser).

      5.5 Access to Information. Each Group Company shall afford, and the Shareholders shall cause each Group Company to afford, to the Purchaser and the Purchaser's accountants, legal counsel, and other representatives reasonable access during normal business hours during the period prior to the Closing Date to (i) all of the properties, books, Contracts, commitments and records of each Group Company and
(ii) all other information concerning the business, properties, and personnel (subject to restrictions imposed by Legal Requirements) of any Group Company as the Purchaser may reasonably request. Each Group Company agrees to provide (and each of the Sigma Parties agrees to cause each Group Company to provide) the Purchaser and the Purchaser's accountants, legal counsel, and other representatives copies of internal financial statements or other documentation promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

      5.6 Confidentiality. Each of the Group Companies and each of the Shareholders further acknowledges and agrees that it shall at all times (and shall cause its directors, employees, shareholders, and affiliates to) keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Purchaser to which such Group Company or Shareholder has been or shall become privy by reason of this Agreement and the transactions contemplated hereby, discussions or negotiations relating to this Agreement and the transactions contemplated hereby, or the performance of its obligations hereunder; provided, however, that each of the Group Companies and each of the Shareholders may disclose such confidential information, knowledge or data (i) with the prior written consent of the Purchaser, (ii) to their employees, professional advisors, consultants and authorized representatives but only to the extent that such persons have a reasonable need to know such confidential information and have agreed in writing to maintain such confidential information in confidence, or (iii) where such disclosure is required by law, by a court of competent jurisdiction, by the rules of any stock exchange or by another appropriate regulatory body, provided that all reasonable steps to prevent such disclosure shall be taken, the disclosure shall be of the minimum amount required and such Group Company or Shareholder consults the Purchaser first on the proposed form, timing, nature and purpose of the disclosure. For purposes of this Section 5.6, "confidential information" shall mean any information, knowledge, or data concerning or relating to the business or financial affairs of the Purchaser, whether disclosed orally or in writing, excluding information, knowledge, or data that (i) is or becomes generally available to the public through no breach of this Section 5.6; (ii) the Group Companies or Shareholders can demonstrate by their written records was in their lawful possession prior to disclosure by the Purchaser and which had not been obtained by the Group Companies or Shareholders under an obligation of confidence; or (iii) subsequently comes into the possession of the Group Companies or the Shareholders from a third party not subject to an obligation of confidentiality.

      5.7 Public Disclosure Subject to applicable Legal Requirements (including, without limitation, applicable securities laws) or, as to the Purchaser, the rules and regulations of the Nasdaq National Market, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by the Purchaser prior to release, provided that such approval shall not be unreasonably withheld.

      5.8 Consents. To the extent requested by the Purchaser, the Sigma Parties shall use their reasonable efforts to obtain the Required Consents as soon as practicable.

      5.9 Reasonable Best Efforts; Additional Documents; and Further Assurances. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      5.10 Notification of Certain Matters. Each Group Company and the Shareholders shall give prompt notice to the Purchaser, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of any Group Company or the Shareholders, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of any Group Company or any Shareholder, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

      5.11 Update Group Disclosure Letter. On the close of business on the day that is one (1) Business Day prior to the Closing Date, the Group Companies will update the Group Disclosure Letter (and the Shareholders will cause the Group Companies to update the Group Disclosure Letter) to reflect then-current circumstances and any resulting additions, deletions or modifications to the Group Disclosure Letter as delivered contemporaneously with the execution of this Agreement; provided, however, that the delivery of any such updates pursuant to this Section 5.11 shall not affect the accuracy of such representations and warranties as of the date hereof. Such additions, deletions or modifications to the Group Disclosure Letter set forth herein shall be separately transmitted by facsimile to the Purchaser and its counsel on such date and to the extent practicable shall be clearly marked to indicate the changes made to the then existing Company Schedule.

      5.12 Intentionally Left Blank.

      5.13 Option Grants; Employee Benefits. As soon as practicable after the Closing Date, the Purchaser shall grant to such employees of the Company or Sigma UK who remain employed after the Closing Date with either of the Purchaser, the Company or Sigma UK as the Purchaser, in consultation with the Management Shareholders, may determine appropriate, options to acquire shares of the Purchaser's authorized Common Stock, par value $0.001 per share, or shall issue to such employees restricted shares of such Common Stock, subject to such terms and conditions (including, without limitation, number of shares) as the Purchaser's Board of Directors may in its discretion determine. The Purchaser agrees to reserve not less than 100,000 shares of its Common Stock for issuance to such employees and consultants on the terms set forth herein.

      5.14 VAT De-Grouping. After the Closing, the Shareholders and the Purchaser shall take all such actions as are necessary to remove the Company from its current VAT group as it exists prior to the Closing.

      5.15 Pension Scheme Transition; New Pension Scheme.

            (a) Each of the Sigma Parties and the Purchaser agrees to carry out the obligations concerning pensions contained in the Pension Arrangements attached hereto as Exhibit D.

            (b) The Shareholders shall reimburse the Purchaser for all costs and expenses (the "Pension Scheme Expenses") incurred by the Purchasers in connection with the creation of a new stand-alone pension scheme to be created for the benefit of the employees of the Company, such reimbursable costs and expenses not to exceed in the aggregate Seventy-Five Thousand Euro ((euro)75,000) and to be paid from the Escrow Fund in accordance with Sections
6.2 and 6.3.

            (c) The Purchaser acknowledges and agrees that the Pension Scheme is underfunded. This underfunding has been reflected in the consideration payable for the Company Shares. The Purchaser acknowledges and agrees that provided the undertakings and obligations contained in the Pensions Arrangements, met and satisfaction in full then with effect from the date that such requirements are met in full, the Shareholders shall have no Liability in respect of the pension entitlements of the Transferring Employees (as defined in the Pensions Arrangements rather than in this Agreement) attributable to Pensionable Service under the Main Scheme prior to the Closing Date.

      5.16 Assignment of Finglas Intellectual Property Rights; McKee Property Transfer.

            (a) Immediately after the Closing, Finglas shall take all actions necessary to complete the Finglas IP Transfer, including, without limitation, all actions set forth in Section 1.3(f).

            (b) Prior to the Closing Date, SCG shall have taken all actions necessary to effect the McKee Property Transfer with no further Liability to the Company as of the Closing Date, except for executory obligations of the Company under the McKee Property Lease.

      5.17 Closing of Branch Office in China. Prior to the Closing, the Shareholders shall, at their sole cost and expense, have caused the operations of the Company's branch office in China to have ceased, without further Liability to any Group Company.

      5.18 Distributor Agreement; Logo License.

                  (i) The Sigma Parties shall cause the Company to enter into a new distributor agreement effective as of the Closing Date with Sigma Wireless Communications Limited, a company incorporated under the laws of Ireland with registration number 174542 (the "Sigma Distributor") in the agreed form (the "Distributor Agreement").

                  (ii) The Sigma Parties shall cause the Sigma Distributor to enter the Logo License Agreement with the Company in the form attached hereto as Exhibit E (the "Logo License").

      5.19 Corporation Tax Returns. The Shareholders shall prepare, or cause to be prepared, corporation Tax returns (and all supporting documentation other than audited accounts) that are required to be filed for the Company and Sigma UK in respect of the fiscal year ended December 31, 2004. The Shareholders shall submit such Tax returns to the Purchaser at least 45 days before such returns or documentation must be filed and so long as the Purchaser is satisfied that such returns and documentation are correct, full and true in all respects, the Purchaser shall procure that the Company files them with the relevant Tax authority. The Purchaser shall procure the filing of corporation Tax returns for the Company and Sigma UK in respect of the fiscal year ending December 31, 2005, subject to the Shareholder Representative's being furnished with a copy of such returns in so far as they relate to the period up to the Closing and to any comments of the Shareholder Representative being considered in respect of such returns in so far as they relate to the period prior to the Closing.

      5.20 Change of Residence. The Purchaser agrees to indemnify and hold the Shareholders and any officers, directors and affiliates of any of the Shareholders harmless against all Tax, chargeable gains and reasonable attorneys' fees and expenses incurred by any of them directly as a result of the Company ceasing to be resident in Ireland for corporation Tax purposes within twelve (12) months of the Closing where such persons have been served with a notice pursuant to Section 629(3) of TCA.

      5.21 Earnout Payments.

            (a) Definitions. For purposes of this Section 5.21, the following terms shall have the following ascribed meanings:

                  (i) "Base Earnout Target" shall mean FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND EURO ((euro)5,750,000).

                  (ii) "Base Revenue" shall mean TWENTY-SIX MILLION EURO ((euro)26,000,000).

                  (iii) "Bonus Earnout Target" shall mean ONE MILLION SEVEN HUNDRED FIFTY THOUSAND EURO ((euro)1,750,000).

                  (iv) "Earnout Payment" shall refer to any payment made to the Shareholders in accordance with Section 5.21(c) below (the aggregate of such payments being referred to as the "Earnout Payments").

                  (v) "Earnout Payment Date" shall mean the first Business Day falling on or after the date forty-five (45) days after an applicable Fiscal Quarter End Date.

                  (vi) "Earnout Period" shall mean the period beginning July 1, 2005 and ending on December 31, 2006.

                  (vii) "Fiscal Quarter End Dates" shall mean December 31, 2005; March 31, 2006; June 30, 2006; September 30, 2006; and December 31, 2006.

                  (viii) "Maximum Earnout Payment" shall mean SEVEN MILLION FIVE HUNDRED THOUSAND EURO ((euro)7,500,000).

                  (ix) "Products" shall mean those products of the Group Companies set forth on Annex C of the Agreement Annexes together with any products that are derived substantially from such scheduled products or developed substantially by employees of the Company (each referred to individually as a "Product").

                  (x) "Revenue" shall mean the cumulative gross revenue generated by any sales of Products anywhere in the world, based on US GAAP and recognized by the Purchaser in accordance with US GAAP during the Earnout Period; provided that (i) in no event shall any amounts attributable to sales by the Group Companies that occurred prior to the Closing Date and that the Purchaser reflects as "deferred revenue" on its consolidated balance sheet in accordance with U.S. GAAP be deemed "Revenues" for purposes of this definition (notwithstanding any subsequent recognition as revenue by the Purchaser of all or any portion of such amounts reflected as "deferred revenue") and (ii) to the extent the Purchaser reflects as deferred revenue on its consolidated balance sheet in accordance with U.S. GAAP any amounts relating to sales occurring after the Closing Date and on or before the last day of the Earnout Period, such amounts shall only be deemed "Revenue" for the purpose of this Section 5.21 if and to the extent the Purchaser actually recognizes revenue on the Purchaser's consolidated income statement in accordance with U.S. GAAP during the Earnout Period or, only with respect to sales occurring on or before the last day of the Earnout Period, until the final Earnout Payment Date.

                  (xi) "Target Revenue" shall mean THIRTY-FIVE MILLION EURO ((euro)35,000,000).

            (b) Procedure for Determining Earnout Payments. Promptly after each Fiscal Quarter End Date, the Purchaser shall determine the cumulative amount of Revenue for the period beginning on the first day of the Earnout Period and ending on such Fiscal Quarter End Date and shall deliver written notice of such determination to the Shareholder Representative not later than the next Earnout Payment Date. To the extent any Revenue are attributable to sales of Products in any currency other than the Euro, such Revenue shall be converted into Euro based on applicable exchange rates and procedures for currency conversion under U.S. GAAP. Such exchange rate shall remain applicable in future periods with respect to Revenue previously calculated and reported as of any prior Fiscal Quarter End Date (such that no adjustments shall be made on any subsequent Fiscal Quarter End Date with respect to the determination of the amount of cumulative Revenue as of any prior Fiscal Quarter End Date).

            (c) Calculation and Payment.

                  (i) The Shareholders shall not be entitled to receive any Earnout Payment unless and until cumulative Revenue for the Earnout Period exceeds Base Revenue.

                  (ii) At such time as the amount of cumulative Revenue exceeds Base Revenue and until such time as cumulative Revenue exceeds Target Revenue, the Shareholders shall be entitled to receive, and the Purchaser shall pay to the Shareholders on each Earnout Payment Date an aggregate amount, if any, determined by subtracting
(A) the aggregate Earnout Payments, if any, made pursuant to this Section 5.21(c)(ii) for any prior portion of the Earnout Period from (B) the product of the Earnout Quotient and the Base Earnout Target. The "Earnout Quotient" shall mean the squared amount (i.e., x(2)) of the Quota Percentage, and the "Quota Percentage" shall mean the amount determined by dividing (A) the amount by which cumulative Revenue as of the most recent Fiscal Quarter End Date exceeds Base Revenue by (B) NINE MILLION EURO ((euro)9,000,000). Notwithstanding the foregoing, in no event shall the Purchaser be obligated to make Earnout Payments pursuant to this Section 5.21(c)(ii) (i) totaling in the aggregate more than the Base Earnout Target; (ii) with respect to cumulative Revenue less than or equal to Base Revenue or in excess of the Target Revenue; or (iii) except as specifically set forth in proviso (ii) of the definition of "Revenue," with respect to any Revenue actually recognized in any period before the beginning or after the termination of the Earnout Period.

                  (iii) In the event that cumulative Revenue exceeds Target Revenue, the Shareholders shall be entitled to receive and the Purchaser shall pay to the Shareholders on each Earnout Payment Date an aggregate amount, if any, determined by subtracting (A) the aggregate Earnout Payments made pursuant to this Section 5.21(c)(iii) for any prior portion of the Escrow Period from (B) the product of 0.58333 and the amount by which cumulative Revenue as of the most recent Fiscal Quarter End Date exceeds Target Revenue. Notwithstanding the foregoing, in no event shall the Purchaser be obligated to make Earnout Payments pursuant to this Section 5.21(c)(iii) (i) totaling in the aggregate more than the Bonus Earnout Target; (ii) with respect to cumulative Revenue less than or equal to Target Revenue; or (iii) except as specifically set forth in proviso
(ii) of the definition of "Revenue," with respect to any Revenue actually recognized in any period before the beginning or after the termination of the Earnout Period.

                  (iv) The Purchaser shall pay Earnout Payments, if any, to the Shareholders based on the proportion specified on the Schedule of Shareholders under the caption "Allocation Percentage" not later than the applicable Earnout Payment Date.

                  (v) Notwithstanding any other provision of this Section 5.21, in no event shall the Purchaser be obligated to make Earnout Payments (i) totaling in the aggregate more than the Maximum Earnout Payment; (ii) with respect to cumulative Revenue less than or equal to Base Revenue; or (iii) except as specifically set forth in proviso (ii) of the definition of "Revenue," with respect to Revenue actually recognized in any period before the beginning or after the termination of the Earnout Period.

            (d) Audit Right. Each Earnout Payment under this Section 5.21, if any, shall be accompanied by a written computation showing in reasonable detail the basis on which the payment was calculated, consistent with the requirements of this Agreement. The Shareholder Representative may, within 30 days following receipt of such written computation, request in writing an audit of the calculations used to determine the amount of the Earnout Payment. Following delivery of such request, and upon no less than 15 days prior written notice, the Shareholder Representative may cause an independent public accountant to audit the records of the Purchaser reasonably related to the calculation of such Earnout Payment. Such audit shall be conducted during the Purchaser's normal business hours. The fees charged by such independent public accountant in connection with such audit shall be paid (i) by the Shareholders in the event the applicable deficiency, if any, is less than five percent (5%) of all Earnout Payments made by the Purchaser and (ii) by the Purchaser in the event any deficiency exceeds five percent (5%) of such amounts. Within 10 days following completion of the audit, the Purchaser shall pay to the Shareholders any deficiency discovered during the audit; provided that if there is any dispute regarding the computation of the payment, the matter shall be referred to arbitration in accordance with the provisions of Section 6.3(g) of this Agreement.

            (e) Conduct of the Business. The Purchaser shall use its good faith efforts during the Earnout Period to market and sell the Products; provided, however, that the Purchaser's obligation under this section shall be subject in all respects to the prudent business judgment of the Purchaser's management in connection with the business and operations of the Purchaser and its subsidiaries (including the Company) taken as a whole.

      5.22 Non-competition; Non-solicitation. From the date of this Agreement and for a period of twenty-four months thereafter, SCG will not, and SCG will cause its affiliate entities not to,

            (a) be engaged in or concerned or interested (except as the holder or beneficial owner for investment purposes of not more than 10% in nominal value of any class of securities listed or dealt with on any recognized stock exchange or automated quotation system) at one or more locations within Ireland, the UK, Western Europe and Israel, any business which is of the same or similar type to the Restricted Business which is carried on by the Company, its subsidiaries and/or associated companies or which is in competition with the Restricted Business of the Company and/or or its subsidiaries and/or its associated companies;

            (b) solicit the services of or engage, whether on its own behalf or on behalf of others, any Person who is a manager and/or employee of any Group Company on the Closing Date (excluding the Transferred Employees); or

            (c) solicit the services of or engage, whether on its own behalf or on behalf of others, any Person who is or was a customer of any Group Company at any time during the 12 month period immediately preceding the date of this Agreement with respect to any matter relating to the Restricted Business.

      5.23 Intellectual Property Contracts. On or before the tenth Business Day following the Closing Date, the Shareholders shall have procured and delivered to the Purchaser (i) a duly executed consultancy agreement in a form reasonably acceptable to the Purchaser between the Company and each of the Persons identified on Annex D of the Agreement Annexes and (ii) an assignment and transfer to the Company, free and clear of all Liens and in a form reasonably acceptable to the Purchaser, of certain Intellectual Property Rights from Axicom Limited. The obligations and covenants of the Shareholders pursuant to this
Section 5.23 are referred to herein as the "Intellectual Property Transfer Covenants."

      5.24 Intentionally Left Blank.

                                   ARTICLE VI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                           INDEMNIFICATION AND ESCROW

      6.1 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the Shareholders contained in this Agreement, the Company Closing Documents, or in any certificate or other instruments delivered pursuant to this Agreement or the Company Closing Documents, shall survive for a period of twelve (12) months following the Closing Date (other than covenants that would by their terms survive for a longer period); provided, however, that (i) the representations and warranties contained in Section 2.4 (Company Capital Structure), Section 2.5 (Authority), Section 2.10 (Tax and Other Returns and Reports), Section 2.14 (Intellectual Property), Section 2.21 (Environmental Matters), Section 2.29 (Transfer of McKee Avenue Property; Other Pre-Closing Transactions; No Liability), and the Title Warranties set forth in Article IIA; (ii) the covenants of the Shareholders set forth in Section 1.3(f), Section 5.16 and
Section 5.17, and the Intellectual Property Transfer Covenants; and (iii) the indemnities in respect of Wage Claims at Section 6.2(iii), Pension Scheme Expenses at Section 6.2(iv), Transferring Employee Losses at Section 6.2(v), Pre-Closing Taxes at Section 6.2(vi), and Specialty Liability Losses at Section 6.2(viii) (the representations, warranties and covenants set forth in the foregoing subsections (i), (ii), and (iii) being referred to as "Special Loss Warranties, Covenants, and Indemnities") shall survive until the shorter of (a) six (6) years following the Closing Date and (b) the expiration of the date 90 days after the expiration of the applicable statute of limitations, and (ii) in the case of fraud or willful and knowing misrepresentation or willful and knowing breach, such representations, warranties, covenants, and agreements shall survive indefinitely. The expiration of such twelve (12) month or longer period, as applicable, is referred to as the "Survival Period." Neither the Survival Period nor the Liability of any Indemnifying Party (as defined below) shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If a written notice of claim pursuant to this Article VI has been given prior to the end of the Survival Period by the Purchaser, then the relevant representations, warranties, covenants, and agreements shall continue to survive as to such claim until the claim has been finally resolved. The representations and warranties of the Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on February 28, 2007.

      6.2 Indemnification. Each of the Shareholders (each, an "Indemnifying Party" and collectively, the "Indemnifying Parties") shall indemnify and hold the Purchaser and its officers, directors, and affiliates (the "Indemnified Parties"), harmless against all claims, losses, Liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of any Shareholder contained in this Agreement, any Company Closing Document, or in any certificate or other instrument delivered pursuant to this Agreement or Company Closing Document (in any case, without giving effect to any limitation as to "materiality," "Material Adverse Effect" or similar qualification set forth therein); (ii) any failure by any Shareholder to perform or comply with any covenant applicable to any of them contained in this Agreement; (iii) any claims by any Person who is or was an employee, director, or consultant of a Group Company for (A) retroactive wage increase obligations or (B) mandatory wage increases during the first twelve (12) months following the Closing Date, in either case that are in excess of the obligations set forth in Annex

E of the Agreement Annexes and which result from (a) union demands for wage increases related to past concessions and/or (b) rulings by the Irish Labour Relations Commission relating to the current National Wage Agreement, Sustaining Progress (collectively, the "Wage Claims"); (iv) any Pension Scheme Expenses;
(v) any Transferring Employee Losses; (vi) any Pre-Closing Taxes; and (vii) any Liability of the Company relating to any Borrowed Amount or Shareholder Liability that is not satisfied at the Closing (the "Special Liability Losses").

      6.3 Escrow Arrangements.

            (a) Escrow Fund. By virtue of this Agreement and as security for the indemnity provided for in Section 6.2 hereof, promptly after the Closing, the Purchaser will deposit the Escrow Amount with the Escrow Agent, without any act of any Shareholder, to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VI (subject to the Purchaser's obligation to take all commercially reasonable good faith efforts to mitigate any such Losses, provided that the Purchaser shall not be required to take any action that the Purchaser determines in good faith is not in the best interests of the business of the Purchaser, the Company, and their respective subsidiaries, taken as a whole).

            (b) Losses Threshold. Notwithstanding any provision of this Agreement to the contrary, and except as set forth in the second sentence of this Section 6.3(b), the Indemnified Parties may not recover any Losses under
Section 6.3(a) unless and until one or more Officer's Certificates identifying such Losses under Section 6.3(a) in excess of ONE HUNDRED FIFTY THOUSAND EURO ((euro)150,000.00) in the aggregate (the "Losses Threshold") has or have been delivered to the Escrow Agent and the Shareholder Representative as provided in
Section 6.3(e) hereof, and such Losses are (i) agreed to as recoverable by the Shareholder Representative; (ii) not subject to an Objection Notice, validly delivered in accordance with the provisions of Section 6.3(f) hereof (including the time limitations set forth therein); or (iii) determined to be subject to indemnification pursuant to Section 6.3(g) hereof, in which case the Indemnified Parties shall be entitled to recover all Losses so identified (without regard to the Losses Threshold). Notwithstanding the foregoing, the Losses Threshold shall not apply with respect to Losses arising from or related to any breach of the Special Loss Warranties, Covenants, and Indemnities, provided that such Losses shall also not count against the Losses Threshhold for purposes of determining whether such Losses Threshhold has been met. For the purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of the Purchaser:
(i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated Liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

            (c) Escrow Period; Distribution of Remaining Escrow Funds. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time in London, England, on the first Business Day falling on or after the first anniversary of the Closing Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of the Purchaser, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent and the Shareholder Representative prior to the Escrow Period termination date. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund together with accrued interest thereon, if any, not required to satisfy such claims.

            (d) Protection of Escrow Fund.

                  (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of any Indemnified Party or any Indemnifying Party, and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VI.

                  (ii) The parties hereto agree that, for United States federal income tax purposes, the Shareholders shall be the record owner of the Escrow Fund until all amounts held in the Escrow Fund are distributed in accordance with this Agreement. The Shareholders shall be responsible for any Taxes due with respect to any interest or other earnings on the Escrow Fund.

                  (iii) During the term of this Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in accordance with the specific written instructions by the Purchaser and the Shareholder Representative from time to time. Investments pursuant to such investment instructions described above shall in all instances be subject to availability (including any time-of-day requirements). In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall be authorized at all times and from time to time to liquidate any investment of the Escrow Agent as may be necessary to provide available cash to make any release, disbursement or payment called for under the terms of this Agreement. The Escrow Agent shall have no responsibility or liability for any losses resulting from liquidation of the Escrow Fund (such as liquidation prior to maturity).

                  (iv) The Escrow Agent shall be responsible for reporting, if required, to the Internal Revenue Service any disbursements from the Escrow Fund to the Shareholders. In the event the Escrow Agent is required by any applicable Legal Requirement (as in effect at any time during the Escrow Period) to withhold any amounts with respect to the payment of such interest or other earnings on the Escrow Fund, the Escrow Agent shall give prior notice to the Shareholders of the amounts required to be so withheld and the reasons therefor.

            (e) Claims for Indemnification.

                  (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's Certificate, the Escrow Agent shall, subject to the provisions of Section 6.3(f), Section 6.3(g) and Section
6.5 hereof, deliver to the Purchaser, as promptly as practicable, the portion of the remaining Escrow Amount, if any, held in the Escrow Fund equal to such Losses identified in such Officer's Certificate.

                  (ii) If the Shareholder Representative does not object in writing within the sixty (60) day period after delivery by the Purchaser of the Officer's Certificate as set forth in

Section 6.3(f) below, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Shareholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer's Certificate.

                  (iii) Notwithstanding the foregoing or any contrary provision of this Article VI, the Escrow Agent shall reimburse the Purchaser promptly for all Pension Scheme Expenses with no requirement that the Escrow Agent or the Purchaser obtain any consent or acknowledgement from the Shareholder Representative or any Indemnifying Party, provided that (i) the aggregate amount of Pension Scheme Expenses may not exceed (euro)75,000 and (ii) the Purchaser has delivered to the Escrow Agent and the Shareholder Representative a written request for such reimbursement together with a description in reasonable detail of the nature and amount of Pension Scheme Expenses incurred.

            (f) Objections to Claims against the Escrow Fund. Following delivery of any Officer's Certificate to the Escrow Agent, the Escrow Agent shall deliver a duplicate copy of such certificate to the Shareholder Representative, and for a period of sixty (60) days after such delivery, the Escrow Agent shall, except as set forth in Section 6.3(e)(iii), make no delivery to the Purchaser of any Escrow Amount pursuant to Section 6.3(e) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such sixty (60) day period, subject to the limitations set forth below, the Escrow Agent shall make delivery of that portion of the Escrow Amount from the Escrow Fund equal to the amount of Losses claimed in the Officer's Certificate, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate (an "Objection Notice"), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such sixty (60) day period. Any objection Notice shall concurrently be delivered by the Shareholder Representative to the Purchaser.

            (g) Resolution of Conflicts; Arbitration.

                  (i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 6.3(f) hereof, the Shareholder Representative and the Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and the Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

                  (ii) If no such agreement can be reached after good faith negotiation and within thirty (30) days after delivery of an Objection Notice, either the Purchaser or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by three arbitrators. The Purchaser and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select the third arbitrator, each of which arbitrators shall be independent and have at least ten (10) years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce and the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything to the contrary in Section 6.3(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Except with respect to claims related to actions by a third party, such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree, or order awarded by the arbitrators.

                  (iii) Any such arbitration shall be held in London, England under the AAA International Commercial Arbitration Rules and Supplemental Procedures for Large Complex Disputes ("AAA Rules"). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

                  (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute among the Indemnifying Parties and an Indemnified Party under this Article VI, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VI.

            (h) Third-Party Claims.

                  (i) If any third party shall notify the Purchaser of any matter (hereinafter referred to as a "Third Party Claim"), which the Purchaser reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VI, then the Purchaser shall give written notice to the Shareholder Representative of any such Third Party Claim or of facts upon which any such Third Party Claim will be based; provided, however, that no delay or failure on the part of the Purchaser in notifying the Shareholder Representative shall relieve the Shareholder Representative and the Shareholders from any obligation hereunder unless the Shareholder Representative and the Shareholders are thereby materially prejudiced (and then solely to the extent of such prejudice).

                  (ii) In case any Third Party Claim is asserted against an Indemnified Party, and the Purchaser notifies the Shareholder Representative thereof pursuant to Section 6.3(h)(i) herein, the Shareholder Representative and the Shareholders will be entitled, if the Shareholder Representative so elects by written notice delivered to the Purchaser within fifteen (15) days after receiving the Purchaser's notice, to assume the defense thereof, at the expense of the Shareholders, independent of the Escrow Fund if:

                        (A) the Purchaser has reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Fund then available to satisfy the indemnification obligations of the Indemnifying Parties;

                        (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

                        (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Purchaser, likely to establish a precedential custom or practice adverse to the continuing business interests of the Purchaser, any Group Company, or any of their respective subsidiaries or other affiliates; and

                        (D) counsel selected by the Shareholder Representative is reasonably acceptable to the Purchaser.

If the Shareholder Representative and the Shareholders so assume any such defense, the Shareholder Representative and the Shareholders shall conduct the defense of the Third Party Claim actively and diligently. The Shareholder Representative and the Shareholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Purchaser, which consent the Purchaser will not unreasonably withhold, provided that the Purchaser may withhold such consent at its sole and absolute discretion if (A) the amount of the proposed settlement, together with any other pending claims for Losses, would exceed the amount then available in the Escrow Fund; (B) the proposed settlement provides for any remedy or obligation or covenant other than payment of money damages; or (C) the Purchaser determines in good faith that the proposed settlement is likely to establish a precedential custom or practice adverse to the continuing business interests of the Purchaser or any of its subsidiaries or affiliates (including any Group Companies).

                  (iii) In the event that the Shareholder Representative assumes the defense of the Third Party Claim in accordance with Section 6.3(h)(ii) above, the Indemnified Parties may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Purchaser unless the Purchaser shall reasonably determine that there is a material conflict of interest between or among the Indemnified Parties and the Shareholder Representative and the Shareholders with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Shareholder Representative and the Shareholders out of the Escrow Fund. The Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholder Representative. The Purchaser will cooperate in the defense of the Third Party Claim and will provide reasonable access to documents, assets, properties, books, and records reasonably requested by the Shareholder Representative and material to the claim and will make available all officers, directors, and employees reasonably requested by the Shareholder Representative for investigation, depositions, and trial.

                  (iv) In the event that (i) the Shareholder Representative fails or elects not to assume the defense of the Indemnified Parties against such Third Party Claim, which Shareholder Representative had the right to assume under Section 6.3(h)(ii) above, or (ii) the Shareholder Representative is not entitled to assume the defense of the Indemnified Parties against such Third Party Claim pursuant to Section 6.3(h)(ii) above, the Indemnified Parties shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner they may deem appropriate (and the Indemnified Parties need not consult with, or obtain any consent from, the Shareholder Representative in connection therewith); provided, however, that except with the written consent of the Shareholder Representative, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of a claim against the Escrow Fund. In each case, the Indemnified Parties shall conduct the defense of the Third Party Claim actively and diligently, and the Shareholder Representative and the Shareholders will cooperate with the Indemnified Parties in the defense of that claim and will provide reasonable access to documents, assets, properties, books and records reasonably requested by the Indemnified Parties and material to the claim and will make available all individuals reasonably requested by the Indemnified Parties for investigation, depositions, and trial.

            (i) Escrow Agent's Duties.

                  (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of the Purchaser and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

                  (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or the arbitrators pursuant to Section 6.3(g), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or such arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

                  (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                  (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                  (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, common law fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                  (vi) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the "Agent Indemnification Expenses") as follows: fifty percent (50%) to be paid by the Purchaser and fifty percent (50%) to be paid by the Shareholders; provided, however, that in the event the Shareholders fail to timely pay such portion of the Agent Indemnification Expenses, the parties agree that the Purchaser may at its option pay such portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed a Loss) from the Escrow Fund.

                  (vii) The Escrow Agent may resign at any time upon giving at least 30 days' written notice to the Purchaser and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Purchaser and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Illinois. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

            (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by the Purchaser in accordance with the standard fee schedule of the

Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of the Purchaser, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy, or litigation.

            (k) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

            (l) Tax Savings. The Shareholder Representative may at any time within 6 years after Closing while the Group Companies are ninety percent (90%) subsidiaries (as defined for the purposes of Section 9 of TCA) of the Purchaser instruct the auditors of that Group Company to certify in writing (at the Indemnifying Parties' expense) (i) whether a Tax Liability which has resulted in payment being made in full by the Indemnifying Parties under Section 6.2 has given rise to Tax savings for a Group Company that have arisen only as a result of that matter giving rise to such payment and (ii) the amount of such Tax savings. Then, upon realization of such Tax savings by the relevant Group Company, an amount equal to the lesser of (i) the amount of such Tax saving so certified, and (ii) the amount that can be returned to the Indemnifying Parties without putting the relevant Group Company in a worse position than if the Tax savings had not arisen, shall be set off against any payment then or subsequently due from any of the Indemnifying Parties under this Agreement in the proportions determined by reference to the relevant "Allocation Percentage" as set forth on the Schedule of Shareholders.

      6.4 Shareholder Representative.

            (a) Each of the Shareholders hereby appoints the Shareholder Representative, as its agent and attorney-in-fact, for and on behalf of each of the Shareholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by SCG from time to time upon not less than thirty (30) days' prior written notice to the Purchaser (and each of the Management Shareholders expressly acknowledges the sole and absolute discretion of SCG to make such determination). A vacancy in the position of Shareholder Representative may be filled by SCG. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to each of the Shareholders.

            (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall each indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, Liability, or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative ("Shareholder Representative Expenses"). A decision, act, consent, or instruction of the Shareholder Representative, including but not limited to an amendment or waiver of this Agreement pursuant to Article VIII hereof, shall constitute a decision of each of the Shareholders and shall be final, binding and conclusive upon each of the Shareholders; and the Escrow Agent and the Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent, or instruction of each of the Shareholders. The Escrow Agent and the Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

      6.5 Maximum Payments; Remedy

            (a) Except with respect to the Special Loss Warranties, Covenants, and Indemnities and as otherwise set forth in this Section 6.5, recourse against the Escrow Fund shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to indemnification claims pursuant to Section 6.2 of this Agreement. The maximum amount an Indemnified Party may recover individually from any Indemnifying Party pursuant to the indemnity set forth in Section 6.2 above for Losses recovered from the Escrow Fund shall be limited to an amount equal to such party's allocated portion of the Escrow Fund as set forth under the caption "Allocation of Escrow Fund" on the Schedule of Shareholder.

            (b) Notwithstanding anything to the contrary set forth in this Agreement, the maximum amount an Indemnified Party may recover individually from any Indemnifying Party for any breach or inaccuracy of the Special Loss Warranties, Covenants, and Indemnities shall be limited to an amount equal to the aggregate consideration received by such Shareholder pursuant to this Agreement as determined by multiplying, with respect to each Shareholder, the amount set forth for such Shareholder under the caption "Allocation Percentage" on the Schedule of Shareholders by the aggregate consideration (including Earnout Payments, if any, and payment, if any, for any Working Capital Excess) paid by the Company to all Shareholders (provided that in each case, the Indemnified Parties shall recover any such Losses first from the Escrow Fund and then directly from the Indemnifying Parties). Subject to the terms of the Surety Agreement and in any event where an Indemnified Party would be permitted under this Agreement to recover directly against an Indemnifying Party, the indemnification liability of SCG with respect to the Special Loss, Warranties, Covenants, and Indemnities shall be joint and several, and the indemnification liability of the Management Shareholders shall be several but not joint.

            (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the Liability of any Shareholder (and the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of any common law fraud or willful and knowing misrepresentation or willful and knowing breach on the part of any Shareholder. The parties further acknowledge that the Purchaser shall recover any Losses resulting from any common law fraud or any willful and knowing misrepresentation or willful and knowing breach by any Shareholder, either from the Escrow Fund or directly from such Shareholders, at the Purchaser's sole election.

            (d) All sums payable by the Indemnifying Parties to the Indemnified Parties pursuant to the indemnity in Section 6.2 above shall be paid free and clear of all deductions or withholdings save only as may be required by applicable Legal Requirements. If any such deductions or withholdings are required by applicable Legal Requirements, the Indemnifying Parties shall be obliged to pay to the Indemnified Parties such sum as will after such deduction or withholding has been made leave the Indemnified Parties with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum payable by the Indemnifying Parties to the Indemnified Parties pursuant to the indemnity in Section 6.2 above shall otherwise be subject to Taxation in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such Taxation as if it were a deduction or withholding required by applicable Legal Requirements, as referred to above.

                                  ARTICLE VII

                            CONDITIONS TO THE CLOSING

      7.1 Conditions to Obligations of Each Party. The parties to this Agreement will work in good faith to close the Acquisition as soon as practicable after the date of this Agreement, subject to the conditions to closing set forth herein. The respective obligations of each party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

            (a) No Order. No order of any Governmental Entity shall be in effect that has the effect of making the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, or the Amro Share Purchase, or the other transactions contemplated hereby or thereby illegal or that otherwise prohibits the consummation of the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions or the Amro Share Purchase, or the other transactions contemplated hereby or thereby.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition, the

Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions or the Amro Share Purchase, or the other transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

            (c) Governmental and Regulatory Approvals. All government and regulatory approvals under all Legal Requirements applicable to any Group Company or the Shareholders and required to consummate the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, the Amro Share Purchase, and the other transactions contemplated hereby and thereby shall have been obtained.

      7.2 Additional Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

            (a) Representations, Warranties and Covenants. The representations and warranties of each of the Shareholders in this Agreement and the Company Closing Documents (including in the Group Disclosure Letter and any exhibit, schedule, certificate, agreement, or document delivered pursuant hereto or thereto) shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date (other than any representations or warranties that speak only as of any earlier date and subject to such exceptions as are fully, fairly, and accurately disclosed in the Group Disclosure Letter). Each Group Company and each of the Shareholders shall have performed and complied in all material respects with all covenants, obligations, and conditions set forth in this Agreement and the Company Closing Documents (including the Group Disclosure Letter and any exhibit, schedule, certificate, agreement, or document delivered pursuant hereto or thereto) that are required to be performed and complied with by any Group Company or any of the Shareholders as of the Closing. The Purchaser shall have been provided with a certificate confirming the foregoing, duly executed on behalf of Sigma Parties (the "Company Closing Certificate").

            (b) Intentionally Left Blank.

            (c) No Material Adverse Effect. No event, circumstance, or condition of any character shall have occurred since the date of this Agreement, or shall exist as of the Closing, that has resulted or would reasonably be expected to result in a Material Adverse Effect to any Group Company.

            (d) Deliveries. The Purchaser shall have received originally executed copies of each of the Company Closing Documents.

            (e) Intentionally Left Blank.

            (f) Release of Liens. Any and all Liens affecting any of the assets of any Group Company shall have been released.

            (g) McKee Property Transfer; McKee Avenue Lease. The McKee Property Transfer shall have been completed with no continuing Liability of the Company with respect to the McKee Avenue Property, other than executory obligations under the McKee Avenue Lease, which FMPHL shall have entered into with the Company.

            (h) Intentionally Left Blank.

            (i) Intentionally Left Blank.

            (j) Intentionally Left Blank.

            (k) Intentionally Left Blank.

            (l) Company Closing Documents. The Sigma Parties, as applicable, shall have delivered the Company Closing Documents.

            (m) Intentionally Left Blank.

      7.3 Additional Conditions to the Sigma Parties. The obligations of the Sigma Parties to consummate and effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by a Majority-in-Interest of the Shareholders:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser in this Agreement and the Purchaser Closing Documents (including in any exhibit, schedule, certificate, agreement, or document delivered pursuant hereto) shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date (other than any representations or warranties that speak only as of any earlier date). The Purchaser shall have performed and complied in all material respects with all covenants, obligations, and conditions set forth in this Agreement and the Purchaser Closing Documents (including in any exhibit, schedule, certificate, agreement or document delivered pursuant hereto) that is required to be performed and complied with by Buyer as of the Closing. The Company shall have been provided with a certificate confirming the foregoing, duly executed on behalf of the Purchaser (the "Purchaser Closing Certificate").

            (b) Deliveries. The Purchaser shall have delivered the Purchaser Closing Documents.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT, AND WAIVER

      8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition and the other transactions contemplated hereby abandoned at any time prior to the Closing:

            (a) by the mutual written agreement of each of the Purchaser and a Majority-in-Interest of the Shareholders;

            (b) by either the Purchaser or a Majority-in-Interest of the Shareholders, if:

                  (i) there shall be in effect a final nonappealable order of any court of the United States or Ireland preventing consummation of the Acquisition;

                  (ii) there shall be any Legal Requirement enacted, promulgated, or issued or deemed applicable to the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, or the Amro Shares Transfer, by any Governmental Entity that would make consummation of the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, or the Amro Shares Transfer, contemplated hereby illegal; or

                  (iii) the Closing shall not have occurred on or before July 31, 2005.

            (c) by the Purchaser, if:

                  (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Group Company or any Shareholder and as a result of such breach the conditions set forth in Section 7.2(a) would not then be satisfied; provided, however, if such breach is curable by any Group Company or the Shareholders within ten (10) days through the exercise of reasonable efforts, then for so long as any Group Company or the Shareholders continue to exercise such reasonable efforts, the Purchaser may not terminate this Agreement pursuant to this Section 8.1(c)(i) unless such breach is not cured within ten (10) days (but no cure period shall be required for any breach which by its nature cannot be cured); or

                  (ii) there shall be any action taken, or any Legal Requirement enacted, promulgated, or issued after the date of this Agreement by any Governmental Entity, which would (i) prohibit or adversely restrict ownership or use of any Group Company's assets by the Purchaser or (ii) compel the Purchaser to dispose of or hold separate all or any portion of the assets of any Group Company or any assets of the Purchaser as a result of the Acquisition, the Finglas IP Transfer, the McKee Property Transfer, the Enterprise Ireland Transactions, or the Amro Share Purchase.

            (d) by a Majority-in-Interest of the Shareholders, if: there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser and as a result of such breach the conditions set forth in Section 7.3(a) would not then be satisfied; provided, however, if such breach is curable by the Purchaser within ten (10) days through the exercise of reasonable efforts, then for so long as the Purchaser continues to exercise such reasonable efforts, the Shareholders may not terminate this Agreement pursuant to this Section 8.1(d) unless such breach is not cured within ten (10) days; provided, however, that no cure period shall be required for any such breach which by its nature cannot be cured.

      Where action is taken to terminate this Agreement by the Purchaser pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Purchaser's Board of Directors.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Purchaser, each Group Company, the Shareholders or any of their respective officers, directors, or stockholders, provided that (i) the provisions of Section 5.6, Section 5.7, and Article VIII and X shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any Liability for any willful and knowing breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

      8.3 Amendment. Except as is otherwise required by applicable Legal Requirements, prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Purchaser and a Majority-in-Interest of the Shareholders and, in respect of matters under this Agreement that expressly relate to the Escrow Agent or the Shareholder Representative, the Escrow Agent and the Shareholder Representative. Except as is otherwise required by applicable Legal Requirements, after the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Purchaser and by a Majority-in-Interest of the Shareholders.

      8.4 Extension; Waiver. At any time prior to the Closing, the Purchaser, on the one hand, and a Majority-in-Interest of the Shareholders, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                     GENERAL

      9.1 Notices. Any request, communication, or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by international courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile or
(ii) upon delivery, if sent by recognized overnight or international courier service or personal delivery:

            (a)   if to the Purchaser to:

                  PCTEL, Inc.
                  8725 West Higgins Road, Suite 400
                  Chicago, Illinois 60631
                  U.S.A.
                  Attn: General Counsel
                  Telephone No.: 1 773 243 3000
                  Facsimile No.: 1 773 243 3050

                  with copies (which shall not constitute notice) to:

                  Wilson Sonsini Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  U.S.A.
                  Attn:  Douglas H. Collom; Robert F. Kornegay
                  Telephone No.:  1 650 493 9300
                  Facsimile No.:  1 650 493 6811

                  and

                  Arthur Cox
                  Earlsfort Centre
                  Earlsfort Terrace
                  Dublin 2, Ireland
                  Attn:  Padraig O Riordain; Geoffrey Moore
                  Telephone No.:  353 1 618 0000
                  Facsimile No.:  353 1 618 0618

            (b) if to a Shareholder, to the address for such Shareholder set forth on the Schedule of Shareholders attached hereto as Exhibit A with a copy to all parties identified in Section 9.1(c) below; and

            (c)   if to the Company, to:

                  Sigma Wireless Technologies Limited
                  McKee Avenue, Finglas
                  Dublin 11, Ireland
                  Attn:  Damian Guerin
                  Telephone No.:  353 1 814 2000
                  Facsimile No.:  353 1 814 2001
                  with a copy (which shall not constitute notice) to:

                  G.J. Moloney
                  Hambledon House
                  19-26 Lower Pembroke Street
                  Dublin 2, Ireland
                  Attn:  Jerome Maume
                  Telephone No.:  353 1 678 5199
                  Facsimile No.:  353 1 678 5146

            (d)   if to the Shareholder Representative, to:

                  Sigma Communications Group Limited
                  McKee Avenue, Finglas
                  Dublin 11, Ireland
                  Attn:  Niall Robinson
                  Telephone No.:  353 1 814 2000
                  Facsimile No.:  353 1 864 0122

            (e)   if to the Escrow Agent, to:

                  U.S. Bank, National Association
                  One California Street, Suite 2550
                  San Francisco, California 94111
                  U.S.A.
                  Attn:  Sheila Soares
                  Telephone No.:  1 415 273 4532
                  Facsimile No.:  1 415 273 4590

      9.2 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

            (a)   "1990 Act" shall mean the Companies Act 1990 (Ireland).

            (b) "1999 Act" shall mean the Companies (Amendment) (No. 2) Act 1999 (Ireland).

            (c) "Accounts" shall mean the audited consolidated accounts of the Company and/or Sigma UK included in the Group Financial Statements, comprised of the Group Balance Sheets, the Group Income Statements, notes, and auditors' and directors' reports.

            (d)   "Accounts Date" shall mean December 31, 2004.

            (e) "Agreement Annexes" shall mean the various schedules, addenda, and similar instruments, each initialled by the Shareholders and the Purchaser and identified by alphabetic reference, referred to from time to time in this Agreement, which Agreement Annexes shall be read and construed with, and shall constitute integral and enforceable provisions of, this Agreement.

            (f) "Amro Shares" shall mean the issued Ordinary "A" shares of the Company held by ABN Amro Trustees (Ireland) Limited, as trustees for various investors under the BES Investment.

            (g) "BES Investment" shall mean the Business Expansion Scheme Investment made by ABN Amro Trustees (Ireland) Limited in the Company on behalf of certain qualifying investors and allowing them Tax deductions due to such investment.

            (h) "Borrowed Amount" shall mean the aggregate amount of outstanding principal and accrued interest as of the Closing Date owed to any Person by any Group Company for borrowed money (including, without limitation, obligations of the Company under the Debts Agreement).

            (i) "BUPA" shall mean BUPA Ireland Limited.

            (j) "Business Day" shall mean any day, other than a Saturday or Sunday, on which banks are open for business in both the City of Chicago, Illinois and the City of Dublin, Ireland.

            (k) "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

            (l) "Companies Acts" shall mean the Companies Acts (Ireland) 1963 to 2003 and all orders and regulations made thereunder or made under the European Communities Acts 1972-2003 and intended to be construed as one with the Companies Acts (Ireland) 1963 to 2003.

            (m) "Company Preference Shares" shall mean the issued preference shares of the Company held by Enterprise Ireland as more specifically described on Schedule 2.4(a) of the Group Disclosure Letter.

            (n) "Contract" shall mean any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

            (o) "Debts Agreement" means the Debt Purchase Agreement dated as of April 1, 2005 between the Company and the Governor and Company of the Bank of Ireland.

            (p) "Employment Regulations" shall mean the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003.

            (q) "Enterprise Ireland" shall mean the Irish governmental agency responsible for the development of Irish industry and having its principal place of business at Glasnevin, Dublin 9, Ireland.

            (r) "Entity" shall mean any company (including any non-profit company, limited liability company, or joint stock company, wherever incorporated), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, or other enterprise, association, organization, department, or any other entity, whether acting in an individual, fiduciary, or other capacity.

            (s) "Escrow Agent" shall mean U.S. Bank, National Association, San Francisco, California, USA.

            (t) "Exchange Act" shall mean the United States Securities Exchange of 1934, as amended.

            (u) "Governmental Authorization" shall mean any (i) permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement or
(ii) right under any Contract with any Governmental Entity.

            (v) "Governmental Entity" shall mean any (i) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, national, supra-national, foreign, or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

            (w) "Group" shall mean the Company and Sigma UK, and "Group Company" shall mean either of the foregoing.

            (x) "Irish GAAP" shall mean generally accepted accounting principles as in effect in Ireland.

            (y) "Key Employees" shall mean Damien Guerin, Joseph Moore, and Niallo Carroll.

            (z) "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

            (aa) "Legal Requirement" shall mean any federal, state, local, municipal, national or supra-national, foreign, or other law, statute, constitution, principal of common law, resolution, ordinance, code, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity, whether in Ireland, the United States, or anywhere else in the world, provided that as set forth in any representations or warranties set forth in Article 11 or Article 11A, "Legal Requirement" shall refer only to Legal Requirements as in effect on the Closing Date.

            (bb) "Liability" shall mean any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

            (cc) "Lien" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

            (dd) "Majority-in-Interest of the Shareholders" shall mean SCG.

            (ee) "Material Adverse Effect," when used in connection with an Entity means any change, event, violation, inaccuracy, circumstance, or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, liabilities, financial condition, or results of operations of such Entity.

            (ff) "Off-Balance Sheet Arrangement" shall mean any transaction, Contract or other arrangement to which an entity unconsolidated with any Group Company is a party, under which any Group Company has: (i) any obligation under a guarantee Contract; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets; (iii) any obligation, including a contingent obligation, under a Contract that would be accounted for as a derivative instrument, except that it is both indexed to such Group Company's own stock and classified in stockholders' equity in such Group Company's statement of financial position; or (iv) any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, such Group Company, where such entity provides, financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, such Group Company.

            (gg) "Ordinary Course of Business" shall mean the usual, ordinary, and regular course of a Person's business, consistent with past practice (including with respect to quantity and frequency).

            (hh) "Person" shall mean any natural person, Entity, or Governmental Entity.

            (ii) "Pre-Closing Taxes" shall mean all Taxation Liabilities of any Group Company for taxable years or other taxable periods that end on or before the Closing Date (and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date); all Taxation Liabilities that may arise directly or indirectly out of the Finglas IP Transfer or the McKee Property Transfer or the Redemption; any Taxation Liabilities arising wholly or partly by reason of or in connection with, or in consequence of or by virtue of or otherwise falling on any Group Company or the Purchaser as a result of or by reference to any Transaction or combination of Transactions which occur on or before the Closing Date; and any Taxation Liabilities that are the primary liability of the Shareholders or any person or entity connected for any Tax purposes with the Shareholders (in each case other than a Group Company), that become payable by any Group Company on or after the Closing, including, without limitation, VAT attributable to supplies made or received (or deemed for VAT purposes to be made or received) by any member of the SCG group of companies (other than the Company after the Closing); provided, however, that to the extent that any Taxation
Liability:

                  (i) is fully provided for in the Accounts or in the Closing Balance Sheet, but without double-counting;

                  (ii) (other than with respect to VAT arising prior to the date on which the Company ceases to be grouped for VAT purposes with any member of the SCG group of companies) arises as a result only of any change in Legal Requirements made after Closing which has retrospective effect;

                  (iii) arises as a result only of taxable income, profits or gains earned in the ordinary and usual course of trading by the Company after the Accounts Date but on or before Closing; or

                  (iv) (other than in respect of the warranties or representations contained in Section 2.10(m) and Section 2.10(v)) would not have arisen but for a voluntary act or voluntary transaction of the Company, a voluntary act or voluntary transaction being an act or transaction which was:

                        (A) carried out other than pursuant to a legally binding obligation entered into by the Company on or before Closing or other than with the consent of the Shareholder Representative;

                        (B) otherwise than in the ordinary course of business of the Company; and

                        (C) one which the Purchaser was aware or ought reasonably to have been aware would give rise to such Taxation Liability,

                  (v) arises from the failure by the Purchaser to procure that the proceeds from a subsequent sale by the Company after the Closing Date of the assets owned by it at Closing involved in the rollover relief claim (as referred to in Section 2.10(m)) is reinvested in qualifying assets (provided however that in the event that there has been a failure to disclose in respect of the warranty at Section 2.10(m) or the disclosure against the warranty is incorrect, this exclusion (v) shall not apply), such Taxation Liability shall not be a Pre-Closing Tax.

            (jj) "Redemption Shares" shall mean the Company Preference Shares.

            (kk) "Restricted Business" shall mean the development, manufacture and/or sale of Antenna Products, excluding the existing sales, installation and distribution business of the Sigma Distributor substantially as such business is conducted on the Closing Date. Antenna Products shall mean any device used to radiate or receive electromagnetic energy regardless of frequency, excluding handsets and accessory products.

            (ll) "SCG Shareholder" shall mean any of Anthony J. Boyle, Peter Crowley, or Michael J. McGinley individually and "SCG Shareholders" shall refer to the foregoing collectively.

            (mm) "SEC" shall mean the United States Securities and Exchange Commission.

            (nn) "Securities Act" shall mean the United States Securities Act of 1933, as amended.

            (oo) "Shareholder Liabilities" shall mean all Liabilities of the Group Companies to any Shareholder or any affiliate, shareholder, or subsidiary of a Shareholder (including, without limitation, any SCG Shareholder).

            (pp) Intentionally Left Blank.

            (qq) "Shareholder Representative" shall mean Niall Robinson.

            (rr) "Sigma UK" shall mean Sigma Wireless (UK) Limited, a company organized under the laws of England and Wales and having its registered office at Unit 6, Bridgegate Business Park, Gatehouse Way, Aylesbury, Bucks HP19N 8XN, England.

            (ss) "Taxation Liabilities" shall include not only an obligation or liability to make payments of or in respect of or in relation to Taxation, but shall also include:

                  (i) the payment for losses or advance corporation tax, or payments in relation to Tax pursuant to any warranties or indemnities; or

                  (ii) the loss, disallowance, nullification, cancellation, or reduction, or the like of any relief, allowance, credit, deduction, loss, exemption, charge or set-off granted by or pursuant to any law (whether by statute, regulation, case law) accepted practices, concession or otherwise available for Taxation purposes ("Relief") (in each case arising before or after the Closing and including, without limitation, all accumulated trading Losses); or

                  (iii) the use or set off or the like of a relief (whether arising before or after the date hereof); or

                  (iv) the loss, disallowance, nullification, cancellation, reduction, use or set off, or the like of a right to repayment of Taxation.

            (tt) "TCA" shall mean the Taxes Consolidation Act 1997 (Ireland).

            (uu) "Transferring Employees" means the employees transferring pursuant to the Employment Regulations from the Company to SCG prior to Closing, including those individuals set forth on Annex F of the Agreement Annexes.

            (vv) "Transferring Employee Losses" shall mean any Losses (as defined in Section 6.2) arising out of, relating to, or otherwise in connection with, directly or indirectly, (i) any claim (statutory, Contractual, or otherwise) made by or on behalf of any Transferring Employee that relates to their employment by SCG after the Closing; (ii) the employment or termination of employment of any Transferring Employee after the Closing; (iii) any substantial and detrimental change in the working conditions or renumeration of any Transferring Employee after the Closing; (iv) SCG's succeeding as employer of the Transferring Employees pursuant to the Employment Regulations; or (v) the failure of SCG to comply with respect to its indemnification obligations under
Section 6.2 as they relate to the preceding clauses (i) through (iv).

            (ww) "UK GAAP" shall mean generally accepted accounting principles as in effect in the United Kingdom.

            (xx) "US GAAP" shall mean generally accepted accounting principles as in effect in the United States.

            (yy) "VHI" shall mean VHI Healthcare (Ireland).

      9.3 Interpretation. In this Agreement unless the context requires otherwise:

            (a) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any Contract, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (b) References to Articles, Sections, Recitals, and Schedules are references to articles, sections, recitals of and schedules to this Agreement.

            (c) References to the "business of" an Entity shall be deemed to include the businesses of all director or indirect subsidiaries of such Entity. References to the subsidiaries of an Entity shall be deemed to include all its direct or indirect subsidiaries.

            (d) The Recitals, the Group Disclosure Letter and related schedules, and the Agreement Annexes form part of and are incorporated in this Agreement.

            (e) The singular shall include the plural and vice versa and references to any gender shall include references to the other gender.

            (f) References to the "knowledge" or "awareness" of a Group Company shall refer to the knowledge, after reasonable inquiry, of any SCG Shareholder or any Key Employee. References to the "knowledge" or "awareness" of the Shareholders shall refer to (i) the knowledge of any Management Shareholder, after reasonable inquiry and (ii) with respect to SCG, to the individual knowledge, after reasonable inquiry, of any SCG Shareholder.

            (g) Any reference to a party shall mean any party to this Agreement.

            (h) Any reference to the parties shall include their respective successors in title.

            (i) Any reference to any statute or statutory provision shall include that statute or statutory provision as it is from time to time amended, modified, replaced or re-enacted (before the date of this Agreement) and any order, regulation, instrument, by-law or other subordinate legislation made under it before the date of this Agreement.

            (j) References to an "affiliate" of or an "affiliated person with" or similar references, with respect to any Sigma Party, shall mean (i) any Person that is, directly or indirectly, controlled by or under common control with, such Sigma Party and (ii) any employee, officer director, shareholder, subsidiary or parent corporation of such Sigma Party or any Person deemed affiliated under the preceding subclause (i).

      9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that no two parties need sign the same counterpart.

      9.5 Entire Agreement; Assignment; No Third Party Beneficiaries. This Agreement, the Company Closing Documents, the Purchaser Closing Documents, and the other documents and instruments and other agreements among the parties hereto referenced herein and therein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) shall not be assigned by operation of law or otherwise by any party, provided that the Purchaser may assign its rights and delegate its obligations hereunder to any subsidiary or affiliate corporation of the Purchaser or any successor-in-interest to the Purchaser or the Purchaser's business by way of merger, acquisition, consolidation, amalgamation, or any similar transaction.

      9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect.

      9.7 Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Acquisition, including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses, provided that the Shareholders shall be responsible for all Third Party Expenses incurred by any Group Company.

      9.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, and the courts of the Republic of Ireland shall have exclusive jurisdiction in respect of any matter or dispute arising therefrom; provided, however, that any matter or dispute described in Section 6.3(g) shall be resolved in the manner and place set forth therein.

      9.10 Currency. All references to "$" or "dollars" in this Agreement refer to the lawful currency of the United States of America. All references to "(euro)" or "Euro" refer to the lawful currency of Ireland. All references to "(pound)," "STG(pound)," "pounds," or "sterling" shall refer to the lawful currency of the United Kingdom.

      9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.12 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction or any court of Ireland, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the provisions of this Agreement).

      9.13 Address for Service.

            (a) Each of the Sigma Parties hereby authorizes and appoints the Dublin offices of G.J. Moloney (or such other person or persons, being a firm of solicitors resident in Dublin, as it may hereafter by notice in writing to the Purchaser from time to time substitute) to accept on its behalf service of all legal process arising out of or connected with this Agreement.

            (b) Service of such process on the person from time to time being authorized under subsection (a) above to accept it on behalf of each of the Sigma Parties shall be deemed to be service of that process on each of the Sigma Parties.

            (c) The Purchaser hereby authorizes and appoints Arthur Cox (or such other person or persons, being a firm of solicitors resident in Dublin, as it may hereafter by notice in writing to the Shareholder Agent from time to time substitute) to accept on its behalf service of all legal process arising out of or connected with this Agreement.

            (d) Service of such process on the person from time to time being authorized under subsection (c) above to accept it on behalf of the Purchaser shall be deemed to be service of that process on the Purchaser.

      9.14 Waiver of Jury Trial. PURCHASER AND EACH OF THE SIGMA PARTIES EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY OR OTHER AGREEMENT REFERENCED HEREIN AND DELIVERED IN CONNECTION WITH THIS AGREEMENT, OR ANY ACTION OR OMISSION TO ACT BY ANY OF PURCHASER OR ANY OF THE SIGMA PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF OR THEREOF.

      9.15 Agreement Not to be Construed Against Drafter. In entering into this Agreement, each party represents that such party has been represented by legal counsel of such party's choosing, or chose not to be represented by legal counsel. Each party and counsel for such party has reviewed this Agreement, has had the opportunity to negotiate its terms and suggest changes to the language herein, and accordingly, each party hereby waives the application of any law, regulation, holding, rule of construction or other Legal Requirement providing that ambiguities in an agreement are to be construed against the party drafting such agreement.

                  [Remainder of page intentionally left blank]

                 [SIGNATURE PAGE TO SHARE ACQUISITION AGREEMENT]

      IN WITNESS WHEREOF, the Purchaser, the Company, SCG, Finglas, the Shareholder Representative, the Escrow Agent, and each of the Shareholders have executed or caused this Share Acquisition Agreement to be executed as of the date first written above.

"PURCHASER"                                 PCTEL, INC.
                                            A DELAWARE CORPORATION

                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________

PRESENT WHEN THE COMMON SEAL OF

SIGMA WIRELESS TECHNOLOGIES LIMITED

WAS AFFIXED HERETO:

                                            ____________________________________
                                            Director

                                            ____________________________________
                                            Director/Secretary

PRESENT WHEN THE COMMON SEAL OF

SIGMA COMMUNICATIONS GROUP LIMITED.

WAS AFFIXED HERETO:

                                            ____________________________________
                                            Director

                                            ____________________________________
                                            Director/Secretary

                 [SIGNATURE PAGE TO SHARE ACQUISITION AGREEMENT]

PRESENT WHEN THE COMMON SEAL OF

FINGLAS TECHNOLOGIES LTD.

WAS AFFIXED HERETO:

                                            ____________________________________
                                            Director

                                            ____________________________________
                                            Director/Secretary

SIGNED, SEALED AND DELIVERED BY

NIALL ROBINSON IN THE PRESENCE OF:

Signature of witness:_________________      ____________________________________
                                            Niall Robinson
Name:_________________________________

Address:______________________________

Occupation:___________________________

"ESCROW AGENT"                              U.S. BANK NATIONAL ASSOCIATION

                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________

SIGNED, SEALED AND DELIVERED BY:

DAMIAN GUERIN

IN THE PRESENCE OF:

Signature of Witness:_________________      ____________________________________
                                            Damian Guerin
Name:_________________________________

Address:______________________________

Occupation:___________________________

SIGNED, SEALED AND DELIVERED BY:

JOSEPH MOORE

IN THE PRESENCE OF:

Signature of Witness:_________________      ____________________________________
                                            Joseph Moore
Name:_________________________________

Address:______________________________

Occupation:___________________________

SIGNED, SEALED AND DELIVERED BY:

NIALLO CARROLL

IN THE PRESENCE OF:

Signature of Witness:_________________      ____________________________________
                                            Niallo Carroll
Name:_________________________________

Address:______________________________

Occupation:___________________________

                                    EXHIBIT A

                           FORM OF MCKEE AVENUE LEASE

                         Dated this 4th day of July 2005

                     FINGLAS MCKEE PROPERTY HOLDINGS LIMITED

                                                                      First Part

                                     - to -

                       SIGMA WIRELESS TECHNOLOGIES LIMITED

                                                                     Second Part

                                   SHORT-TERM

                           BUSINESS LETTING AGREEMENT

                                   Arthur Cox
                                Earlsfort Centre
                                Earlsfort Terrace
                                    Dublin 2

MEMORANDUM OF AGREEMENT made the 4th day of July 2005

BETWEEN

FINGLAS MCKEE PROPERTY HOLDINGS LIMITED (Reg. No. 394880) having its registered office at c/o Sigma Wireless, McKee Avenue, Finglas, Dublin 11 (hereinafter referred to as "the Landlord") of the one part;

AND

SIGMA WIRELESS TECHNOLOGIES LIMITED (Reg. No. 174542) having its registered office at McKee Avenue, Finglas, Dublin 11 (hereinafter referred to as "the Tenant") of the other part.

WHEREAS:-

THE PREMISES:         means the premises known as portion of industrial / office at McKee Avenue, Finglas, Dublin 11, more particularly shown on the plan annexed at Schedule 2 hereto and thereon outlined in red.

PERMITTED USER:       means the design, manufacture and distribution of antennae and antennae related products together with office use ancillary thereto.

TERM OF THE LEASE:    Four years and nine months from 4 July 2005 to 3 April,
                      2010..

RENT PAYABLE:         (euro)232,000 (two hundred and thirty-two thousand euro)
                      per annum or as may be increased in accordance with Special Condition 4 hereto.

MANNER PAYABLE:       Quarterly in advance on the 1st January, 1st April, 1st
                      July and 1st October in each year of the Term.

WHEREBY the Landlord agrees to let and the Tenant agrees to take the Premises for the Term and at the Rent Payable, details of which are as set out above, with the benefit of the rights set out in Part 1 of Schedule 1 hereto and subject to the reservations set out in Part 2 of Schedule 1 hereto and the Tenant agrees to pay the amount of the rent and other payments in the manner and at the times described herein and each of the said parties further agree and accept the terms and conditions on their respective parts to be observed and performed and which are set out in the special and general conditions attached to this agreement.

Signed  _________________________   Signed  ______________________________

        Landlord                            Tenant

Witness _________________________   Witness ______________________________

                               SPECIAL CONDITIONS

1.       The Tenant shall pay 69.49% of the rates levied on the Property.

2. The Landlord shall indemnify and keep indemnified the Tenant against any claim made by the Local Authority in respect of rates received by the Landlord under Special Condition 1 above. If the Premises are separately rated by the Local Authority, clause 9 shall take effect insofar as it is applicable.

3. This Agreement contains the entire of the terms, covenants and conditions existing between the parties and it is acknowledged that all previous arrangements and practises relevant to the Property and the Premises (if any) shall cease prior to the signing hereof.

4. The rent payable in respect of the fourth and fifth years of the Term (if not determined earlier in accordance with the terms hereof) will be
         (euro)450,000 per annum and pro rata in respect of any part thereof.

5.       The Tenant may insure its contents.

1.    DEFINITIONS

      "COMMON AREAS"  means the area coloured yellow on the plan annexed at
                      Schedule 2 hereto.

      "INSURED RISKS" means any loss (including two years loss of rent)
                      or damage or prospective loss or damage by fire, and such other risks in connection with the Premises as the Landlord may from time to time reasonably deem it fit or desirable to insure against.

      "MONTH" means calendar month and words derived therefrom shall be construed accordingly.

      "PREMISES"      means the premises described in the Memorandum of
                      Agreement annexed hereto with the easements rights and privileges appurtenant thereto.

      "PROPERTY"      means the property of which the Premises forms part and
                      which is more particularly delineated and outlined in red on the plan annexed at Schedule 2 hereto.

      Where the context so admits words importing the neuter gender only shall include the masculine and feminine gender as appropriate and words importing the masculine gender only shall include the feminine gender and words importing the singular number only shall include the plural number and vice versa.

      Where the Tenant shall from time to time be or consist of two or more individuals the covenants and conditions herein expressed to be made by the Tenant shall be deemed to be made by such individuals jointly and severally.

      Where the Landlord shall from time to time be or consist of two or more individuals the covenants and conditions herein expressed to be made by the Landlord shall be deemed to be made by such individuals jointly and severally.

2.    THE TENANT AGREES WITH THE LANDLORD as follows:

      (a) To pay the reserved rent without any deductions whatsoever at the times and in the manner provided for in this Agreement

      (b) To refund to the Landlord the Premium which the Landlord has paid for the Insurance of the Premises, such refund to be paid to the Landlord within fourteen days of demand being made.

      (c) Not to assign sublet or part with or share the possession of the Premises or any part thereof nor permit any other person or company to occupy the same as a

            Licensee or otherwise, without first obtaining the consent in writing of the Landlord such consent not to be unreasonably withheld or delayed.

      (d) To maintain the interior of the Premises fair wear and tear excepted (but excluding any structural and/or external parts of the Premises) including all locks, sash-cords, electric, gas, telephone, central heating system, other fittings and installations and cables and all additions thereto and all drains, sanitary fittings, appliances and pipes in good condition but excluding damage by any of the insured risks PROVIDED ALWAYS that nothing herein contained shall oblige the Tenant to put the Premises into any better state of repair or condition than exists at the date hereof as recorded in the condition report appended at Schedule 3 hereto.

      (e) To maintain the interior of the Premises in good decorative condition fair wear and tear excepted, and to repaint all interior woodwork in a proper and workmanlike manner at least once in every three years and in the last three months of the terms in a colour scheme first approved by the Landlord PROVIDED ALWAYS that nothing herein contained shall oblige the Tenant to put the Premises into any better state of repair or condition than exists at the date hereof as recorded in the condition report appended at Schedule 3 hereto.

      (f) To permit the Landlord or his agent at all reasonable times to enter the Premises and examine the state of repair and condition thereof and to repair and make good all defects of which notice in writing shall be given by the Landlord to the Tenant and for which the Tenant is liable under the provisions hereof within one month after the giving of such notice and on the failure to comply with such notice the Landlord may carry out the work referred to therein and recover the reasonable and proper cost thereof on demand from the Tenant as liquidated damages.

      (g) Upon receipt of reasonable notice in writing (save in an emergency) to permit the Landlord or his agents or workmen at all reasonable times to enter the Premises and examine the state of repair and condition thereof and to effect any repairs or renovations in the Premises or adjoining premises for which the Landlord may be liable PROVIDED THAT in exercise of said rights disruption to the Tenant shall be minimised and any damage thereby occasioned shall be made good.

      (h) Not to make any structural alterations in the Premises nor to make any alterations whatsoever in the internal arrangements or external appearance of the Premises nor to erect any wireless or television aerial or other equipment for the transmission of electronic signals without first obtaining the consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed).

      (i) Not to do or permit or suffer to be done on the Premises anything which would be in breach of the user of the Premises permitted under the provisions of the Planning and Development Acts 2000 or any Act or Acts amending or replacing same or the regulations made thereunder or render the Landlord liable to proceedings being instituted under such Acts.

      (j)   To clean the windows of the Premises.

      (k) Not to use or occupy the Premises or permit the same to be used or occupied otherwise than for the Permitted User as hereinbefore described or for any purpose or in any manner inconsistent with such user or occupation and not to do or allow to be done any act or thing which is likely to be, or to become a nuisance, danger or annoyance to the Landlord or other occupiers of the same building or to adjoining occupiers, and to fit effective suppressors to all electric equipment so that they will not interfere with the operation of any wireless, television or other electronic equipment in the vicinity.

      (l) To pay and discharge on a mutually agreed and reasonable basis all charges in respect of electric current, gas, central heating oil and telephone services used or consumed by the Tenant on the Premises.

      (m) Not to do or suffer to be done anything which may render the Landlord liable to pay in respect of the Premises or the building of which the Premises form part more than the present rate of insurance premium and in the event of any breach of this clause to forthwith repay on demand to the Landlord all sums paid by way of increased premium as if the same had herein been reserved as rent nor to do or suffer to be done anything which may make void or voidable any Policy of Insurance against the Insured Risks.

      (n) Not to exhibit any signboard, poster or advertising matter or any flag or banner outside the Premises or in the windows or doors thereof, but this sub-clause shall not prevent the Tenant from placing at the entrance to the Property and at the reception area of the building (internally and externally) signage of a type, dimensions and location to be approved in writing by the Landlord, such approval not to be unreasonably withheld or delayed.

      (o)   Not to hold any auction upon the Premises.

      (p)   Not to keep any dog or other animal in or upon the Premises.

      (q) To pay all rates and taxes payable in respect of the Premises during the term hereof (save Landlord's income and capital taxes).

      (r) Not to place or permit to be placed any obstruction of any nature or kind in or upon the hall, landings, stairways, paths, common areas or approaches leading to the Premises or the buildings of which the Premises form part.

      (s) Not to place or leave any dust rubbish or refuse in or about the Premises or the building of which the Premises forms part and to make use of a covered bin for removal by the Council or other local sanitary authority of any such dust, rubbish or refuse.

      (t) To notify the Landlord forthwith in writing of every notice received from the local or other sanitary authority concerning the Premises and to comply therewith as quickly as possible insofar as the Tenant is liable under the terms hereof.

      (u) To pay and discharge the Stamp Duty payable on this Agreement and the counterpart thereof.

      (v) If applicable on the termination of the term hereby created the Tenant shall furnish to the Landlord a letter addressed to Telecom Eireann authorising the transfer of the telephone line and number into the name of the Landlord.

      (w) To notify the Landlord immediately in writing of any damage caused to the Premises or to any property of the Landlord in the Premises.

      (x) Save as arises due to the neglect or default of the Landlord to indemnify the Landlord against any claims made by any employee, licensee or invitee of the Tenant arising out of the Tenant's use of the Premises and to effect and have in force a proper public liability insurance cover sufficient to satisfy the Landlord that the Tenant holds adequate insurance cover to enable this indemnity to be fully complied with.

      (y) That the Tenant will at the expiration or sooner determination of the tenancy peaceably surrender and yield up unto the Landlord possession of the Premises together with the furniture effects and fittings included in this letting in compliance with the terms hereof.

      (z) To pay and indemnify the Landlord against all reasonable costs fees and expenses incurred by the Landlord in relation to the preparation and service of a notice under Section 14 of the 1881 Conveyance Act (the 1881 Act) and of any proceedings under the 1881 Act and/or the Landlord and Tenant Amendment Act, Ireland 1860.

3.    THE LANDLORD AGREES WITH THE TENANT as follows:

      (a) That the Tenant paying the rent and performing and observing the agreements on the Tenant's part hereinbefore contained may peaceably hold the Premises during the term of this letting without any disturbance by the Landlord or any person lawfully claiming under or in trust for the Landlord.

      (b) To insure and keep insured the Premises and the building of which the Premises form part against loss or damage by or against the Insured Risks under a policy or policies of insurance effected and maintained with an insurance office or offices of repute and whenever required to produce to the Tenant the policy or policies of insurance or copies thereof and the receipt or receipts for the last Premium or other evidence of payment.

      (c) To maintain and keep in good order repair and condition the external and structural parts of the Premises and the Common Areas together with all services provided however that nothing contained in this Agreement shall require or oblige the Landlord to put the Premises into any better state of repair or condition than at the date hereof exists.

      (d) To perform and observe the covenants on the lessee's part contained in the head lease (if any) and to keep the Tenant indemnified against all claims, damages, costs and expenses in any way relating thereto.

      (e) To indemnify the Tenant against liability for payment of rates or other such charges or impositions for any period prior to the commencement of the Term.

4. IT IS HEREBY MUTUALLY AGREED BETWEEN THE LANDLORD AND THE TENANT as follows:

      (a) That in the event of the rent hereby reserved or any part thereof being in arrears for fourteen days after formal demand or if there shall be any material breach or non-performance or non-observance by the Tenant of any of the provisions herein contained or if the Tenant shall become bankrupt or make any arrangement or composition with his creditors or shall suffer execution to be levied on the Premises or if the Tenant (being a Company) shall pass a Resolution to wind-up (other than for the purpose of a re-organisation) or have a winding-up Order made in respect thereof by the Court the Landlord shall be entitled to re-enter upon the Premises whereupon this Letting shall determine but shall do so without prejudice to any claim which the Landlord may have against the Tenant in respect of any antecedent breach of the Tenant's covenants, agreements or stipulations herein contained;

      (b) That if the Tenancy hereby created shall continue beyond the term herein specified it shall in the absence of a new Agreement be deemed to be a tenancy determinable by one calendar month's notice in writing to be given by either party to the other and expiring on any gale day.

      (c) That the Tenant may determine this Agreement on the 3rd July 2007 (the "First Termination Date") subject to giving at least six months prior written notice to the Landlord of the First Termination Date and paying rent, insurance and rates due hereunder up to the First Termination Date.

      (d) That either the Tenant or the Landlord may determine this Agreement on the 3rd July 2008 (the "Second Termination Date") subject to either party giving at least six months prior written notice to the other party of the Second Termination Date. In either event, the Tenant shall pay the rent, insurance and rates due hereunder up to the Second Termination Date.

      (e) If this Agreement is terminated pursuant to clause 4(c) or 4(d) above, it shall be terminated without prejudice to any rights either party may have against the other for any antecedent breach of the terms hereof occurring prior to such termination.

                                   SCHEDULE 1

                                     PART 1

                                 RIGHTS GRANTED

1. The right at all times for the Tenant, its servants, agents, invitees and licensees to pass and repass with and without motor vehicles over the Common Areas for the purposes of access to and egress from the Premises and the car parking spaces subject to compliance with the Landlord's reasonable requirements in this regard.

2. The exclusive right to park cars in the car parking spaces shaded green 40 (forty) (the "Car Spaces") on the plan annexed at Schedule 2 hereto.

3. The right to place the test range on the roof of the Premises and the Common Areas respectively and the right to use the test range as part of its permitted use.

4.    The right to use the canteen on a mutually agreed and reasonable basis.

                                     PART 2

                                  RESERVATIONS

1. The right for the Landlord, its servants, agents, invitees and licensees to pass and repass through the Premises for the purposes of access to and egress from the comms room and the canteen respectively, subject to compliance with the Tenant's reasonable requirements in this regard.

                                   SCHEDULE 2

                                    THE PLAN

                                   SCHEDULE 3

                                CONDITION REPORT

                         Dated this 4th day of July 2005

                         FINGLAS MCKEE PROPERTY HOLDINGS
                                     LIMITED

                                                                      First Part

                                     - to -

                       SIGMA WIRELESS TECHNOLOGIES LIMITED

                                                                     Second Part

                                   SHORT-TERM

                           BUSINESS LETTING AGREEMENT

                                   Arthur Cox
                                Earlsfort Centre
                                Earlsfort Terrace
                                    Dublin 2

                                    EXHIBIT B

                            FORM OF SURETY AGREEMENT

                              Dated 4th July, 2005

             ANTHONY J. BOYLE, PETER CROWLEY AND MICHAEL J. MCGINLEY

                                                                      FIRST PART

                   JOSEPH MOORE, DAMIAN GUERIN, NIALLO CARROLL

                                                                     SECOND PART

                                       AND

                                  PC-TEL, INC.

                                                                      THIRD PART

--------------------------------------------------------------------------------

                                SURETY AGREEMENT

--------------------------------------------------------------------------------

                                   ARTHUR COX
                                Earlsfort Centre
                                Earlsfort Terrace
                                    Dublin 2
                                    CA17802.4

THIS SURETY AGREEMENT is made on the 4th day of July, 2005 by:

(1) ANTHONY J. BOYLE, PETER CROWLEY AND MICHAEL J. MCGINLEY (the "SURETIES", and any one a "SURETY")

(2)   JOSEPH MOORE, DAMIAN GUERIN, NIALLO CARROLL (the "SUPPLEMENTAL SURETIES")

IN FAVOUR OF

(3) PC-TEL, INC. a Delaware corporation having its principal place of business at 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631 U.S.A. ("PC-TEL")

BACKGROUND

(1) PC-Tel is proposing to purchase the entire issued share capital of Sigma Wireless Technologies Limited (the "COMPANY") pursuant to the terms of a Share Acquisition Agreement dated 4th July, 2005 (the "Share Acquisition Agreement")

(2) Under the terms of the Share Acquisition Agreement, each of the shareholders of the Company (the "SELLING SHAREHOLDERS") made certain representations and warranties to PC-Tel.

(3) The Sureties are, inter alios, the legal and beneficial owners of shares in Sigma Communications Group Limited ("SCG"), one of the Selling Shareholders in the Company, and the Supplemental Sureties are the legal and beneficial owners of shares in the Company.

(4) The Supplemental Sureties are parties for whom SCG has at the request of PC-TEL agreed to be jointly liable for breach of representations and warranties in the terms specified in the Share Acquisition Agreement.

      NOW THIS DEED WITNESSETH as follows:-

1.    SURETY

      1.1 In consideration of the PC-Tel purchasing the entire issued share capital of the Company, the Sureties hereby agree to act as sureties for SCG in the event that SCG is unable to satisfy a claim made against it by PC-TEL, its successors or assigns pursuant to the terms of Article VI of the Share Acquisition Agreement for any Special Loss Warranties, Covenants and Indemnities (as defined in the Share Acquisition Agreement) for fraud or wilful and knowing misrepresentation or wilful and knowing breach on the part of the Selling Shareholders or SCG PROVIDED THAT (save in the event of fraud or wilful and knowing misrepresentation or wilful and knowing breach) the Escrow Fund provided for in the Share Acquisition Agreement is no longer available to satisfy any such claim and subject to the provisions as to maximum payment provided in Section 6.5 (b) and (c) of the Share Acquisition Agreement.

      1.2 The Sureties hereby unconditionally and irrevocably covenant to pay on demand to PC-Tel all and every sum or sums of money due, owing or incurred to PC-Tel by SCG, or from SCG jointly with any other person or persons together with all interest in the event that:

            (a) a claim made by PC-Tel against SCG remains unsatisfied for more than 60 days after formal demand; or

            (b) SCG has been or is in the process of being wound up, within 60 days of the demand from PC-Tel,

      1.3 In the event one of the events specified in Clause 1.2(a)or (b) occurs and that the Supplemental Sureties or any of them have not discharged their several proportion of such claim under the terms of the Share Acquisition Agreement, such Supplemental Surety who has not so discharged their proportion shall also be liable as if each were a Surety in the proportions specified in the Schedule up to the maximum amount received by him as consideration pursuant to the Share Acquisition Agreement.

2.    INTEREST

      Interest shall accrue on all amounts demanded but unpaid under this Surety Agreement (the "DEFAULTED AMOUNT") calculated day by day from the date of demand until full payment (as well after as before judgment) with interest on such amount equivalent to the average Euribor rate on such amounts for the previous 30 days per annum.

3.    PAYMENTS

      All sums payable by the Sureties under this Surety Agreement shall be made to the PC-Tel in full in such manner as PC-Tel may direct and in the same currency as the relative payments were due to be made by SCG free of any present or future taxes levies imposts duties charges fees or withholdings and without set-off or counterclaim or any restriction condition or deduction whatsoever. If the Sureties are required by law, practice or regulation (whether or not such practice or regulation has the force of law) to make any deduction or withholding the Sureties will promptly pay to PC-Tel such additional amount as would result in the net amount received by PC-Tel being equal to the full amount which would have been receivable had there been no deduction or withholding and the Sureties shall indemnify PC-Tel against any losses or costs incurred by PC-Tel by reason of any failure of the Sureties to make such deduction or withholding. PC-Tel will co-operate with the Sureties and the Supplemental Sureties in relation to any forms or other documents required to minimize such withholding.. Any payments made by the Sureties or the Supplemental Sureties in satisfaction of the indemnification provisions for Losses (as defined in the Share Acquisition Agreement) shall constitute in the case of the Sureties a reduction of the consideration payable to SCG Shareholders pursuant to

      Section 1.2 of the Share Acquisition Agreement and in the case of the Supplemental Sureties shall constitute a reduction of the consideration payable to them as Management Shareholders pursuant to Section 1.2 of the Share Acquisition Agreement.

4.    GENERAL

      4.1 The liability of the Sureties and the Supplemental Sureties (if applicable) hereunder shall be several in the appropriate proportions specified in the Schedule hereto and every agreement, undertaking, covenant, representation and warranty on the part of each Surety shall be construed accordingly and all references to the Sureties herein shall where the context requires or admits be construed as references to any one or more of them. If the whole or any part of this Surety Agreement be now, or hereafter, unenforceable against one or more person acting as surety for any reason whatsoever or if this Surety Agreement is not executed by any person who is to act as Surety this Surety Agreement shall nevertheless be and remain fully binding upon and enforceable against the other persons acting as surety as if it had been made by PC-Tel with only such other persons but to secure the liabilities of SCG to PC-Tel.

      4.2 These presents shall bind the Sureties and the Supplemental Sureties notwithstanding that they, collectively or individually cease to hold a legal or beneficial interest in SCG.

      4.3 These presents shall bind the Sureties' and Supplemental Sureties personal representative(s) but shall not be assigned by them.

      4.4 In the event of any dispute arising between the parties to this agreement, the Sureties and the Supplemental Sureties hereby covenant with each other and with PC-Tel to adhere to and to perform and observe the provisions of Article 6.3 of the Share Acquisition Agreement to resolve the dispute.

5.    GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of Ireland.

6.    JURISDICTION

      6.1 Each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement ("the Proceedings") may therefore be brought in the courts of Ireland.

      6.2 Each of the parties to this Agreement irrevocably waives any objection to Proceedings in the courts referred to in Clause 6.1 on the grounds of venue or on the grounds of forum non conveniens.

      6.3 The submission to the non-exclusive jurisdiction of the courts referred to in Clause 6.1 shall not (and shall not be construed so as to) limit the right of the parties to this Agreement, or any of them, to take Proceedings against any of the parties to this Agreement, in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

                                    SCHEDULE

                   PROPORTIONS OF LIABILITY OF SURETIES ALONE:

James Anthony Boyle      60%

Michael J McGinley       20%

Peter M. Crowley         20%

        PROPORTIONS OF LIABILITY OF SURETIES WITH SUPPLEMENTAL SURETIES:

James Anthony Boyle      46%

Michael J McGinley       15%

Peter M. Crowley         15%

Joseph Moore             14%

Damian Guerin             6%

Niallo Carroll            4%

IN WITNESS whereof this Surety Agreement has been executed the day and year first herein WRITTEN.

SIGNED SEALED AND DELIVERED                                   )

by ANTHONY BOYLE in the                                       )

presence of:-                                                 )

SIGNED SEALED AND DELIVERED                                   )

by PETER CROWLEY in the                                       )

presence of:-                                                 )

SIGNED SEALED AND DELIVERED                                   )

by MICHAEL McGINLEY in the                                    )

presence of:-                                                 )

SIGNED SEALED AND DELIVERED                                   )

by DAMIAN GUERIN in the                                       )

presence of:-                                                 )

SIGNED SEALED AND DELIVERED                                   )

by JOSEPH MOORE in the                                        )
presence of:-                                                 )

SIGNED SEALED AND DELIVERED                                   )

by NIALLO CARROLL in the                                      )

presence of:-                                                 )

PC-TEL, INC.

a Delaware Corporation             By: _______________

                                   Name: _____________

                                   Title: ____________

IMPORTANT - EACH SURETY AND SUPPLEMENTAL SURETY MUST ALSO SIGN BELOW

      Each Surety or Supplemental Surety hereby confirms that:-

(a) he is fully aware of the nature of this Surety Agreement the effect of which has been explained to, and understood by, him;

(b) he has been advised to take and has been given due opportunity to take separate independent legal advice on the effect of this Surety Agreement

(c)   he has taken/has declined the opportunity of taking* such legal advice;

(d)   he is now willing to be legally bound by the terms of this Surety
      Agreement.

      Signed ________________________________

      ANTHONY BOYLE

      Signed ________________________________

      PETER CROWLEY

      Signed ________________________________

      MICHAEL MCGINLEY

      Signed ________________________________

      JOSEPH MOORE

      Signed ________________________________

      DAMIAN GUERIN

      Signed ________________________________

      NIALLO CARROLL

* delete as applicable

                                    EXHIBIT C

                           FORM OF FINGLAS ASSIGNMENT

ASSIGNMENT

Date:

Parties:

      (1) The "Assignor": Finglas Technologies Limited, an Irish company with registration number 176863 with its registered office address at McKee Avenue, Finglas, Dublin 11, Ireland;

      (2) The "Assignee": Sigma Wireless Technologies Limited an Irish company with registration number 178926 with its registered office address at McKee Avenue, Finglas, Dublin 11, Ireland

Recitals:

1. By virtue of an assignment of 13 December 2004 the Assignor has acquired the United Kingdom patent applications (under the Patents Act 1977) and the international patent application (under the Patent Cooperation Treaty) under the Application Numbers listed in the Schedule (the "Applications"), further particulars of which are given in the Schedule, in respect of the Inventions respectively disclosed in the Applications (the "Inventions"), and all the rights title and interest in the Applications and the Inventions.

2. The Assignor has agreed to assign to the Assignee the Inventions and the Applications and all its rights, title and interest therein upon the terms and conditions set out below.

Operative provisions:

3.    In pursuance of the said agreement and in consideration of the sum of
      (euro)1.00 now paid by the Assignee to the Assignor (receipt of which the Assignor hereby acknowledges) the Assignor with full title guarantee HEREBY ASSIGNS unto the Assignee.

      3.1   the Inventions and the full and exclusive benefit of them;

      3.2 all the rights of the Assignor in and to the Applications and the full and exclusive benefit of them and all rights privileges and advantages associated with them;

      3.3 the full right to apply for and obtain patents or other similar forms of protection in respect of the Inventions in the United Kingdom and throughout the world;

      3.4 the right to make any new application or applications in respect of any part or parts of the subject matter of any application or specification filed in connection with the Inventions in the United Kingdom and the right to claim priority under Section 5 of the Patents Act 1977 from the Applications;

      3.5 any patents under the Patents Act 1977 or other similar forms of protection granted in respect of the Inventions in the United Kingdom pursuant to the Applications;

      3.6 the right to bring proceedings (in the United Kingdom under section 61 and section 69 of the Patents Act 1977) for any previous infringement of the rights assigned by this Assignment; and

      3.7 the right to claim priority of the Applications under the Paris Convention (as amended) when making applications in countries or territories outside the United Kingdom.

      TO HOLD the same unto the Assignee absolutely.

4.    THE Assignor HEREBY COVENANTS with the Assignee that:

      4.1 the Assignor will at the expense of the Assignee execute, sign and do all such instruments, applications, documents, acts and things as may reasonably be required by the Assignee to enable the Assignee (or the nominee of the Assignee) to enjoy the full benefit of the property and rights hereby assigned and (if requested to do so by the Assignee) to apply for any patents or other forms of protection in respect of the Inventions throughout the world and fully and effectively to vest the same in the Assignee or as the Assignee shall direct;

      4.2   Supply of information

            (a) to inform the Assignee of all technical information concerning any and all of the Inventions;

            (b) to supply the Assignee with any documents or drawings relevant to any and all of the Inventions; and

            (c) to license the Assignee to use such documents, information and drawings; and

      4.3   Improvements

            if an improvement to any of the Inventions is discovered and is within the scope of any claim of the relevant Patents:

            (a)   to disclose to the Assignee full details of the improvement;
                  and

            (b) to grant to the Assignee a non-exclusive royalty-free licence to make use of it.

IN WITNESS of which this Assignment has been executed as a Deed and delivered the date and year first above written.

                                    SCHEDULE

                            U.K. PATENT APPLICATIONS

APPLICATION NUMBER                     DATE FILED                         SUBJECT MATTER
------------------                     ----------                         --------------
    0216048.9                           11.07.02             Phase Shifter for Antenna

    0314894.7                           26.06.03             Improvements in and Relating to Antennas

[NOTE: THESE ARE HELD BY SWT]

                             PCT PATENT APPLICATIONS

APPLICATION NUMBER                     DATE FILED                         SUBJECT MATTER
------------------                     ----------                         --------------
PCT/GB03/002920                        08.07.03             Phase Shifter for Antenna

PCT/EP2004/006054                      03.06.04             Improvements in and Relating to Antennas

SIGNED as a Deed by the said: Finglas Technologies Limited

__________________________________

Director

__________________________________

Director/Company Secretary

SIGNED as a Deed by the said Sigma Wireless Technologies Limited

Acting By                                          (Director)

and                                                (Director/Company Secretary)

__________________________________

Director
__________________________________

Director/Company Secretary

THIS ASSIGNMENT is made the        day of                  Two Thousand and Five

BETWEEN FINLGAS TECHNOLOGIES LIMITED, an Irish company with registration number 176863 with its registered office address at McKee Avenue, Finglas, Dublin 11, Ireland (hereinafter called "the Assignor") of the one part; and

AND SIGMA WIRELESS TECHNOLOGIES LIMITED, an Irish company with registration number 178926 with its registered office address at McKee Avenue, Finglas, Dublin 11, Ireland, (hereinafter called the "the Assignee") of the other part.

WHEREAS the Assignor is the registered proprietor in the Republic of Ireland of Design No. D9969 dated 21 January 1995 the title of which is "A base unit for an Antenna", an example is set out in Schedule I (hereinafter referred to as "the Design")

1. AND WHEREAS the Assignor has agreed with the Assignee for the transfer to the Assignee of its whole right, title and interest in the said Design for the consideration hereinafter appearing NOW THIS DEED WITNESSETH that in consideration of the sum of Euro10.00 paid by the Assignee to the Assignor (the receipt whereof the Assignor does hereby acknowledge) the Assignor as beneficial owner free from all liens does hereby assign and transfer unto the Assignee its successors and assigns all right, title and interest in said Design and all rights, benefits, privileges and advantages arising therefrom TO HAVE HOLD USE EXERCISE AND ENJOY the same unto the Assignee its successors and assigns absolutely .

2.    THE ASSIGNOR OR HEREBY COVENANTS with the Assignee that:

            (a)   Further Assurances

                  the Assignor will at the expense of the Assignee execute, sign and do all such instruments, applications, documents, acts and things as may reasonably be required by the Assignee to enable the Assignee (or the nominee of the Assignee) to enjoy the full benefit of the property and rights hereby assigned and (if requested to do so by the Assignee) to apply for any patents or other forms of protection in respect of the Design throughout the world and fully and effectively to vest the same in the Assignee or as the Assignee shall direct;

            (b)   Supply of information

                  (i) to inform the Assignee of all technical information concerning any and all of the Design;

                  (ii) to supply the Assignee with any documents or drawings relevant to any and all of the Design; and

                  (iii) to license the Assignee to use such documents
                        information and drawings;

            (c)   Improvements

                  if an improvement to any of the Design is discovered and is within the scope of any claim of the relevant Patents:

                  (i) To disclose to the Assignee full details of the improvement; and

                  (ii) To grant the Assignee a non-exclusive royalty-free licence to make use of it.

IN WITNESS WHEREOF the Assignor has hereunto executed these presents in accordance with its statutes the day and year first above written

Executed on behalf of the said
FINGLAS TECHNOLOGIES LIMITED

Executed on behalf of the said
SIGMA WIRELESS TECHNOLOGIES LIMITED

                                    EXHIBIT D

                          PENSION TRANSER ARRANGEMENTS

                                PROJECT SHAMROCK

                                PENSIONS SCHEDULE

1.    INTERPRETATION

      1.1   For the purposes of this Schedule:

            (a) "Actuary's Letter" means the letter dated 30TH JUNE 2005 from the Purchaser's Actuary to the Shareholders' Actuary a copy of which is annexed as the Appendix to this Schedule;

            (b)   "AVC Scheme" has the meaning ascribed to it in Clause 2.24;

            (c) "Closing Date" has the meaning ascribed to it in the Agreement to which this Schedule is appended;

            (d) "Interim Period" means the period commencing on the day immediately following the Closing Date and ending on the day immediately preceding the Pension Transfer Date (both days inclusive);

            (e)   "Main Scheme" has the meaning ascribed to it in Clause 2.24;
                  and

            (f) "Payment Date" means the date falling one calendar month after the Transfer Amount has been agreed between the Purchaser's Actuary and the Shareholders' Actuary;

            (g) "Pensionable Salary" has the meaning ascribed to it in the governing documentation of the Main Scheme;

            (h)   "Pensionable Service" has the meaning set out in the Main
                  Scheme.

            (i) "Pension Transfer Date" means the date being six months after the Closing Date or such other date as may be agreed between the parties without prejudicing approval of the Main Scheme by the Revenue Commissioners;

            (j) "Purchaser's Actuary" means Oliver Coakley of Mercer Human Resource Consulting Limited or such other actuary as may be nominated by the Purchaser for the purposes of this Schedule;

            (k) "Purchaser's Scheme" means the scheme or arrangement to be established by the Purchaser on or before the Pension Transfer Date which shall be approved or capable of approval under Part 30, Chapter 1 of the Taxes

                  Consolidation Act, 1997, the trustees or administrators of which are able to accept an offer of the Transfer Amount;

            (l) "Relevant Employee" means an employee of the Company who immediately prior to the Closing Date was a member of the Main Scheme;

            (m) "Transfer Amount" has the meaning ascribed to it in the Actuary's Letter;

            (n) "Transferring Employee" means each Relevant Employee who remains in service with the Company on the Pension Transfer Date and who becomes a member of the Purchaser's Scheme with effect from the Pension Transfer Date; and

            (o) "Shareholders' Actuary" means Donal O'Flaherty of Mercer Human Resource Consulting or such other actuary as may be nominated by the Shareholders for the purposes of this Schedule.

2.    INTERIM PERIOD

      2.1 The Shareholders undertake with the Purchaser that during the Interim Period the Shareholders will procure that:

            (a) the Company may continue to participate in the Main Scheme as an Associated Employer in respect only of the Relevant Employees until the Pension Transfer Date as if it were an associated company of the principal employer of the Main Scheme;

            (b) it will not prior to the Pension Transfer Date take any action (other than to make such changes as are required by legislation) which would alter all or any of the provisions of the Main Scheme applicable to or capable of applying to the Relevant Employees (including without prejudice to the generality of the foregoing, any provisions relating to the benefits prospectively and contingently payable to and in respect of the Relevant Employees and the provisions of the Main Scheme relating to partial winding up and transfers out) without the prior written consent of the Purchaser which consent shall not be unreasonably withheld; and

            (c) neither it nor the trustees of the Main Scheme will exercise any discretion or permit anything to be done under the Main Scheme including without limitation agree to any augmentation of benefit any early retirement or the admission of any new employer during the Interim Period that would result in the solvency of the Main Scheme being adversely affected nor implement any increases in pensionable salary in respect of the members of the Main Scheme in excess of those included in the actuarial assumptions on which the most recent actuarial valuation was based without the prior written consent of the Purchaser.

      2.2 The Purchaser shall and shall procure that during the Interim Period the Company shall:

            (a)   comply with the provisions of the Main Scheme;

            (b) participate in the Main Scheme for the benefit of the Relevant Employees who are from time to time members of the Main Scheme;

            (c) pay employer contributions to the Main Scheme at the rate of 8.7% per cent of each Relevant Employee's Pensionable Salary;

            (d) pay such amount as is required to be paid to provide for the insured death in service benefits under the Main Scheme in respect of the Relevant Employees during the Interim Period;

            (e) collect employee contributions from each of the Relevant Employees at the same rate as each such employee was contributing to the Main Scheme as notified by the Shareholders to the Purchaser at the Closing Date and pay such contributions to the Main Scheme on behalf of each such employee as employee contributions.

3.    PURCHASER'S OBLIGATIONS

      3.1   The Purchaser undertakes with the Shareholders that:

            (a) the Purchaser will nominate or establish the Purchaser's Scheme on or before the Pension Transfer Date;

            (b) the Purchaser's Scheme will at the Pension Transfer Date in accordance with and subject to its provisions provide benefits equivalent to those provided under the Main Scheme at that date;

            (c) the Purchaser and the trustees or scheme administrator of the Purchaser's Scheme will use all reasonable endeavours to obtain in relation to the Purchaser's Scheme the approval if necessary of the Revenue Commissioners to receipt by the Purchaser's Scheme of the Transfer Amount or any part of such amount;

            (d) each Relevant Employee then in service with the Company shall be invited to become a member of the Purchaser's Scheme with effect from the Pension Transfer Date;

            (e) it will procure that the Purchaser's Scheme will provide for and in respect of each Transferring Employee benefits in respect of Pensionable Service in the Main Scheme before the Pension Transfer Date which are no less favourable overall than the benefits that would have been provided for or in respect of him under the Main Scheme in respect of Pensionable

                  Service before the Pension Transfer Date if he had remained a member of the Main Scheme up to the date of his retirement death or leaving service;

            (f) if on the Payment Date the total amount transferred from the Main Scheme to the Purchaser's Scheme is greater than the Transfer Amount (such difference being hereinafter called the "Excess") the Purchaser shall pay to the Shareholders an amount equal to the Excess. The Excess shall be adjusted in the manner prescribed in the Actuary's Letter between the Payment Date and the date of payment of the Excess.

4.    SHAREHOLDERS' OBLIGATIONS

      The Shareholders undertake with the Purchaser that:

      4.1 On the Payment Date the Shareholders shall pay, or shall procure that the trustees of the Main Scheme shall pay to the trustees of the Purchaser's Scheme the Transfer Amount in cash (or such other assets as the trustees or scheme administrator of the Purchaser's Scheme and the trustees of the Main Scheme agree); and

      4.2 if on the Payment Date the total amount transferring from the Main Scheme to the Purchaser's Scheme is less than the Transfer Amount or if no amount is transferred (such deficiency being hereinafter called the "Shortfall") the Shareholders shall pay to the Purchaser an amount equal to the Shortfall. The Shortfall shall be adjusted in the manner prescribed in the Actuary's Letter between the Payment Date and the date of actual payment of the Shortfall.

5.    TRANSFER AMOUNT

      5.1 The Shareholders and the Purchaser will on request furnish or procure that there will be furnished all necessary information and data in their possession to the Shareholders' Actuary and the Purchaser's Actuary for the purpose of calculating and verifying the Transfer Amount.

      5.2 As soon as reasonably practicable following the Pension Transfer Date the Shareholders' Actuary and the Purchaser's Actuary will consult with each other with a view to agreeing the Transfer Amount.

      5.3 Any dispute between the Shareholders' Actuary and the Purchaser's Actuary concerning the calculation of the Transfer Amount shall in the absence of agreement between them be referred to an independent actuary (who shall act as an expert and not an arbitrator) agreed by the Shareholders and the Purchaser or failing such agreement appointed by the President for the time being of the Society of Actuaries in Ireland whose decision shall be final and binding upon the parties and whose expenses shall be borne equally by the Shareholders and the Purchaser.

6.    ADDITIONAL VOLUNTARY CONTRIBUTIONS

      Any voluntary contributions made by the Transferring Employees to the Main Scheme (and the investments or moneys representing or deriving from such contributions) shall be disregarded for the purposes of calculating the Transfer Amount. The Shareholders shall use reasonable endeavours to procure that the trustees of the Main Scheme and the AVC Scheme shall as soon as reasonably practicable after the Pension Transfer Date pay or transfer to the trustees of the Purchaser's Scheme (or procure the payment of or transfer of) the assets and/or the amount of any voluntary contributions made by the Transferring Employees.

                                    APPENDIX

                                ACTUARY'S LETTER

                                    EXHIBIT E

                              FORM OF LOGO LICENSE

                         DATED       DAY OF         2005

                     SIGMA COMMUNICATIONS GROUP LIMITED (1)

                                     - AND -

                       SIGMA WIRELESS TECHNOLOGIES LIMITED

                                       AND

                         SIGMA WIRELESS (UK) LIMITED (2)

                         ------------------------------

                             LOGO LICENCE AGREEMENT

                         ------------------------------

                                   G.J. MOLONEY
                                   SOLICITORS
                                 Hambleden House
                              19-26 Pembroke Street
                                    Dublin 2

                      JOK.VC.0080.4(ExecutionCopy):01.07.05

THIS AGREEMENT is made the ______ July 2005

BETWEEN:-

(1) SIGMA COMMUNICATIONS GROUP LIMITED a Company incorporated under the laws of Ireland whose registered office is at McKee Avenue, Finglas, Dublin 11 (hereinafter called the "Licensor")

(2) SIGMA WIRELESS TECHNOLOGIES LIMITED a Company incorporated under the laws of Ireland whose registered office is at McKee Avenue, Finglas, Dublin 11 and SIGMA WIRELESS (UK) LIMITED a company incorporated under the laws of England and Wales and whose registered office is at Unit 6, Bridgegate Business Centre, Aylesbury, Buckinghamshire, England (including their respective successors and assigns) (hereinafter called the "Licensees")

      WHEREAS:

(A) The Licensor owns the rights to the Logo as described and detailed in the First Schedule hereto ("the Sigma Logo") which is and has been used in the United Kingdom and Ireland by the Licensor and by the Licensees in connection with their products and business and that of their associated companies

(B) Pursuant to Share Acquisition Agreement dated and __________ day of _______ 2005 the Licensees are no longer associated companies with the Licensor.

(C) The Licensees wish to continue to use the Sigma Logo in connection with their businesses and the Licensor is willing to allow such use upon the following terms and conditions

In consideration of the mutual undertakings and obligations set out herein, the parties hereby agree as follows:-

1.    DEFINITIONS

1.1 In this Agreement the following words and expressions shall have the following meanings except where the context requires otherwise:-

      "the Business" means the manufacture and sale of antennae

      "Territory" means worldwide

1.2 The headings in this Agreement are inserted only for convenience and shall not affect its construction.

1.3 Where appropriate, words denoting a singular number only shall include the plural and vice versa.

1.4 References to clauses or schedules shall be references to clauses or schedules of this Agreement unless other specified.

2.    LICENCE GRANT

      The Licensor hereby grants to the Licensees a non-exclusive and non-assignable royalty free right and licence to use the Sigma Logo in the manner indicated in Clause 3 only in and relation to the Business in the Territory.

3.    RESTRICTIONS AND LIMITATIONS ON LICENSEE'S USE

3.1 The Licensees shall only abide by the rules on the use of the Sigma Logo as set out in the Second Schedule hereto

3.2 The Licensees shall not adopt or use or allow to be adopted or used, either during the term of this Agreement or after its expiry or termination for any reason, any trade marks, marks, symbols or logos confusingly similar to the Sigma Logo or any part thereof.

3.3 The Sigma Logo shall not be used by the Licensees in connection with other trade marks, names or signs in such a way as to originate a new logo.

3.4 The Licensees shall not register or attempt to register the Sigma Logo either alone or in combination with any word, name, symbol or device or aid or abet anyone else (other than the Licensor) in doing so.

3.5 The Licensor or any third party authorised by the Licensor shall not use the Sigma Logo or any part thereof in the Territory in relation to the development, manufacture, and\or sale of antenna products for the period of twenty four months from the date of this Agreement. "Antenna products" shall mean any device used to radiate or receive electromagnetic energy, regardless of frequency.

4.    ASSIGNMENT AND SUB-LICENSING

      The Licensees shall not be entitled to sub-license or assign in whole or in part its rights under this Agreement to any third party provided that the Licensees may assign their respective rights and delegate their respective obligations hereunder to any subsidiary or affiliate corporation of either of the Licensees or any successor-in-interest to either of the Licensees or the either of the Licensee's business by way of merger, acquisition, consolidation, amalgamation or any similar transaction. Any attempted sub-license, transfer or assignment of this Agreement shall be null and void. The Licensee shall be entitled to sub-contract its right to use the Sigma Logo for the purposes of the Business's manufacture, distribution, warehousing and promotion requirements.

5.    DURATION

      This Agreement shall take effect from the date hereof and will remain in force unless previously terminated in accordance with the provisions of Clause 8 of this Agreement.

6.    EXCLUSION OF RESPONSIBILITY

      The Licensor shall not be responsible or liable for any loss, damage or injury of any nature to any property or person arising from the Licensees failing to use the Sigma Logo in the Territory in accordance with clause 3 of this Agreement.

7.    INFRINGEMENT

7.1   INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

7.1.1 Each party will promptly notify the other in writing if it becomes aware of any Intellectual Property Rights that would or could be infringed by the use of the Sigma Logo in relation to the Business in the Territory.

7.1.2 As soon as practicable after the Licensor becomes aware of an allegation by a third party of infringement of an Intellectual Property Right by reason of the use of the Sigma Logo in relation to the Business in the Territory, the Licensor will conduct the defence of settlement of any claim or Intellectual Property Right infringement at the Licensor's cost and expense. The Licensees will not compromise, settle or negotiate or make any statement prejudicial to the defence of settlement of any such claim, and will provide such assistance to the Licensor in defending or settling any claim as the Supplier may reasonably request (at the Licensor's expense).

7.2   INFRINGEMENT OF THE SIGMA LOGO BY THIRD PARTIES.

7.2.1 The Licensees shall promptly notify the Licensor of all cases of use, infringement or passing off or possible use, infringement or passing off of the Sigma Logo by third parties and of any applications to register marks which might conflict or be confused with the Sigma Logo which come to its knowledge.

7.2.2 The Licensees shall give the Licensor such assistance as may be reasonably be required (in the provisions of witnesses or documents) in any suit or proceedings which the Licensor decides at its absolute discretion to commence or defence subject to the payment by the Licensor of the Licensees' reasonable legal and other expenses in the provision of such assistance.

8.    TERMINATION

8.1 The Licensor may (without prejudice to any rights to recover damages or to any other remedy the Licensor may have at law) terminate this Agreement at any time by written notice in writing to the Licensees if any of the circumstances listed below arises:-

8.1.1 if any time the Licensees does not adhere to the correct use of the Sigma Logo as required pursuant to clause 3 of this Agreement and such fault or failure is not remedied within thirty (30) days after the date of a written notice from the Licensor to the Licensees requiring Licensees to remedy such fault or failure;

8.1.2 The Licensees challenges the Licensor's rights to the Sigma Logo and any related trade name or trade mark held by the Licensees;

8.1.3 The Licensees is the subject of Insolvency Proceedings and for the purpose of this clause references to any person being the subject of Insolvency Proceedings shall be construed as a reference to:-

      (a) the passing by that person of a resolution for its winding up or the dissolution of that person;

      (b) the making by a court of competent jurisdiction of any order for the winding up of that person or the making by such a court of an administration order in relation to that person;

      (c) the appointment of a receiver or administrative receiver over all or any of that person's assets, or;

      (d) that person making any composition or arrangement with its creditors generally or making any application to a court of competent jurisdiction for protection from its creditors generally.

            (or any analogous proceedings under the law of any jurisdiction) but excluding any proceedings for the purposes of an amalgamation or reconstruction while that person is solvent.

9.    DISCONTINUANCE OF USE OF THE SIGMA LOGO

9.1 Upon expiry or termination of this Agreement for any reason, or if this Agreement is declared invalid for any reason, the Licensees shall immediately cease using the Sigma Logo in any manner whatsoever and shall remove or obliterate all references to the Sigma Logo on any of its documentation or materials (which are for subsequent external circulation) in the Licensees' possession or control to the Licensor's satisfaction (the Licensor having the right to request samples for this purpose) or if this cannot be done to the Licensor's satisfaction, immediately (at the Licensor's option) destroy or deliver to the Licensor or its nominee all such things.

9.2 Without prejudice to any other provision of this Agreement, the Licensees acknowledges that any use of the Sigma Logo other than as permitted in clause 3 of this Agreement will entitle the Licensor to compensation and all other remedies provided by law.

10.   LICENSEES' INDEMNITY

      The Licensees shall indemnify the Licensor against all costs, claims, actions, liabilities and demands arising from any loss, damage or injury or any award of damages and/or costs made against the Licensor in favour of any person who claims to have or has suffered any loss, damage or injury or any persons claiming on his behalf, as a result of the Licensees' failure to comply with the use of the Sigma Logo in accordance with clause 3 of this Agreement.

11.   NOTICES

      Any notice or other communication required or permitted to be given by any Party to the others under the provisions of this Agreement shall be made in writing and delivered by hand or sent by facsimile addressed to the person and at the address mentioned below, or at such other address which has previously been notified by the intended recipient to the other Parties in accordance with the provisions of this Clause 11.1. Every notice or other communication shall be deemed to have been received, in the case of the facsimile message, at the time of completion of the transmission and in the case of a letter hand delivered, at the time of delivery to the intended recipient PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to have been received on a day which is not a Business Day or after 5 p.m. on a Business Day, such notice or other communication shall be deemed to have been received on the next Business Day.

In the case of notices to the Licensor

      Sigma Communications Group Limited
      McKee Avenue
      Finglas
      Dublin 11
      Ireland
      Attention:

      with a copy to:

      Notices to the Licensees

(1)   Sigma Wireless Technology  Limited
      McKee Avenue
      Finglas
      Dublin 11
      Ireland
      Attention:

(2)   Sigma Wireless (UK)  Limited
      Unit 6 Bridgegate Business Centre
      Aylesbury
      Buckinghamshire
      England

      Attention:

with a copy to:

      Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.   ARBITRATION PROCEDURE

12.1 Except as otherwise expressly provided herein, all claims or controversies between the parties (or their permitted assignees) arising out of or relating to this Agreement shall be finally determined by arbitration held in London, England under the AAA International Commercial Arbitration Rules and Supplemental Procedures for Large Complex disputes ("AAA Rules"). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

      Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

13.   GENERAL

13.1  Invalidity

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or on account of pubic policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon the determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner, to the end that the transactions contemplated by this Agreement are fulfilled to the maximum extent possible.

13.2  Waiver

      The failure of either party to exercise any of its rights or to enforce any of the terms, conditions or provisions under this Agreement shall not be deemed to be a waiver of any such rights, except the rights specifically limited as to the date of exercise thereof, nor shall such party be prevented from subsequently asserting or exercising any such rights in respect of similar events.

13.3  Counterparts

      This Agreement may be executed in any number of counterparts, each of which, when executed by both parties, will be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF this Deed has been executed and is intended to be delivered on the date first above written.

EXECUTED as a DEED by
SIGMA COMMUNICATIONS GROUP LIMITED

Director:

Director / Secretary:

EXECUTED as a DEED by
SIGMA WIRELESS TECHNOLOGIES LIMITED

Director:

Director / Secretary:

EXECUTED as a DEED by
SIGMA WIRELESS (UK) LIMITED

Director:

Director / Secretary:

-     The logo should always be on the top right hand side of all documentation.

-     The logo should never be represented in a box.

-     Only white backgrounds should be used.

- No company name, address and phone number should appear under the logo it should -be on the left hand side of the document or in specific cases (i.e. datasheets etc) it can be represented in the footer.

-     No company in the group should ever be referred to as "Sigma". E.g.

This is applicable to all documentation publish for internal or external use.